Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

FG NEW AMERICA ACQUISITION CORP.,

OPPORTUNITY FINANCIAL, LLC,

OPPFI SHARES, LLC,

and

TODD SCHWARTZ

AS THE MEMBERS’ REPRESENTATIVE HEREUNDER

DATED AS OF FEBRUARY 9, 2021

Section 10.15 No Recourse	95
Section 10.16 Legal Representation	96
Section 10.17 Acknowledgements	97

EXHIBITS

Exhibit A – Buyer Second A&R Certificate of Incorporation

Exhibit B – Buyer A&R Bylaws

Exhibit C – Amended Sponsor Letter

Exhibit D – Company A&R LLCA

Exhibit E – Tax Receivable Agreement

Exhibit F – Investor Rights Agreement

Exhibit G – Illustrative Working Capital Calculation

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of February 9, 2021 (the “Effective Date”), by and among (i) FG New America Acquisition Corp., a Delaware corporation (the “Buyer”), (ii) Opportunity Financial, LLC, a Delaware limited liability company (the “Company”), (iii) OppFi Shares, LLC, a Delaware limited liability company (“OFS”) and (iv) Todd Schwartz (the “Members’ Representative”). Each of the Buyer, the Company and the Members’ Representative is also referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Buyer is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Buyer Board has (i) determined that the transactions contemplated by this Agreement are fair, advisable and in the best interests of Buyer and Buyer Stockholders, and (ii) approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board and the Founder (as such term is defined in the Company’s LLCA) have (i) determined that the transactions contemplated hereby are fair, advisable and in the best interest of the Company, and (ii) approved this Agreement and the transactions contemplated hereby, including the Company A&R LLCA, upon and subject to the conditions set forth herein and in accordance with the Company's LLCA (the “Requisite Consent”);

WHEREAS, not later than immediately prior to the Closing, the Buyer shall amend and restate (i) the Buyer Certificate of Incorporation by adopting the Second Amended and Restated Certificate of Incorporation of Buyer, substantially in the form attached hereto as Exhibit A (the “Buyer Second A&R Certificate of Incorporation”) and (ii) the Buyer Bylaws by adopting the Amended and Restated Bylaws of Buyer, substantially in the form attached hereto as Exhibit B (the “Buyer A&R Bylaws”), to (among other things) establish a structure containing Buyer Class A Common Stock, which will carry such economic and voting rights as set forth in the Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws, and Buyer Class V Voting Stock, which will carry only such voting rights as set forth in the Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws;

WHEREAS, pursuant to the terms and conditions of the Buyer Certificate of Incorporation, in connection with the Closing, all then-outstanding shares of Buyer Class B Common Stock will be converted into shares of Buyer Class A Common Stock (after giving effect to the Amended Sponsor Letter (as defined below)) on a one-for-one basis and into shares of Buyer Class A Common Stock (the “Buyer Class B Common Stock Conversion”);

WHEREAS, as of the Effective Date, the Founder Holders have agreed, at and conditioned upon the Closing, to waive any and all anti-dilution rights described in Buyer’s Certificate of Incorporation or otherwise with respect to the shares of Buyer Class A Common Stock (that formerly constituted shares of Buyer Class B Common Stock held by the Founder Holders) held by the Founder Holders, as more fully set forth in, and subject to the terms and conditions of, an Amended and Restated Sponsor Letter, by and between the Founder Holders, the Members’ Representative, the Company and the Buyer, in the form attached hereto as Exhibit C (the “Amended Sponsor Letter”);

WHEREAS, prior to the Closing, the Company will effectuate a recapitalization, pursuant to which all Preferred Shares, Economic Interests and Class A Shares held by the members of the Company (the “Members”) will be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of Equity Interests designated as “Class A Common Units” (“Company Units”) in the amounts determined in accordance with the Company A&R LLCA (as defined below), the result of which will be that the Members will collectively hold a single class of Company Units as of immediately prior to the Closing (the “Recapitalization”);

WHEREAS, simultaneously with the Closing, the Company and the Members’ Representative, in his capacity as controlling member of the Company, shall amend and restate the Company’s LLCA by adopting the Third Amended and Restated Limited Liability Company Agreement of the Company substantially in the form attached hereto as Exhibit D (the “Company A&R LLCA”) to, among other things, reflect the Recapitalization, to permit the issuance and ownership of the Equity Interests of the Company as contemplated to be issued and owned upon consummation of the transactions contemplated by this Agreement, designate the Buyer as the sole manager of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the Company Units, and establish the ownership of the Company Units by the Persons indicated in the Company A&R LLCA, in each case, as set forth in the Company A&R LLCA;

WHEREAS, in connection with Closing, on the Closing Date, the Members (on a Pro Rata Basis) will collectively subject (i) twenty-five million five hundred thousand (25,500,000) Retained Company Units held by them (the “Earnout Company Units”) and (ii) twenty-five million five hundred thousand (25,500,000) shares of the Buyer Class V Voting Stock distributed to them by the Company (the “Earnout Voting Shares”) to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Buyer wishes to acquire the Closing Company Units from the Company in exchange for the Cash Consideration, that number of shares of Buyer Class V Voting Stock equal to the number of Retained Company Units (including the Earnout Company Units) and certain rights under the Tax Receivable Agreement, in each case, in accordance with the terms of this Agreement;

WHEREAS, simultaneously with the Closing, the Members, the Members’ Representative, the Company and the Buyer will enter into a Tax Receivable Agreement substantially in the form attached hereto as Exhibit E (the “Tax Receivable Agreement”);

WHEREAS, simultaneously with the Closing, the Members, the Members’ Representative, the Founder Holders and the Buyer will enter into an Investor Rights Agreement substantially in the form attached hereto as Exhibit F (the “Investor Rights Agreement”); and

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WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements, the Buyer shall provide an opportunity to the Buyer Stockholders to exercise their rights to participate in the Buyer Share Redemption, on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining approval from the Buyer Stockholders for the transactions contemplated by this Agreement and by the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1           Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“ACA” has the meaning set forth in Section 3.15(c).

“Additional Buyer Filings” has the meaning set forth in Section 5.11(f).

“Additional Company Units” means the number of Company Units equal to the quotient of (a) the Excess Amount divided by (b) ten dollars ($10.00), rounded up to the next whole Company Unit.

“Adjustment Determination Date” has the meaning set forth in Section 2.3(b)(ii).

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise.

“Affiliated Transactions” has the meaning set forth in Section 3.20.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 7.1(g).

“Alternative Target” has the meaning set forth in Section 5.17(b).

“Amended Sponsor Letter” has the meaning set forth in the Recitals.

“Ancillary Agreements” means the Company A&R LLCA, the Tax Receivable Agreement, the Investor Rights Agreement, the Amended Sponsor Letter, the documents and approvals underlying the Requisite Consent and each other agreement, instrument and certificate required by this Agreement to be executed by any of the Parties as contemplated by this Agreement, in each

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case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Annual Financial Statements” has the meaning set forth in Section 3.4(a).

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970 (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986 and any other applicable Law related to money laundering of any jurisdictions in which any OppFi Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Assets” has the meaning set forth in Section 3.18(a).

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the (without duplication) (a) the cash in the Trust Account, (b) less amounts required for the Buyer Share Redemptions.

“Business Combination” has the meaning ascribed to such term in the Buyer Certificate of Incorporation and the Buyer Bylaws.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer A&R Bylaws” has the meaning set forth in the Recitals.

“Buyer Balance Sheet” has the meaning set forth in Section 4.12(c).

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Board Recommendation” has the meaning set forth in Section 4.1(a).

“Buyer Bylaws” means the bylaws of the Buyer, dated as of June 24, 2020, as in effect on the Effective Date.

“Buyer Capital Stock” means (a) prior to the Closing, the Buyer Class A Common Stock, the Buyer Class B Common Stock and the Buyer Preferred Stock and (b) following the Closing, the Buyer Class A Common Stock, the Buyer Class V Voting Stock and the Buyer Preferred Stock.

“Buyer Certificate of Incorporation” means the amended and restated certificate of incorporation of Buyer, dated as of September 29, 2020, as in effect on the Effective Date.

“Buyer Class A Common Stock” means the Class A common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation and the Buyer Second A&R Certificate of Incorporation.

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“Buyer Class B Common Stock” means the Class B common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class B Common Stock Conversion” has the meaning set forth in the Recitals.

“Buyer Class V Voting Stock” means the Class V common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Second A&R Certificate of Incorporation.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with, or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with, or other transaction that would constitute a Business Combination with or involving the Buyer and a third party, other than the OppFi Companies.

“Buyer’s Disclosure Letter” means the Disclosure Letter delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Executives” means Larry Swets and Hassan Baqar.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization.), Section 4.3 (Brokerage), Section 4.4 (Trust Account) and Section 4.13 (Investment Intent).

“Buyer Governing Documents” means, at any time prior to the Closing, the Buyer Certificate of Incorporation and the Buyer Bylaws, and, at any time following the Closing, the Buyer Second A&R Certificate of Incorporation and the Buyer A&R Bylaws, as in effect at such time.

“Buyer Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had a material and adverse effect upon the ability of the Buyer to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided that the consummation of any Buyer Share Redemptions shall not be deemed to constitute a Buyer Material Adverse Effect.

“Buyer Parties” has the meaning set forth in Section 10.2(a).

“Buyer Post-Closing Representation” has the meaning set forth in Section 10.16(b)(i).

“Buyer Preferred Stock” means the preferred stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation and the Buyer Second A&R Certificate of Incorporation.

“Buyer Prepared Returns” has the meaning set forth in Section 7.1(a)(i).

“Buyer Public Securities” has the meaning set forth in Section 4.8.

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“Buyer Released Matters” has the meaning set forth in Section 5.13(b).

“Buyer Released Parties” has the meaning set forth in Section 5.13(b).

“Buyer Releasing Parties” has the meaning set forth in Section 5.13(b).

“Buyer SEC Documents” has the meaning set forth in Section 4.5(a).

“Buyer SEC Filing” means the forms, reports, schedules, registration statements and other documents required to be filed by the Buyer with the SEC, including the Proxy Statement, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Second A&R Certificate of Incorporation” has the meaning set forth in the Recitals.

“Buyer Share Redemption” means the election of an eligible holder of the Buyer Class A Common Stock (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Buyer Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement), by tendering such holders Buyer Class A Common Stock for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Buyer Stockholder Meeting.

“Buyer Stockholder Meeting” means a special meeting of the Buyer Stockholders to vote on the Buyer Stockholder Voting Matters.

“Buyer Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, (b) the proposed Buyer Second A&R Certificate of Incorporation, (c) the adoption of the LTIP, (d) the issuance of the Buyer Class A Shares and Buyer Class V Voting Stock, including the Earnout Voting Shares, pursuant to this Agreement, to the extent required by the Stock Exchange, and (e) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Buyer Stockholders in the Proxy Statement and agreed to by the Buyer and the Company.

“Buyer Stockholders” means the holders of the Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Preferred Stock, in each case, as of immediately prior to the Closing.

“Buyer Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, the Buyer, in each case, as set forth herein.

“Buyer Transaction Expenses Certificate” has the meaning set forth in Section 2.2(b).

“Buyer Warrants” has the meaning set forth in Section 4.2(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

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“Cash Adjustment” means the amount equal to the sum of (a) the Company Cash Amount, minus (b) the amount by which the Working Capital is less than the Target Working Capital Amount, if any, plus, (c) the amount by which the Working Capital is greater than the Target Working Capital Amount, if any.

“Cash Consideration” means an amount equal to (a) the Available Closing Date Cash, minus (b) the Closing Cash Shortfall, if any.

“Change of Control” means, solely for purposes of Section 2.6, (a) a direct or indirect sale, lease, transfer, or other disposition of all or substantially all of the assets of the Buyer and the OppFi Companies (taken as a whole) in any transaction or series of related transactions to a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not an Interested Party, (b) any merger, consolidation, or reorganization to which Buyer or the Company, on the one hand, and a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not an Interested Party, on the other hand, are parties, except for a merger, consolidation, or reorganization in which, after giving effect to such merger, consolidation, or reorganization, the holders of the Buyer’s outstanding voting Equity Interests immediately prior to the merger, consolidation, or reorganization will own, directly or indirectly, immediately following the merger, consolidation, or reorganization, Equity Interests representing a majority of the voting Equity Interests in the surviving Person of such merger, consolidation, or reorganization, (c) any sale, transfer, or issuance, or series of related sales, transfers, and/or issuances, of the voting Equity Interests of the Buyer or the Company which results in a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not an Interested Party beneficially owning Equity Interests representing a majority of the voting Equity Interests of the Buyer or the Company; or (d) one or both of the following has occurred: (x) any sale, transfer, or issuance, or series of related sales, transfers and/or issuances, of the Equity Interests of the Buyer or the Company by one or more Members (or their Permitted Transferees (as defined in the Investor Rights Agreement)), such that, following such sale, transfer, or issuance, Members and their Permitted Transferees (taken together) hold less than fifty percent (50%) of the issued and outstanding voting Equity Interests of the Buyer and (y) which results in a “person” or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not a Member or a Permitted Transferee of a Member beneficially owning a percentage of the voting Equity Interests of the Buyer that is greater than the percentage of the voting Equity Interests of the Buyer beneficially owned by Members and their Permitted Transferees (taken together). For the avoidance of doubt, the Recapitalization shall not constitute a Change of Control.

“Class A Shares” means the Class A Shares (as defined in the Company’s LLCA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Closing” has the meaning set forth in Section 2.4.

“Closing Cash Shortfall” means the amount, if any, by which (a) the aggregate amount of Transaction Expenses plus (b) the Minimum Cash Amount exceeds (c) the Company Cash Amount.

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“Closing Company Units” means a number of Company Units equal to the aggregate number of outstanding shares of Buyer Class A Common Stock issued and outstanding as of immediately prior to the Closing (after giving effect to any Buyer Share Redemptions and the Buyer Class B Common Stock Conversion).

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Form 8-K” has the meaning set forth in Section 5.11(g).

“Closing Members” means the Members who were Members immediately prior to the Closing.

“Closing Press Release” has the meaning set forth in Section 5.11(g).

“Closing Statement” has the meaning set forth in Section 2.3(a).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company A&R LLCA” has the meaning set forth in the Recitals.

“Company Board” means, at any time, the board of managers of the Company.

“Company Cash Amount” means, with respect to the OppFi Companies and as of 12:01 a.m. on the Closing Date, all cash, cash equivalents, deposits and marketable securities held by or in the name of such OppFi Companies at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person at such time, in each case as determined in accordance with GAAP; provided that Company Cash Amount shall be calculated net of issued but uncleared checks, drafts and outgoing wires of such OppFi Companies; provided, further, that Company Cash Amount shall not take into account any Transaction Expenses unpaid as of 12:01 a.m. on the Closing Date and shall be computed by adding back the amount of any Transaction Expenses paid by any of the OppFi Companies (and not reimbursed by the Buyer) prior to such time.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by OFMH on behalf of any current or former employees, directors or other service providers of the OppFi Companies, any of the OppFi Companies, or under or with respect to which any of the OppFi Companies has any material Liability (but, for scheduling purposes, excluding any offer letters and/or employment agreements for at-will employment that do not include contractual severance obligations).

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“Company Equity Value” means an amount equal to seven hundred forty three million dollars ($743,000,000).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization Authority; Enforceability), Section 3.3 (Capitalization), and Section 3.13 (Brokerage).

“Company Parties” has the meaning set forth in Section 10.2(a).

“Company Permits” has the meaning set forth in Section 3.17(b).

“Company Post-Closing Representation” has the meaning set forth in Section 10.16(a)(i).

“Company PPP Loan” means that certain PPP Loan agreement, entered into between the Company and BMO Harris Bank National Association, dated April 13, 2020 and that Note, entered into between the Company and BMO Harris Bank National Association, dated April 13, 2020, in the principal amount of $6,354,000.00.

“Company Released Matters” has the meaning set forth in Section 5.13(a).

“Company Released Parties” has the meaning set forth in Section 5.13(a).

“Company Releasing Parties” has the meaning set forth in Section 5.13(a).

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to (whether or not billed or accrued for), (i) the Company, (ii) any Member, (iii) the Members’ Representative and (iv) the OppFi Companies, in each case, as set forth herein, and in the case of any Member, only to the extent an OppFi Company is obligated to pay, has paid, or has agreed to pay such Transaction Expense, in each case, as set forth herein.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.2(b).

“Company Units” has the meaning set forth in the Recitals.

“Company’s Disclosure Letter” means the Disclosure Letter delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company’s LLCA” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 8, 2018, as in effect as of the Effective Date and as of immediately prior to the Closing.

“Competing Buyer” has the meaning set forth in Section 5.17(a).

“Competing Transaction” means (a) any transaction involving any OppFi Company, which, upon consummation thereof, would (x) result in any OppFi Company becoming a public company or (y) which would impede, interfere with, or prevent the transactions contemplated hereby, (b) any direct or indirect sale (including by way of a merger, consolidation, license,

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transfer, sale, or other business combination or similar transaction) of any material portion of the assets (including sale or transfer of any material Intellectual Property) or business of the OppFi Companies, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate could not reasonably be expected to impede, interfere with, prevent the transactions contemplated hereby), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, or other business combination or similar transaction) of Equity Interests of any OppFi Company (excluding any such sale between or among the OppFi Companies) (except, in each case, as contemplated by this Agreement), or (d) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any OppFi Company (except to the extent contemplated by the terms of this Agreement), in all cases of clauses (a) through (d), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party); provided that, notwithstanding anything herein to the contrary, “Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than an OppFi Company) that is an Affiliate of any Interested Party so long as such transaction, arrangement, Contract or understanding does not involve any OppFi Company or any assets or Equity Interests of the OppFi Companies.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of October 30, 2020, by and between the Buyer and the Company, as the same may be further amended or supplemented from time to time.

“Contract” means any written contract, agreement, license, sublicense, Lease, use or occupancy agreement, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Copyleft Terms” has the meaning set forth in Section 3.10(d).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Actions” means all reasonable actions taken, planned, or planned to be taken by an OppFi Company in the Ordinary Course of Business in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of the COVID-19 outbreak, its impact on economic conditions, its impact on the operations of the Company, risks to the health and safety of any Person, or actions taken by an applicable Governmental Entity.

“COVID-19 Measures” means any applicable quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, or recommendation promulgated by an applicable Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization, or an industry group providing for business closures), in each case, in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act of 2020 (CARES) and the Families First Coronavirus Response Act of 2020 (FFCRA).

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“D&O Provisions” has the meaning set forth in Section 5.14(a).

“Data Room” has the meaning set forth in Section 10.7.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Letters” means the Buyer’s Disclosure Letter and the Company’s Disclosure Letter.

“DLA” has the meaning set forth in Section 10.16(a)(i).

“DRE Subsidiaries” has the meaning set forth in Section 7.1(g).

“Earnout Company Units” has the meaning set forth in the Recitals.

“Earnout Notice” has the meaning set forth in Section 2.6(b)(ii).

“Earnout Restrictions” has the meaning set forth in Section 2.6(b)(iv).

“Earnout Voting Shares” has the meaning set forth in the Recitals.

“Economic Interests” means the Economic Interests (as defined in the Company’s LLCA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, or warrants, rights, or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Available Closing Date Cash Statement” has the meaning set forth in Section 2.2(a).

“Estimated Cash Adjustment” means the amount equal to the sum of (a) the Estimated Company Cash Amount, minus (b) the amount by which the Estimated Working Capital is less than the Target Working Capital Amount, if any, plus, (c) the amount by which the Estimated Working Capital is greater than the Target Working Capital Amount, if any.

“Estimated Closing Statement” has the meaning set forth in Section 2.2(c).

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“Estimated Company Cash Amount” has the meaning set forth in Section 2.2(c).

“Estimated Working Capital” has the meaning set forth in Section 2.2(c).

“Excess Amount” has the meaning set forth in Section 2.3(b)(ii).

“Executives” means Jared Kaplan and Shiven Shah.

“Family Member” means (a) (i) the Executives, (ii) the spouse and lineal descendants (whether natural or adopted) of any Executive, (iii) any spouse of any of the individuals described in clause (ii), and (iv) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (iii); provided that, with respect any representation or warranty related to an Interested Party or Family Member, clause (b) shall be limited to the Knowledge of the Company.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Allocation” has the meaning set forth in Section 7.1(g).

“Final Buyer Transaction Expenses” means the finally determined Buyer Transaction Expenses.

“Final Company Transaction Expenses” means the finally determined Company Transaction Expenses.

“Final Tax Basis Balance Sheet” has the meaning set forth in Section 7.1(g).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Founder Holders” means each of the Sponsor, D. Kyle Cerminara, Larry G. Swets, Jr., Joseph Moglia, Nicholas Rudd, Hassan Baqar and Robert Weeks.

“Fraud” means a claim for Delaware common law fraud brought against a Party hereto based on a representation of such Party contained in this Agreement; provided that at the time such representation was made (a) such representation was inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation, (c) such Party had the specific intent to deceive another Party hereto and (d) the other Party acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating

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agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, or any self-regulated organization or other non-governmental regulatory authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law).

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to a Party, without duplication: (a) the outstanding principal amount of, and accrued (but unpaid) interest arising for borrowed money owed to a third party; (b) all indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments.

“Independent Accountant” has the meaning set forth in Section 2.6(b)(ii).

“Independent Auditor” has the meaning set forth in Section 2.3(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and rights in Software, databases, and all applications, registrations, and renewals in connection therewith

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and all moral rights associated with any of the foregoing, (e) all mask works and design rights and all applications, registrations, and renewals in connection therewith, and (f) all trade secrets, confidential business information, and confidential or proprietary ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

“Intended Tax Treatment” has the meaning set forth in Section 7.1(f).

“Interested Party” means the Members and any Family Member or Affiliate of such Member (other than any OppFi Company).

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“IRS” means Internal Revenue Service.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, applications, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned by one of the OppFi Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, after reasonable inquiry and (b) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of the Buyer Executives, after reasonably inquiry.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Balance Sheet Date” means December 31, 2020.

“Laws” means all applicable federal, state, local, municipal, foreign or other laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, requirements, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the OppFi Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any OppFi Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

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“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Lookback Date” means the date which is three (3) years prior to the Effective Date.

“LTIP” has the meaning set forth in Section 5.6.

“Material Adverse Effect” means any event, circumstance, state of facts, condition, change, development, occurrence or effect that (a) individually or in the aggregate, has had a material and adverse effect upon the business, results of operations, or financial condition of the OppFi Companies, taken as a whole, or (b) does, individually or in the aggregate, prevent the ability of the OppFi Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the OppFi Companies operate; (ii) the public announcement or pendency of the transactions contemplated by this Agreement; (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iv) any failure of any OppFi Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance, or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional, or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including COVID-19, or the worsening thereof, and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (viii) any national or international political conditions in or affecting any jurisdiction in which the OppFi Companies conduct business; (ix) the engagement by the United States or any district or state thereof in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national or state emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any district or state thereof, or any United States territories, possessions or diplomatic or consular offices or upon any United States government or military installation, equipment, or personnel; (x) any consequences arising from any action by a Party required or permitted by this Agreement; or (xi) any consequences arising from any action taken (or omitted to be taken) by any OppFi Company at the written request of Buyer; provided, however, that any event, circumstance, or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred only to the extent such event, circumstance, or state of facts, condition, change, development, occurrence or effect has a material and disproportionate effect on the OppFi Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the OppFi Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(a).

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“Material Leases” means all Leases for each Leased Real Property that provide for a current monthly base rent of more than $150,000.00.

“Material Vendors” means the top ten (10) vendors (determined by the amount purchased) of the OppFi Companies, taken as a whole, for the fiscal years ended December 31, 2019 and December 31, 2020.

“Member” or “Members” has the meaning set forth in the Recitals.

“Members Prepared Returns” has the meaning set forth in Section 7.1(a)(i).

“Members’ Representative” has the meaning set forth in the Preamble.

“Minimum Cash Amount” means fifteen million dollars ($15 million), or such other amount as the Company and Buyer shall mutually determine.

“Negotiation Period” has the meaning set forth in Section 2.3(a).

“Non-Party Affiliate” has the meaning set forth in Section 10.15.

“Objection Disputes” has the meaning set forth in Section 2.3(a).

“Objection Statement” has the meaning set forth in Section 2.3(a).

“OFMH” means OppFi Management Holdings, LLC, a Delaware limited liability company.

“OFS” has the meaning set forth in the Preamble.

“OppFi Companies” means, collectively, the Company and the Company Subsidiaries.

“OppFi Indemnified Person” has the meaning set forth in Section 5.14(a).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other reasonable action taken or not taken by such Person in good faith in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth Section 9.1(c).

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“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by any of the OppFi Companies.

“Party” or “Parties” has the meaning set forth in the Recitals.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, charters, no-action letters, memberships, bonds, privileges, certificates, orders, regulatory waivers or exemptive relief, qualifications, exemptions or authorizations of any Governmental Entity.

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of any of the OppFi Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the OppFi Companies); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the OppFi Companies’ current use of its real property; (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, in each case that do not materially interfere with any OppFi Company’s occupancy or use of such Leased Real Property for purposes for which it is currently used in connection the conduct of such OppFi Company’s business; (i) Securities Liens; (j) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business; and (k) those Liens set forth on the Section 1.1 of the Company’s Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information relating to an identified or identifiable natural person (one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social

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identity of that natural person) to the extent that such data is defined as Personal Information or similar term as defined under applicable Privacy and Security Requirements.

“Post-Closing Adjustment” has the meaning set forth in Section 2.3(b)(i).

“PPP Loan” means any covered loan obtained under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Pre-Closing Period” has the meaning set forth in on Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Preferred Shares” means the Preferred Shares (as defined in the Company’s LLCA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Premium Cap” has the meaning set forth in Section 5.14(b)(ii).

“Privacy and Security Requirements” means all applicable laws, regulations, internal and external Company policies and requirements in Material Contracts concerning data privacy, data security, cybersecurity and data protection.

“Pro Rata Basis” means with respect to each Member, in accordance with the ratio calculated by dividing (x) the number of Retained Company Units held by such Member as of immediately following the Closing, by (y) the aggregate number of Retained Company Units held by all of the Members as of immediately following the Closing.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Clearance Date” has the meaning set forth in Section 5.11(c).

“Proxy Statement” means the Proxy Statement on Schedule 14A to be filed with the SEC by the Buyer in connection with the Buyer Stockholder Meeting.

“Publicly Available Software” means any Software (or portion thereof) (a) that is distributed (i) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (ii) pursuant to open source, copyleft or similar licensing and distribution models, or (b) that requires

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as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.

“Recapitalization” has the meaning set forth in the Recitals.

“Required Vote” means the vote of the Buyer Stockholders set forth in the Proxy Statement to the extent required to approve the Buyer Stockholder Voting Matters, as determined in accordance with applicable Law and the Buyer Second A&R Certificate of Incorporation.

“Retained Company Equity Value” means an amount equal to (A) the Company Equity Value, plus (B) Estimated Company Cash Amount, minus (C) the amount by which the Estimated Working Capital is less than the Target Working Capital Amount, if any, plus, (D) the amount by which the Estimated Working Capital is greater than the Target Working Capital Amount, if any, minus (E) Cash Consideration.

“Retained Company Units” means the aggregate number of Company Units held by the Closing Members immediately following the Closing, which shall be calculated as (a) a number of Company Units equal to the quotient of (i) the Retained Company Equity Value divided by (ii) ten dollars ($10.00), plus (b) the Earnout Company Units.

“SEC” means the United States Securities and Exchange Commission.

“Section 6226 Election” has the meaning set forth in Section 7.1(i).

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means any loss, damage, or unauthorized access, disclosure, use, or breach of security of any IT networks or systems, and the data (including Personal Information or sensitive or proprietary business information) thereon.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.

“Shortfall Amount” has the meaning set forth in Section 2.3(b)(iii).

“Signing Form 8-K” has the meaning set forth in Section 5.11(b).

“Signing Press Release” has the meaning set forth in Section 5.11(b).

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“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“SPD” has the meaning set forth in Section 3.15(a).

“Sponsor” means FG New America Investors LLC.

“Stock Exchange” means the New York Stock Exchange.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tail Policy” has the meaning set forth in Section 5.14(b)(ii).

“Target Working Capital Amount” means three million four hundred thousand dollars ($3,400,000).

“Tax” or “Taxes” means (a) all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, net worth, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties, assessments and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return, and (b) any liability for any items described in clause (a) payable by reason of (i) an obligation under a Contract, (ii) transferee or successor liability, (iii) operation of Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under applicable Law) or any other applicable Law, or (iv) otherwise.

“Tax Accounting Firm” has the meaning set forth in Section 7.1(g).

“Tax Basis Balance Sheet” has the meaning set forth in Section 7.1(g).

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“Tax Positions” has the meaning set forth in Section 7.1(h).

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Tax Returns” means all United States federal, state, local, foreign and other returns, declarations, forms, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any OppFi Company or the Buyer is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trading Day” means any day on which the Buyer Class A Common Stock is traded on the Stock Exchange, or, if Stock Exchange is not the principal trading market for the Buyer Class A Common Stock on such day, then on the principal national securities exchange or securities market on which the Buyer Class A Common Stock is then traded.

“Transaction Expenses” means:

(a)               all fees, costs and expenses designated as Buyer Transaction Expenses or Company Transaction Expenses in this Agreement;

(b)               only to the extent Buyer is or becomes obligated to pay, has paid, or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Buyer or the Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Buyer’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Buyer Transaction Expenses hereunder);

(c)               only to the extent an OppFi Company is obligated to pay, has paid, or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by any of the OppFi Companies, the Members, or the Members’ Representative through the Closing in

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connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder), which for purposes of clarification shall be deemed to include legal fees of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to TCS Group, LLC;

(d)               any Liability of the OppFi Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the OppFi Companies, in whole or in part, as a result of or in connection with the transactions contemplated this Agreement or any Ancillary Agreement (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder);

(e)               all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Buyer Transaction Expenses hereunder); and

(f)                all Transfer Taxes (one hundred percent (100%) of which shall be deemed Buyer Transaction Expenses hereunder).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Triggering Event” has the meaning set forth in Section 2.6(c).

“Trust Account” means the trust account established by the Buyer pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, effective as of September 29, 2020, by and between the Buyer and the Trustee.

“Trust Amount” has the meaning set forth in Section 4.4(a).

“Trust Distributions” has the meaning set forth in Section 10.11.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm

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Software, hardware or data that is not developed or authorized by any OppFi Company or the licensor of the Software or hardware components.

“VWAP” means the volume-weighted average share price of Buyer Class A Common Stock as displayed on Buyer’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“W&C” has the meaning set forth in Section 10.16(b)(i).

“Waiving Parties” has the meaning set forth in Section 10.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Working Capital” means, with respect to the OppFi Companies, as of 12:01 a.m. New York City time on the Closing Date (a) the current assets (excluding the Company Cash Amount) of the OppFi Companies, minus (b) the current liabilities (excluding any Transaction Expenses) of the OppFi Companies, in each case, based solely on the asset and liability accounts set forth on Exhibit G and determined on a combined basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Annual Financial Statements; provided, however, that in the event of any conflict between such principles and GAAP, such principles shall control; provided, further, that neither deferred Tax assets nor any assets with respect to income Taxes shall be included in combined current assets, and that neither deferred Tax Liabilities nor any Liabilities with respect to income Taxes shall be included in combined current liabilities.

Article II
PURCHASE AND SALE TRANSACTIONS

Section 2.1           Purchase and Sale of Closing Company Units; Issuance of Buyer Class V Voting Stock. Subject to the satisfaction or waiver of the conditions set forth in Section 8.1 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), and upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)               The Company shall issue, sell, transfer, convey, assign and deliver to the Buyer the Closing Company Units, free and clear of all Liens (other than Securities Liens).

(b)               The Buyer shall (i) issue, sell, transfer, convey, assign and deliver to the Company, in the aggregate, one (1) share of Buyer Class V Voting Stock for each Retained Company Unit (including Earnout Company Units, the Earnout Voting Shares with respect to which shall be subject to vesting and potential forfeiture in accordance with Section 2.6) held by the Company, free and clear of all Liens (other than Securities Liens), and (ii) make appropriate book entries evidencing the issuance to the Company of such shares of Buyer Class V Voting Stock.

(c)               The Buyer shall be designated as the sole manager of the Company pursuant to the terms of the Company A&R LLCA.

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(d)               Immediately after the transactions set forth in Section 2.1(a), Section 2.1(b) and Section 2.1(c), (i) the Company shall distribute the shares of Buyer Class V Voting Stock received by the Company under Section 2.1(b) to the Members pursuant to Section 5.3 of the Company A&R LLCA, and (ii) the Buyer shall make appropriate book entries (to the accounts designated by the Company in writing prior to Closing) evidencing the distribution to the Members of such shares of Buyer Class V Voting Stock.

(e)               The Company shall make a payment of the unpaid Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such Transaction Expenses or by whom such Transaction Expenses are payable, including by utilizing any amounts received by the Company in respect of the Closing Cash Shortfall pursuant to Section 2.1(f)(i), if applicable.

(f)                The Buyer shall disburse all Available Closing Date Cash for the following purposes and in the following order of priority:

(i)                 first, payment of the Closing Cash Shortfall, if any, to the Company (A) for purposes of the Company effectuating the payment of Transaction Expenses pursuant to Section 2.1(e) and (B) to satisfy the Minimum Cash Amount; and

(ii)              second, payment to the Company, by wire transfer of immediately available funds to the account or accounts designated in writing by the Company no later than three (3) Business Days prior to the Closing, an aggregate amount in cash equal to the Cash Consideration, which amount shall be distributed to the Closing Members on a Pro Rata Basis; and

(iii)            third, contribution to the Company of any remaining Available Closing Date Cash for use by any OppFi Company.

Section 2.2           Cash Consideration.

(a)               Available Closing Date Cash. At least three (3) Business Days prior to the Closing Date, the Buyer shall prepare and deliver to the Company a certificate setting forth in reasonable detail the Buyer’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by the Company) of Available Closing Date Cash, based upon, among other things, the Company Transaction Expenses Certificate and the Buyer Transaction Expenses Certificate (the “Estimated Available Closing Date Cash Statement”).

(b)               Third Party Invoices. At least five (5) Business Days prior to the Closing Date, (i) the Company shall deliver to the Buyer (A) copies of all invoices for Company Transaction Expenses (whether payable on, prior to, or after the Closing), (B) as well as a certificate setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”), (C) wire transfer or other applicable delivery instructions for payment of each item of Company Transaction Expenses to be paid at Closing, and (D) any IRS Form W-9, Form 1099 or other tax forms reasonably requested in connection with payment thereof, and (ii) the Buyer shall deliver to the Company (A) copies of all invoices for Buyer Transaction Expenses (whether payable on, prior to, or after the Closing), (B) as well as a certificate setting forth in reasonable detail the Buyer’s

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good faith calculation of the aggregate amount of Buyer Transaction Expenses (the “Buyer Transaction Expenses Certificate”), (C) wire transfer or other applicable delivery instructions for payment of each item of Buyer Transaction Expenses to be paid at Closing, and (D) any IRS Form W-9, Form 1099 or other tax forms reasonably requested in connection with payment thereof.

(c)               Estimated Closing Statement. Not fewer than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer (i) a written statement (an “Estimated Closing Statement”), signed and certified by the Chief Financial Officer of the Company in his or her capacity as such, that shall set forth the Company’s good faith calculation of (A) Working Capital (the “Estimated Working Capital”), (B) the Company Cash Amount (the “Estimated Company Cash Amount”), and (C) based on the amounts set forth in clauses (A) and (B), the Estimated Cash Adjustment, (ii) the bank account designated by the Company, and (iii) all documentation reasonably necessary to compute and verify the information set forth in such Estimated Closing Statement. During the period between delivery of its Estimated Closing Statement and the Closing, (i) the Buyer and its representatives shall be permitted to make inquiries of the Company and its representatives regarding questions, concerns, or disagreements with respect to such Estimated Closing Statement arising in the course of its review thereof, (ii) the Company shall (A) make available to the Buyer and its representatives such information as the Buyer may reasonably request in connection with its review of such Estimated Closing Statement, (B) review in good faith any comments proposed by the Buyer with respect to the applicable Estimated Closing Statement, and (C) solely if the Company is in agreement with the Buyer’s proposed changes, deliver a revised Estimated Closing Statement at any time prior to the Closing.

Section 2.3           Final Consideration Adjustment.

(a)               Determination. As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Buyer in consultation with the Sponsor shall prepare and deliver to the Members’ Representative (i) a statement setting forth the Buyer’s good faith calculation of (A) the Working Capital, (B) the Company Cash Amount, and (C) based on the amounts set forth in clauses (A) and (B), the Cash Adjustment (a “Closing Statement”) and (ii) all documentation reasonably necessary to compute and verify the information set forth in such Closing Statement. After delivery of the applicable Closing Statement by the Buyer, the Members’ Representative and its representatives shall be permitted to make inquiries of the Buyer and its representatives regarding questions, concerns, or disagreements with respect to such Closing Statement arising in the course of their review thereof. If the Members’ Representative has any objections to any of the items set forth in such Closing Statement, then the Members’ Representative shall deliver to the Buyer a statement (an “Objection Statement”) setting forth in reasonable detail those items that it disputes (the “Objection Disputes”), the basis for each such Objection Dispute and, to the extent practical, the Members’ Representative’s proposed resolution of each such Objection Dispute, and attaching reasonably detailed supporting documentation. If an Objection Statement is not delivered by the Members’ Representative to the Buyer within thirty (30) days after receipt of the Closing Statement, then such Closing Statement as originally delivered by the Buyer shall be final, binding, and non-appealable by the Parties. If an Objection Statement is timely delivered, then the Buyer and the Members’ Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of such Objection Statement (the “Negotiation Period”), the Buyer and the Members’ Representative shall retain and submit each unresolved Objection Dispute to a nationally recognized independent

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accounting firm mutually agreed upon by Buyer and Members’ Representative (the “Independent Auditor”) to resolve such Objection Disputes. If, during the Negotiation Period, the Company and the Members’ Representative are able to resolve any Objection Disputes, then such amounts as agreed upon in writing shall become final, binding, non-appealable, and conclusive on the Parties. The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention. For the avoidance of doubt, the Independent Auditor shall also resolve any disputes which may arise as to whether the terms and procedures of this Section 2.3(a) have been complied with by the Parties. Neither the Buyer nor the Members’ Representative shall have or conduct any communication, either written or oral, with the Independent Auditor without the other Party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. The Buyer and the Members’ Representative, and their respective representatives, shall cooperate fully with the Independent Auditor during its engagement and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Independent Auditor, all with the intent to fairly and in good faith resolve all Objection Disputes as promptly as reasonably practicable. The Parties shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction. In resolving any disputed item, the Independent Auditor (w) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Buyer or the Members’ Representative, or less than the lowest value for such item claimed by either the Buyer or the Members’ Representative, in each case, contained in such Closing Statement or Objection Dispute, as applicable, (x) shall be bound by the principles set forth in this Agreement, (y) shall act as an expert and not as an arbitrator, and (z) shall limit its review to the unresolved Objection Disputes specifically set forth in the Objection Statement. The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties. The fees, costs and expenses of such Independent Auditor incurred in resolving the disputed matter shall be equitably apportioned by such Independent Auditor based on the extent to which the Buyer, on the one hand, or the Members’ Representative, on the other hand, is determined by the Independent Auditor to be the prevailing Party in the resolution of such unresolved Objection Disputes. The final Closing Statement, however determined pursuant to this Section 2.3(a), will produce the Working Capital and the Company Cash Amount to be used to determine the Cash Adjustment.

(b)               Payment of Post-Closing Adjustment.

(i)                 For the purposes of this Agreement, the “Post-Closing Adjustment” shall be an amount equal to the Cash Adjustment minus the Estimated Cash Adjustment.

(ii)              To the extent the Post-Closing Adjustment is a positive amount (an “Excess Amount”), then, within three (3) Business Days following the final, binding, non-appealable and conclusive determination of the Cash Adjustment in accordance with Section 2.3(a) (the “Adjustment Determination Date”), (A) the Company shall issue, sell, transfer, convey, assign and deliver to the Closing Members (on a Pro Rata Basis) a number of Company Units equal to the number of Additional Company Units and (B) the Buyer shall issue, sell, transfer, convey, assign and deliver to OFS the corresponding number of shares of Buyer Class V Voting Stock, in each case, free and clear of all Liens (other than Securities Liens), and shall make appropriate book

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entries evidencing the issuance to the Members of such Company Units and to OFS of such shares of Buyer Class V Voting Stock.

(iii)            To the extent the Post-Closing Adjustment is a negative amount (the absolute value of such amount, a “Shortfall Amount”), then, within three (3) Business Days following the Adjustment Determination Date, (A) the Company shall redeem from the Closing Members (on a Pro Rata Basis), and such Members shall sell, assign and transfer to the Company (on a Pro Rata Basis), a number of Company Units equal to the number of Additional Company Units and (B) OFS shall forfeit to the Buyer the corresponding number of shares of Buyer Class V Voting Stock held by OFS, in each case, free and clear of all Liens (other than Securities Liens), and each such Additional Company Units and share of Buyer Class V Voting Stock shall automatically be cancelled by the Company and the Buyer, respectively, without any further action by any Person.

Section 2.4           Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. New York City time on the third (3rd) Business Day after the conditions set forth in Section 8.1 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.5           Closing Deliveries.

(a)               Company and Members’ Representative’s Deliveries. At the Closing, the Company or the Members’ Representative, as applicable, shall deliver to the Buyer:

(i)                 evidence reasonably acceptable to the Buyer that the Recapitalization has been effectuated as described in the Recitals;

(ii)              a certificate, duly executed by an authorized Person of the Company, in form and substance reasonably acceptable to the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(b)(i) and Section 8.1(b)(ii) with respect to the Company have been satisfied;

(iii)            the Company A&R LLCA, duly executed by the Company and the Members;

(iv)             the Tax Receivable Agreement, duly executed by the Members, the Company and the Members’ Representative;

(v)               the Investor Rights Agreement, duly executed by the Members and the Members’ Representative; and

(vi)             the Amended Sponsor Letter, duly executed by the Members’ Representative and the Company.

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(b)               Buyer Closing Deliveries. At the Closing, the Buyer shall deliver to the Company:

(i)                 a certificate, duly executed by an authorized Person of the Buyer, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(c)(i) and Section 8.1(c)(ii) have been satisfied;

(ii)              the Company A&R LLCA, duly executed by the Buyer;

(iii)            the Tax Receivable Agreement, duly executed by the Buyer;

(iv)             the Investor Rights Agreement, duly executed by the Buyer and the Founder Holders; and

(v)               the Amended Sponsor Letter, duly executed by the Buyer and the Founder Holders.

Section 2.6           Earnout.

(a)               Earnout Voting Shares and Earnout Company Units. Upon the Closing, the Earnout Voting Shares and Earnout Company Units shall be subject to restrictions on transfer, as more fully described in Section 2.6(b)(iv), and subject to forfeiture in the event such Earnout Voting Shares and Earnout Company Units are not earned in accordance with Section 2.6(c). The Earnout Company Units shall be allocated to the Closing Members on a Pro Rata Basis and the Earnout Voting Shares shall be issued to OFS in accordance with this Section 2.6.

(b)               Procedures Applicable to the Earnout of the Earnout Voting Shares and Earnout Company Units.

(i)                 At the Closing, (x) the Buyer shall place the restrictive legends, in substantially the form set forth in this Section 2.6(b)(i), on the certificates or book entries representing the Earnout Voting Shares, and (y) the Company shall place the restrictive legends, in substantially the form set forth in this Section 2.6(b)(i) on the certificates or book entries representing the Earnout Company Units: “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT, DATED FEBRUARY 9, 2021 (THE “COMBINATION AGREEMENT”), BY AND AMONG FG New America Acquisition Corp., Opportunity Financial, LLC and CERTAIN OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(ii)              Promptly upon the occurrence of any Triggering Event, or as soon as practicable after the Buyer or the Company becomes aware of the occurrence of such Triggering Event or receives written notice of a Triggering Event from the Members’ Representative, the Buyer shall prepare and deliver, or cause to be prepared and delivered, in consultation with the Company, a mutually agreeable written notice to the Members’ Representative (each, an “Earnout Notice”), which Earnout Notice shall set forth in reasonable detail the Triggering Event giving rise

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to the Earnout Voting Shares and Earnout Company Units becoming earned and the number of Earnout Voting Shares and Earnout Company Units that are so earned. The Buyer and the Members’ Representative shall use commercially reasonable efforts to resolve any disputes in good faith that may arise between any of them with respect to the determination of the occurrence of a Triggering Event and the preparation of the applicable Earnout Notice. In the event the Buyer and the Members’ Representative are unable to reach mutual agreement with each other with respect to the determination of the occurrence of a Triggering Event, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of the Buyer and the Members’ Representative (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Triggering Event and related Earnout Notice as promptly as practicable and to resolve only those unresolved disputed items. The Buyer and the Members’ Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the terms and conditions in this Agreement and the presentations made on behalf of the Buyer and the Members’ Representative and not by independent review. The resolution of any such dispute by the Independent Accountant shall be final and binding on the parties hereto absent manifest error in its determination, in which case the matter will be brought back to the Independent Accountant for correction no more than one time by the Buyer or the Members’ Representative, after which the determination of the Independent Accountant shall be final and binding. The fees and expenses of the Independent Accountant shall be borne equally by the Buyer and the Members.

(iii)            Promptly following the date of an Earnout Notice (or the final resolution of any disputes with respect to such Earnout Notice in accordance with Section 2.6(b)(ii)), the Buyer (with respect to the Earnout Voting Shares that are so determined to have been earned) and the Company (with respect to the Earnout Company Units that are finally determined to have been earned) shall cause the restrictive legends set forth in Section 2.6(b)(i) to be removed from certificates or book entries representing such Earnout Voting Shares and Earnout Company Units, as applicable.

(iv)             Subject to the terms of the Investor Rights Agreement and/or the Company A&R LLCA, as may be applicable, the holders of the Earnout Voting Shares and/or Earnout Company Units shall not directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Voting Shares or Earnout Company Units, in case until the date on which the relevant Triggering Events have been satisfied as described in Section 2.6(c) and it is finally determined that such Earnout Voting Shares or Earnout Company Units have been earned pursuant to Section 2.6(b)(ii) (the restrictions in clauses (A), the “Earnout Restrictions”), and thereafter, such Earnout Voting Shares and Earnout Company Units shall continue to be subject to the terms and restrictions of the Investor Rights Agreement, the Buyer Second A&R Certificate of Incorporation, the Buyer A&R Bylaws and the Company A&R LLCA, as applicable.

(v)               For the avoidance of doubt, no additional shares of Buyer Capital Stock or Company Units will subject to the Earnout Restrictions in this Section 2.6, and upon the earlier of (A) all of the Earnout Voting Shares and Earnout Company Units becoming earned in

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accordance with this Section 2.6, or (B) the final determination that no un-earned Earnout Voting Shares and Earnout Company Units will become earned, the provisions of this Section 2.6 shall no longer have any force or effect. Notwithstanding the foregoing, any Earnout Voting Shares and Earnout Company Units that are not earned in accordance with the terms of Section 2.6 as of the end of the day on the three (3)-year anniversary of the Closing Date (or such later date as may be applicable in the case of the Triggering Event set forth in Section 2.6(c)(iv)) shall thereafter be forfeited to the Buyer, with respect to the Earnout Voting Shares, and the Company, with respect to the Earnout Company Units, and cancelled and retired and the Buyer, OFS, and/or the Members, as applicable, shall not have any rights with respect thereto.

(c)               Triggering Events. The Earnout Voting Shares and the Earnout Company Units shall be earned, and as a result no longer subject to the Earnout Restrictions, as follows (each such event, a “Triggering Event”):

(i)                 if, on or any time prior to the third (3rd) anniversary of the Closing Date, the VWAP equals or exceeds twelve dollars ($12.00) per share for twenty (20) Trading Days of any thirty (30) consecutive Trading Day period following the Closing, thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions;

(ii)              if, on or any time prior to the third (3rd) year anniversary of the Closing Date, the VWAP equals or exceeds thirteen dollars ($13.00) per share for twenty (20) Trading Days of any thirty (30) consecutive Trading Day period following the Closing, thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions;

(iii)            if, on or any time prior to the third (3rd) anniversary of the Closing Date, the VWAP equals or exceeds fourteen dollars ($14.00) per share for twenty (20) Trading Days of any thirty (30) consecutive Trading Day period following the Closing, thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions; and

(iv)             if a definitive agreement with respect to a Change of Control is entered into on or prior to the third (3rd) anniversary of the Closing Date, then, effective as of immediately prior to closing of such Change of Control, (A) thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions if the price per share payable to the holders of Buyer Class A Common Stock in connection with such Change of Control is equal to or exceeds twelve dollars ($12.00), (B) an additional thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions if the price per share payable to the holders of Buyer Class A Common Stock in connection with such Change of Control is equal to or exceeds thirteen dollars ($13.00), and (C) an additional thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions if the price per share payable to the holders of Buyer Class A Common Stock in connection with such Change of Control is equal to or exceeds fourteen dollars ($14.00).

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(d)               Achievement of Multiple of Triggering Events; Equitable Adjustments. For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.6(c), (i) the Earnout Voting Shares and Earnout Company Units earned in connection with each such Triggering Event shall be earned and no longer subject to the Earnout Restrictions accordance with this Section 2.6, and shall be cumulative with the Earnout Voting Shares and Earnout Company Units earned prior to such time in connection with the satisfaction of any other Triggering Event (if any) and (ii) in no event shall the Buyer, the Members, OFS or any other Person be entitled to a number of Earnout Voting Shares or the Earnout Company Units, as applicable, which is greater than the number of Earnout Voting Shares and Earnout Company Units, as applicable. For the avoidance of doubt, the terms of this Section 2.6 shall be subject to Section 2.8 with respect to equitable adjustments.

Section 2.7           Withholding.

(a)               The Buyer and the Company (and any of their respective representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. The Buyer and the Company acknowledge that no withholding is required under applicable U.S. federal Income Tax Law as in effect as of the Effective Date (other than with respect to compensatory payments or any deduction or withholding required by reason of the failure by the relevant payee to timely provide a duly executed and properly completed IRS Form W-9 confirming that such payee is a U.S. person that is not subject to backup withholding) with respect to any amounts payable by the Buyer to the Company under this Agreement.

(b)               If a Member is unable to provide a duly executed and properly completed IRS Form W-9, then (i) such Member shall provide a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Company shall deliver a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Company allocated to the Company Units sold or deemed to be sold pursuant to this Agreement under Section 752 of the Code, and the Buyer or the Company, as applicable, shall be permitted to withhold from the amount realized by such Member in respect of such Company Units as provided in Section 1446(f) of the Code and Treasury Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable; provided, however, that the Buyer or the Company, as applicable, shall be permitted to withhold a different amount as the Buyer or the Company determines to be required by applicable Law to be withheld if the Buyer or the Company, as applicable, has actual knowledge that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable; provided, further, that, prior to making any such withholding, the Buyer

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provides to the Members’ Representative notice and the basis for the Buyer’s determination that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable.

Section 2.8           Equitable Adjustments. If the outstanding shares of Buyer Capital Stock shall have been changed into a different number of shares or a different class, with the prior written consent of the Members’ Representative to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement that is based upon the number of shares of Buyer Capital Stock or price of Buyer Capital Stock shall be appropriately adjusted to provide to the same economic effect as contemplated by this Agreement prior to such event.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE OPPFI COMPANIES

As an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (i) as set forth in the Company’s Disclosure Letter (which shall be interpreted in accordance with Section 10.14), or (ii) for the consequences of COVID-19 on the OppFi Companies, their Affiliates or their respective businesses, or the implementation or effect of any COVID-19 Actions or COVID-19 Measures, all of which Buyer acknowledges may have been or may be material to the OppFi Companies, their Affiliates and their respective businesses, the Company hereby represents and warrants to the Buyer as follows as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date):

Section 3.1           Organization; Authority; Enforceability. Each OppFi Company is (a) duly organized or formed, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not have a Material Adverse Effect and (c) each OppFi Company has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has the limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and each of the OppFi Companies have taken all limited liability company action necessary in order to execute, deliver and perform their respective obligations hereunder and under and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and no other limited liability company proceedings on the part of any OppFi Company are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete

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copies of the Governing Documents of each OppFi Company, as in effect on the Effective Date, have been made available to the Buyer. None of the OppFi Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.2           Noncontravention. The consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, (e) result in the creation of any Lien upon the Company Units under, (f) require any approval under, from, or pursuant to, or (g) require any filing with, (i) any Material Contract or Material Lease, (ii) any Governing Document of an OppFi Company, (iii) any Company Permit, or (iv) any Governmental Entity under or pursuant to any Law or Order to which any OppFi Company is bound or subject, in each case, which would have a Material Adverse Effect. No OppFi Company is in violation of any of the Governing Documents of such OppFi Company except as would not have a Material Adverse Effect.

Section 3.3           Capitalization.

(a)               Section 3.3(a) of the Company’s Disclosure Letter sets forth with respect to each OppFi Company as of the Effective Date, (i) its name and jurisdiction of organization or formation, (ii) its form of organization or formation and (iii) the Equity Interests issued by each OppFi Company (including the number and class (as applicable) of vested and unvested Equity Interests) and the record ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 3.3(a) of the Company’s Disclosure Letter comprise all of the Equity Interests of the OppFi Companies that are issued and outstanding as of the Effective Date, immediately prior to giving effect to the transactions occurring on the Closing Date (including prior to the Recapitalization) set forth in this Agreement and in the Ancillary Agreements.

(b)               Except as set forth on Section 3.3(b) of the Company’s Disclosure Letter, or set forth in this Agreement, and if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the OppFi Companies:

(i)                 there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any OppFi Company is a party or which are binding upon any OppFi Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)              none of the OppFi Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii)            none of the OppFi Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

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(iv)             there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of any of the OppFi Companies to which any OppFi Company is a party;

(v)               none of the OppFi Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which such OppFi Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vi)             other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by any of the OppFi Companies.

(c)               All of the issued and outstanding Equity Interests of the OppFi Companies have been duly authorized, validly issued, fully paid and non-assessable and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or applicable Law (other than Securities Liens and other than as set forth in the Governing Documents of the OppFi Companies). All of the Closing Company Units and Additional Company Units, if applicable, have been duly authorized and when issued against payment therefor as contemplated by this Agreement will be validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and will not be issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or applicable Law (other than Securities Liens and other than as set forth in the Governing Documents of the OppFi Companies). Upon delivery of and payment for the Closing Company Units at the Closing, (i) Buyer will acquire good and valid title to all of the Closing Company Units, free and clear of any Liens (other than Securities Liens and other than as set forth in the Company A&R LLCA, this Agreement or the Ancillary Agreements) and (ii) the Closing Company Units together with the Retained Company Units (including the Earnout Company Units), will represent all of the Equity Interests of the Company, other than as set forth in the Company A&R LLCA.

(d)               No OppFi Company currently owns, directly or indirectly, any Equity Interests in any Person (other than another OppFi Company), and no OppFi Company has agreed to acquire any Equity Interests of any Person.

Section 3.4           Financial Statements; No Undisclosed Liabilities.

(a)               Attached as Section 3.4(a) of the Company’s Disclosure Letter are (i) the audited consolidated balance sheet of the OppFi Companies as of December 31, 2019 and December 31, 2018 and the related audited consolidated statements of income, members’ equity and cash flows for the years ended December 31, 2019 and December 31, 2018 (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheets of the OppFi Companies as of December 31, 2020 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations for the fiscal periods then ended (the “Unaudited Financial Statements”, and, together with the Annual Financial Statements, the “Financial Statements”).

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(b)               Each of the Financial Statements have been derived from the books and records of the OppFi Companies. Each of the Financial Statements (i) has been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) fairly presents, in all material respects, the combined assets, liabilities and financial condition as of the respective dates thereof and the operating results of the OppFi Companies for the periods covered thereby, except in each of clauses (i) and (ii): (A) as otherwise noted therein, (B) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (C) that the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (D) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (A), (B), (C), or (D), which are not, material, individually or in the aggregate, in amount or effect. The Annual Financial Statements were prepared in accordance with Regulation S-X of the SEC and the standards of the PCAOB.

(c)               Each of the independent auditors for the OppFi Companies, with respect to their report included in the Annual Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

(d)               The OppFi Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Unaudited Financial Statements or the notes thereto or books and records of the OppFi Companies; (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business; (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the OppFi Companies of their respective obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, including the Transaction Expenses; (iv) Liabilities disclosed in the Company’s Disclosure Letter; or (v) Liabilities for Company Transaction Expenses.

Section 3.5           No Material Adverse Effect. Since the Latest Balance Sheet Date through the Effective Date, there has been no Material Adverse Effect.

Section 3.6           Absence of Certain Developments. Since the Latest Balance Sheet Date, except as required by Law (including any COVID-19 Measures), (a) each OppFi Company has conducted its business in all material respects in the Ordinary Course of Business and (b) no OppFi Company has taken (or has had taken on its behalf) any action that would, if taken after the Effective Date, would require Buyer’s consent under Section 5.1(a).

Section 3.7           Real Property.

(a)               Neither the Company nor any other OppFi Company owns, or has ever owned, any real property.

(b)               Set forth on Section 3.7(b) of the Company’s Disclosure Letter is a correct and complete list (with address) of all Material Leases. With respect to each of the Material

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Leases: (i) no OppFi Company subleases, licenses, or otherwise grants to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the applicable OppFi Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease, to the extent applicable, is not being disturbed in any material respect; (iii) each applicable OppFi Company has made available to the Buyer a correct and complete copy of all Material Leases; (iv) all rent and other material undisputed amounts due and payable with respect to the Material Leases on or prior to the Effective Date have been paid and all rent and other material undisputed amounts due and payable with respect to the Leased Real Property on or prior to the Closing Date, to the extent then due and payable, will have been paid prior to the Closing Date; and (v) the Company is not in material default under any such Material Lease nor, to the Company’s Knowledge, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by it or by any other party to such Material Lease.

(c)               The Leased Real Property comprises all of the real property used in the business of the OppFi Companies.

(d)               Since the Lookback Date, no portion of the Leased Real Property that is the subject of a Material Lease has suffered damage by fire or other casualty loss, which has not been repaired and restored in all material respects.

Section 3.8           Tax Matters.

(a)               Each OppFi Company has timely filed all Income and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income and other material Tax Returns filed by each of the OppFi Companies are correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Income and other material amounts of Taxes and all Income and other material amounts of Tax Liabilities due and payable by each of the OppFi Companies for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b)               Each OppFi Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c)               No written claim has been made by a Taxing Authority in a jurisdiction where an OppFi Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such OppFi Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved.

(d)               No OppFi Company is currently or has been within the prior five (5) taxable years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any OppFi Company, no such Tax Proceeding is pending, and, to the Knowledge of the Company, no such Tax Proceeding has been threatened in writing, in each case, that has not been

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settled or resolved. No OppFi Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All deficiencies, assessments, claims, or adjustments with respect to a material amount of Taxes asserted or assessed in writing against any OppFi Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency, assessment, claim, or adjustment has been threatened or proposed in writing against any OppFi Company.

(e)               There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any OppFi Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any OppFi Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No OppFi Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return that has not been previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of any OppFi Company.

(f)                No OppFi Company has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)               The Company is and at all times since its formation has been classified as a partnership for U.S. federal income tax purposes and each of the Company Subsidiaries is and at all times since its formation been classified as an entity disregarded as separate from the Company for U.S. federal Income Tax purposes.

(h)               No OppFi Company will be required to include any material item of income, or exclude any material item of deduction, from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period), including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or non-U.S. Laws); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date. No OppFi Company uses the cash method of accounting for income Tax purposes. No OppFi Company has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law). No OppFi Company has ever owned (directly or indirectly) an interest in any “controlled foreign corporation” within the meaning of Code Section 957.

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(i)                 There is no Lien for Taxes on any of the assets of any OppFi Company, other than Permitted Liens.

(j)                 No OppFi Company has any Liability for Taxes of any other Person (other than any OppFi Company) as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No OppFi Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement (and except that the Company’s LLCA provides for the payment of tax distributions to the Members). All amounts payable by each OppFi Company with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such Contracts.

(k)               No Member is a foreign person within the meaning of Section 1445 or Section 1446(f) of the Code.

(l)                 No election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any OppFi Company.

(m)             The Company has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and such elections will remain in effect for any taxable period that includes the Closing Date.

(n)               No Section 197 intangible (within the meaning of Section 197 of the Code) of any of the OppFi Companies existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).

Section 3.9           Contracts.

(a)               Section 3.9(a) of the Company’s Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxi) below (collectively, such Contracts that are listed or should be listed in Section 3.9(a) of the Company’s Disclosure Letter, “Material Contracts”) to which any OppFi Company is a party to, or otherwise bound. No OppFi Company is a party to, or otherwise bound by, any (other than any Contracts that are no longer in effect and under which no OppFi Company has any continuing or potential Liability):

(i)                 collective bargaining agreement;

(ii)              Contract with any Material Vendor that required payments to such Material Vendor by one or more OppFi Companies during the 2020 calendar year of an aggregate amount exceeding $1,000,000;

(iii)            Material Lease;

(iv)             (x) Contract for the employment or engagement of any directors, officers, employees, or individual independent contractors providing for an annual base compensation in excess of $300,000, (y) Contract providing for severance payments in excess of $300,000, in the aggregate, or (z) Contract requiring the payment of any compensation by any

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OppFi Company that is triggered as a result of the consummation of the transactions contemplated by this Agreement;

(v)               Contract under which any OppFi Company has created, incurred, assumed, or borrowed any money or issued any note, indenture, or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $500,000 (other than borrowings under the existing credit facilities of the OppFi Companies);

(vi)             written license or royalty Contract licensing-in or granting to any OppFi Company any right in or immunity under any Intellectual Property, other than Contracts (w) concerning uncustomized, commercially available Software (whether software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed for less than $500,000 in annual fees; (x) that are immaterial to the business of the OppFi Companies; (y) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; or (z) whereby Intellectual Property is implicitly licensed;

(vii)          written license or royalty Contract licensing out or granting any rights in or immunity under any Owned Intellectual Property to any Person (other than another OppFi Company), other than Contracts (x) pursuant to which an OppFi Company grants non-exclusive licenses that are immaterial to the business of the OppFi Companies; (y) whereby Owned Intellectual Property is non-exclusively implicitly licensed or non-exclusively licensed to service providers, subcontractors, or suppliers of any OppFi Company solely to the extent necessary for such Person to provide services thereto; or (z) pursuant to which an OppFi Company grants non-exclusive licenses of Owned Intellectual Property to customers in the Ordinary Course of Business;

(viii)        Contract that the Company reasonably expects will require aggregate future payments to or from any OppFi Company in excess of $1,000,000 in the twelve (12)-month period immediately following Closing, other than those that can be terminated without material penalty by such OppFi Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business; provided that the listing of a Contract on Section 3.9(a)(viii) of the Company’s Disclosure Letter is not a representation or warranty that such Contract will actually require aggregate future payments in such period in excess of $1,000,000;

(ix)             joint venture, partnership, or similar Contract;

(x)               other than this Agreement, Contract for the sale or disposition of any material assets or Equity Interests of any OppFi Company with an aggregate fair market value greater than $1,000,000 (other than those providing for sales or dispositions of (x) assets and inventory in the Ordinary Course of Business, (y) assets no longer used in the businesses of the OppFi Companies, and (z) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business), in each case, under which there are material outstanding obligations of the applicable OppFi Company (including any sale or disposition agreement that has been executed, but has not closed);

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(xi)             Contract that materially limits or restricts, or purports to limit or restrict, any OppFi Company (or after the Closing, the Buyer or any OppFi Company) from engaging or competing in any line of business or business activity in any jurisdiction;

(xii)          Contract that contains a provision providing for the sharing of any revenue or cost-savings with any other Person in excess of $1,000,000 in any one-year period;

(xiii)        Contract involving the payment of any earnout or similar contingent payment with a value in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate;

(xiv)         Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (x) involving payments (exclusive of attorney’s fees) in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate, or (y) that by its terms limits or restricts any OppFi Company from engaging or competing in any line of business in any jurisdiction;

(xv)           Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) following the Closing Date by any OppFi Company in an amount in excess of $500,000 annually or $2,000,000 over the life of the Contract;

(xvi)         Contract that relates to the future acquisition of material business, assets or properties by any OppFi Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $1,000,000 in any single instance or in excess of $3,000,000 in the aggregate, except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications or interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (z) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business;

(xvii)      Contract pursuant to which any Person (other than an OppFi Company) has guaranteed the Liabilities of an OppFi Company;

(xviii)    Contract limiting, in any material respect, the freedom of any OppFi Company to compete in any line of business or industry, with any Person or in any geographic area;

(xix)         supervisory Contract with a Governmental Entity;

(xx)           terms of conditional approval from any Governmental Entity for any Company Permit; or

(xxi)         Contract set forth on Section 3.20 of the Company’s Disclosure Letter.

(b)               Each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable OppFi Company party thereto and, to the Knowledge of the

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Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has made available to the Buyer a correct and complete copy of each Material Contract. With respect to all Material Contracts, none of the OppFi Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach or default thereunder (or is alleged in writing to be in breach or default thereunder), and there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by any OppFi Company thereunder, or to the Knowledge of the Company, any other party to such Material Contract. During the twelve (12) months prior to the Effective Date, no OppFi Company has received any written claim or notice, or, to the Knowledge of the Company, oral claim or notice, of material breach of or material default under any such Material Contract (which claim or notice has not been rescinded).

(c)               Set forth on Section 3.9(c) of the Company’s Disclosure Letter is a list of the Material Vendors. Since the Latest Balance Sheet Date, no such Material Vendor has canceled, terminated, or, to the Knowledge of the Company, materially and adversely altered its relationship with any OppFi Company or threatened in writing to cancel, terminate, or materially and adversely alter its relationship with any OppFi Company. There have been no material disputes between any OppFi Company and any Material Vendor since the Lookback Date.

Section 3.10       Intellectual Property.

(a)               Except where it would not be, individually or in the aggregate, material to the OppFi Companies, taken as a whole, (x) the OppFi Companies and the former and current products and services and operation of the business of the OppFi Companies, in each case, as advertised, marketed, offered for sale, sold, performed, or conducted (as applicable), have not, since the Lookback Date, infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person, and (y) there are no Proceedings pending (or, to the Knowledge of the Company, threatened, and, in the three (3) years prior to the Effective Date, no OppFi Company has received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging any such infringement, misappropriation or other violation (including any claim that such OppFi Company must license or refrain from using any material Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, no Person is, infringing upon, misappropriating, or otherwise violating any Owned Intellectual Property in a manner that is material to any of the OppFi Companies (nor has done so since the Lookback Date).

(b)               (i) Except where the failure to so own or have the right to use would not be, individually or in the aggregate, material to the OppFi Companies, taken as a whole, the OppFi Companies are the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and each OppFi Company owns, or has the valid right to use, all other Intellectual Property and IT Assets that are used in or necessary for the conduct of the business of such OppFi Company as currently conducted and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution,

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delivery, or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. (ii) Set forth on Section 3.10(b) of the Company’s Disclosure Letter is a true and complete listing of each active and subsisting patent issuance, Trademark registration, Internet domain name and copyright registration, and all active and subsisting applications for patents, Trademarks and copyrights filed with a Governmental Entity, in each case which is owned by an OppFi Company or, with respect to Internet domain names, is registered in the name of an OppFi Company. All the Intellectual Property required to be disclosed on Section 3.10(b) of the Company’s Disclosure Letter is subsisting valid and enforceable. (iii) The Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such OppFi Company or the business of the OppFi Companies. All the Owned Intellectual Property required to be disclosed on Section 3.10(b) of the Company’s Disclosure Letter that is an issued patent, patent application, registration, or application for registration has been maintained effective, subject to any expiration of term under applicable Law, by the filing of all necessary filings, maintenance and renewals that have been required to be filed and timely payment of requisite fees that have become due, except in the event the OppFi Companies have decided in the exercise of good business judgment not to maintain such application, registration, or issuance.

(c)               Section 3.10(c) of the Company’s Disclosure Letter sets forth a true and complete list of all Software that is Owned Intellectual Property that are currently made available as products or services of any OppFi Company or that is otherwise material to the OppFi Companies. All such Software (i) conforms and functions and is designed to function in all material respects in accordance with all specifications, representations, warranties and other descriptions established in written Contracts by the OppFi Companies or in other documents conveyed thereby to their customers or other licensees, and (ii) has been maintained for its intended purpose and is free of any material defects or material deficiencies and, to the Knowledge of the Company, does not contain any Self-Help Code or Unauthorized Code or similar programs; and (iii) is in all material respects sufficient for the OppFi Companies’ current (and to the Knowledge of the Company, reasonably anticipated future) needs. No Person other than an OppFi Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for such Software (other than employees, contractors and consultants of the OppFi Companies that have confidentiality obligations to the OppFi Companies with respect to such source code and solely to the extent necessary for them to maintain and develop such Software for an OppFi Company) and all such source code is in the sole possession of the OppFi Companies and has been maintained as confidential.

(d)               All Publicly Available Software used by the OppFi Companies in connection with the OppFi Companies’ business has been used in all material respects in accordance with the terms of its governing license. None of the OppFi Companies has used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires or conditions the use or distribution of any Software that is Owned Intellectual Property on the disclosure, licensing, or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of the OppFi Companies to use, distribute, or enforce Owned Intellectual Property in any manner (the terms of such Publicly Available Software giving rise to the events in clauses (i) and (ii), “Copyleft Terms”).

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(e)               No current or former director, officer, manager, employee, agent or third-party representative of an OppFi Company has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the OppFi Companies, in each case except as would not be, individually or in the aggregate, material to the OppFi Companies. Each OppFi Company has obtained from all Persons (including all current and former founders, officers, directors, stockholders, employees, contractors, consultants and agents) who have contributed to the creation of any Owned Intellectual Property a valid written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to such OppFi Company, or all such rights, title, and interest in and to such Owned Intellectual Property have vested in such OppFi Company by operation of Law, in each case except where the failure to do so is not, individually or in the aggregate, material to the OppFi Companies. To the Knowledge of the Company, no Person is in violation of any such written assignment agreements.

(f)                Each OppFi Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information (including material proprietary source code) owned by such OppFi Company (and any confidential information owned by any Person to whom any of the OppFi Companies has a confidentiality obligation). Except as required by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such trade secret or confidential information has been disclosed by any OppFi Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. To the Knowledge of the Company, no Person is in violation of any such written confidentiality agreements.

(g)               The IT Assets are sufficient in all material respects for the current business operations of the OppFi Companies. The OppFi Companies have in place commercially reasonable disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the IT Assets owned by the OppFi Companies and all confidential or sensitive data and information stored thereon, such as Personal Information, including from unauthorized access and infection by Unauthorized Code. The OppFi Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats, for all Software material to the operation of the OppFi Companies as currently conducted.

(h)               Each item of Intellectual Property owned or used by the OppFi Companies immediately prior to the Closing will be owned or available for use by the OppFi Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the OppFi Companies immediately prior to the Closing.

Section 3.11       Data Security; Data Privacy.

(a)               Since the Lookback Date, to the Knowledge of the OppFi Companies, the OppFi Companies have not received any written notice of a Security Breach from any vendor processing Personal Information on their behalf. The OppFi Companies have implemented and, as applicable, required their third party vendors to implement, and maintain adequate policies and commercially reasonable security measures regarding: (i) the confidentiality, integrity, and availability of Personal Information and proprietary or sensitive business information in their

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possession, custody, or control or held or processed on their behalf, and (ii) the integrity and availability of the IT Assets. To the Knowledge of the OppFi Companies, the IT Assets are free from malicious software, hardware, or any other implement designed to disrupt, damage, or gain unauthorized access to any software or hardware. Except as set forth on Section 3.11(a) of the Company’s Disclosure Letter, the OppFi Companies have not experienced any material information security incident that has materially compromised the confidentiality, integrity or availability of the IT Assets or the data thereon. Since the Lookback Date, no OppFi Company has received any written complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the OppFi Companies’ Processing of Personal Information, any Security Breach or compliance with applicable Privacy and Security Requirements. Since the Lookback Date, no OppFi Company has notified in writing, or, to the Knowledge of the OppFi Companies, has been required by any Privacy and Security Requirement to notify in writing, any person or entity of any Security Breach.

(b)               Each OppFi Company is, and since the Lookback Date has been, in material compliance with all applicable Privacy and Security Requirements.

Section 3.12       Litigation. There are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) pending or, to the Knowledge of the Company, threatened in writing against any OppFi Company or any director or officer of an OppFi Company (in their capacity as such) in which the reasonably expected damages are in excess of $1,000,000 and since the Lookback Date the OppFi Companies have not been subject to or bound by any material outstanding Orders.

Section 3.13       Brokerage. No OppFi Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any OppFi Company or the Buyer to pay any finder’s fee, brokerage, or agent’s commissions or other like payments.

Section 3.14       Labor Matters.

(a)               The Company has made available to the Buyer a complete list of all employees of the OppFi Companies as of on or about January 31, 2021, and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, employer, title and/or job description, job location (city and state) and base compensation and any bonuses paid with respect to the 2020 fiscal year. As of the Effective Date, to the Knowledge of the Company, all employees of the OppFi Companies are legally permitted to be employed by the OppFi Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b)               No OppFi Company is a party to or negotiating any collective bargaining agreement with respect to employees of any OppFi Company. There are no strikes, work stoppages, slowdowns, or other material labor disputes pending or, to the Knowledge of the Company, threatened against any OppFi Company, and no such strikes, work stoppages, slowdowns, or other material disputes have occurred since the Lookback Date. Since the Lookback Date, (i) no labor union or other labor organization, or group of employees of any OppFi Company, has made a written demand for recognition or certification with respect to any

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employees of any OppFi Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) to the Knowledge of the Company, there have been no pending or threatened union organizing activities with respect to employees of any OppFi Company, and (iii) there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against any OppFi Company.

(c)               Except as would not reasonably be expected to result in material Liabilities to the OppFi Companies, the OppFi Companies, are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including (where applicable) provisions thereof relating to wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. Since the Lookback Date, none of the OppFi Companies has implemented any plant closing or mass layoff of their employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act with respect to any such actions, and as of the Effective Date, no such plant closings or employee layoffs are currently planned or announced by the OppFi Companies.

(d)               Except as would not reasonably be expected to result in material Liabilities to the OppFi Companies, since the Lookback Date, (i) each of the OppFi Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments that have become due and payable to employees; (ii) no OppFi Company has been liable for any arrears of wages, compensation or related Taxes, penalties, or other sums with respect to its employees; (iii) each of the OppFi Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees and such individual independent contractors; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to any OppFi Company, and has been classified as (y) an independent contractor, consultant, leased employee, or other non-employee service provider, or (z) an exempt employee, has been properly classified as such under all applicable Laws relating to wage and hour and Tax.

(e)               To the Knowledge of the Company, no employee or individual independent contractor of any OppFi Company is, with respect to his or her employment by or relationship with any OppFi Company, in material breach of the terms of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the OppFi Companies; or (ii) owed to any third party with respect to such Person’s employment or engagement by the OppFi Companies. To the Knowledge of the Company, no senior executive has provided oral or written notice, and no key employee of the

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OppFi Companies has provided written notice, of any present intention to terminate his or her relationship with any OppFi Company within the first twelve (12) months following the Closing.

(f)                Since the Lookback Date, the OppFi Companies have used commercially reasonable efforts to investigate all sexual harassment, other discrimination, or retaliation allegations that have been reported to the appropriate individuals at the OppFi Companies responsible for reviewing such allegations in accordance with the policies and procedures established by the OppFi Companies. With respect to each such allegation with potential merit, the OppFi Companies have taken such corrective action that is reasonably calculated to prevent further improper conduct. The OppFi Companies do not reasonably expect any material Liabilities with respect to any such allegations.

(g)               Since the Lookback Date, there are no pending or, to the Company’s Knowledge, threatened charges, complaints, arbitrations, audits, or investigations before any Governmental Entity brought against the OppFi Companies by or on behalf of any current or former employee (or any person alleging to be an employee), any applicant for employment, any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the OppFi Companies that would reasonably be expected to result, individually or in the aggregate, in material liability to the OppFi Companies taken as a whole.

Section 3.15       Employee Benefit Plans.

(a)               Section 3.15(a) of the Company’s Disclosure Letter sets forth a list of each material Company Employee Benefit Plan (other than offer letters for “at-will” employment that do not contain severance). With respect to each material Company Employee Benefit Plan, the Company has made available to the Buyer correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (“SPD”) (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the IRS, (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, (v) all current related material insurance Contracts, trust agreements or other funding arrangements, and (vi) all material non-routine correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Entity received in the two (2) years prior to the Effective Date with respect to any Company Employee Benefit Plan.

(b)               No OppFi Company has any current or contingent obligation to provide retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage. No OppFi Company sponsors, maintains, or contributes to (or is required to contribute to), or has any Liability under or with respect to, a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code. No OppFi Company contributes to, or has any obligation to contribute to, or has any Liability under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (i) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No OppFi Company has any, or is reasonably expected to have any,

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Liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)               Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of the OppFi Companies in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. No OppFi Company, nor to the Knowledge of the Company, any other Person, has engaged in any material “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and to the Knowledge of the Company, no material breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the OppFi Companies. The OppFi Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 (the “ACA”), and none of the OppFi Companies have incurred (whether or not assessed), nor is reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. All contributions, distributions, reimbursements and premium payments that are required to be made or paid by any of the OppFi Companies have been timely made in all material respects in accordance with the terms of the Company Employee Benefit Plans and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by any of the OppFi Companies for any period ending on or before the Closing Date that are not yet due have in all material respects been made or properly accrued.

(d)               The consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable to any current or former officer, employee, director, or individual independent contractor under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director, or individual independent contractor under a Company Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the OppFi Companies to any current or former officer, employee, director, or individual independent contractor.

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(e)               No Person has any right against the OppFi Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(f)                Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). No OppFi Company has agreed to pay, gross-up, reimburse or otherwise indemnify any Person for any Tax imposed under Section 4999 of the Code or otherwise.

Section 3.16       Insurance. The OppFi Companies have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the OppFi Companies) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the OppFi Companies operate (the “Insurance Policies”). As of the Effective Date: (a) all of the Insurance Policies held by, or for the benefit of, the OppFi Companies with respect to policy periods that include the Effective Date are in full force and effect, and (b) since the Lookback Date, no OppFi Company has received a written notice of cancellation of any of the Insurance Policies or of any changes that are required in the conduct of the business of the OppFi Companies as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. The Insurance Policies satisfy all insurance-related requirements necessary for the OppFi Companies to maintain in good standing all Company Permits. No OppFi Company is in breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a breach or default under, or permit an increase in premium, cancellation, reduction in coverage, denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Effective Date, there have been no claims by or with respect to the OppFi Companies under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy.

Section 3.17       Compliance with Laws; Permits.

(a)               Each OppFi Company is and, since the Lookback Date, has been, in material compliance with all Laws applicable to the conduct of the business of such OppFi Company and, since the Lookback Date, no written notices have been received by any OppFi Company from any Governmental Entity or any other Person alleging a violation of any such Laws.

(b)               Each OppFi Company holds all Permits required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Company Permits”). The operations of the OppFi Companies are and, since the Lookback Date, have been conducted in compliance in all material respects with all terms and conditions of all Company Permits. Section 3.17(b) of the Company’s Disclosure Letter sets forth (i) all Company Permits of each OppFi Company and (ii) all pending Permits of each OppFi Company. All Company Permits are valid and in full force and effect and none of such Company Permits will be terminated or become terminable as a result of, or in connection with, the consummation of the transactions contemplated

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by this Agreement. No OppFi Company is or has, since the Lookback Date, been in default under any Permit, and no Company Permit has been suspended, terminated, revoked, withdrawn, modified, or limited since the Lookback Date. To the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under any Company Permit, and no Proceeding (or to the Knowledge of the Company, investigation by a Governmental Entity) is pending or, to the Knowledge of the Company, threatened, to suspend, terminate, revoke, or withdraw any Company Permit, or to modify or limit any Company Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable OppFi Company to use such Company Permit or conduct its business.

(c)               Section 3.17(c) of the Company’s Disclosure Letter sets forth, as of the date hereof, all bank accounts of the OppFi Companies. Since the Lookback Date, no bank has closed or, to the Knowledge of the Company, threatened to close, any bank account of an OppFi Company.

(d)               The OppFi Companies have implemented all policies, procedures, and processes required of them by their bank partners and otherwise as would be consistent with standard industry practices, but in no event less than commercially reasonable practices, to ensure compliance with applicable Law, including sufficient allocation of resources, internal and external, and appropriate board of directors review of such policies, procedures, and processes and oversight day to day by qualified management.

Section 3.18       Title to and Sufficiency of Assets; No Bankruptcy.

(a)               Each OppFi Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its tangible or intangible assets, properties and rights free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). All such tangible Assets that are material to the operation of the business of the OppFi Companies are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)               The Assets constitute all of the material tangible and intangible assets, properties and rights necessary to conduct the business of the OppFi Companies immediately after the Closing, in all material respects, as it has been operated for the six (6) months leading up to the Effective Date.

(c)               None of the OppFi Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization, or similar Proceeding.

Section 3.19       Anti-Money Laundering Compliance.

(a)               The OppFi Companies maintain and implement policies and procedures designed to reasonably prevent money laundering and otherwise ensure compliance with all applicable Anti-Money Laundering Laws. There have been no matters of material non-compliance with any Anti-Money Laundering Laws by the OppFi Companies in the five (5) years prior to the Effective Date.

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(b)               No OppFi Company nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has knowingly engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c)               There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by any OppFi Company or any of their respective directors, officers, managers, or employees.

Section 3.20       Affiliate Transactions. There are no Contracts (except for the Governing Documents) between any of the OppFi Companies, on the one hand, and any Interested Party (other than another OppFi Company) on the other hand and no Interested Party (other than another OppFi Company) (a) owes any amount to any OppFi Company, (b) owns any material assets, tangible or intangible, necessary for the conduct of the business of any OppFi Company as it has been operated for the twelve (12) months prior to the Effective Date, or (c) owns any interest in, or is a director, officer, or owner of, or lender to or borrower from, or has the right to participate in the profits of, any Person that is a competitor, supplier, or landlord of any OppFi Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such Contracts or arrangements, “Affiliated Transactions”).

Section 3.21       No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY’S DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT, NO OPPFI COMPANY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, DIRECTORS, MANAGERS, PARTNERS, OFFICERS, MANAGERS OR DIRECT OR INDIRECT EQUITYHOLDERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ANY OPPFI COMPANY OR THE BUSINESS OF SUCH OPPFI COMPANY, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF ANY EVALUATION MATERIAL OR AS TO THE FUTURE SALES, REVENUE, PROFITABILITY, OR SUCCESS OF ANY OPPFI COMPANY, OR ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING, OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (i) as set forth in the applicable section of the Buyer’s Disclosure Letter (which shall be interpreted in accordance with Section 10.14), or (ii) as disclosed in the Buyer SEC Documents filed or furnished with the SEC prior to the Effective Date (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally

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cautionary, predictive or forward-looking in nature), the Buyer hereby represents and warrants to the Company as follows as of the Effective Date:

Section 4.1           Organization; Authority; Enforceability.

(a)               The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Buyer is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Buyer Material Adverse Effect. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Buyer is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite Buyer Board action on the part of the Buyer (the “Buyer Board Recommendation”). No other proceedings on the part of the Buyer (including any action by the Buyer Board or the Buyer Stockholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by the Buyer at Closing will be, duly executed and delivered by Buyer and constitute valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Buyer is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(b)               The Buyer has received all consents, approvals, orders or authorizations of or registrations, declarations or filings with any Governmental Entity that are required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby or thereby.

Section 4.2           Capitalization.

(a)               The authorized share capital of Buyer consists of (i) 380,000,000 shares of Buyer Class A Common Stock, (ii) 20,000,000 shares of Buyer Class B Common Stock, and (iii) 1,000,000 shares of Buyer Preferred Stock. As of the Effective Date and as of immediately prior to the Closing (without giving effect to the Buyer Share Redemptions or the Buyer Class B Common Stock Conversion), (A) 24,356,375 shares of Buyer Class A Common Stock are and will be issued and outstanding, (B) 5,943,750 shares of Buyer Class B Common Stock are and will be issued and outstanding, (C) no shares of Buyer Preferred Stock are and will be issued and outstanding, and (D) 17,539,437 warrants of Buyer are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.2(a) of the Buyer’s Disclosure Letter (the “Buyer Warrants”). The exercise price of each Buyer Warrant has not been reduced to an amount less than $11.50 per Buyer Warrant. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of the Buyer that are issued and

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outstanding (without giving effect to the Buyer Share Redemptions or the Buyer Class B Common Stock Conversion).

(b)               Except as (w) set forth on Section 4.2(b) of the Buyer’s Disclosure Letter, (x) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the Governing Documents of the Buyer, (y) as contemplated by the Amended Sponsor Letter, and (z) for the Buyer Share Redemptions:

(i)                 there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes, rights to subscribe, conversion rights or other similar rights to which the Buyer is a party or which are binding upon Buyer providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests, and the Buyer has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of the Buyer or the value of any of its Equity Interests;

(ii)              there are no contractual obligations of the Buyer pursuant to which the Buyer could be required to register shares of the Buyer Capital Stock or other securities under the Securities Act;

(iii)            Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iv)             Buyer is not a party to any stockholder agreement, investment agreement, side letter, subscription agreement, voting trust, proxy or other agreement or understanding with respect to the voting or transfer of any of its Equity Interests;

(v)               there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer, or registration rights in respect of Equity Interests of Buyer; and

(vi)             Buyer has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document, or Contract to which Buyer is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c)               All of the issued and outstanding Equity Interests of the Buyer have been duly authorized, validly issued and fully paid and are non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d)               Except as set forth on Section 4.2(d) of the Buyer’s Disclosure Letter, Buyer does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

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(e)               Upon issuance and delivery of the Buyer Class V Voting Stock to the Company at the Closing, and upon the further distribution of the Buyer Class V Voting Stock to the Members pursuant to Section 5.3 of the Company A&R LLCA, such Buyer Class V Voting Stock will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or any Contract, (iv) be issued to the Company with good and valid title, free and clear of any Liens other than Securities Liens and forfeiture rights as described in Section 2.6 in relation to the Earnout Voting Shares, and (v) represent all of the Buyer Class V Voting Stock issued or outstanding.

(f)                Except as set forth on Section 4.2(f) of the Buyer’s Disclosure Letter, Buyer has no Liability with respect to indebtedness for borrowed money.

Section 4.3           Brokerage. Except as set forth on Section 4.3 of the Buyer’s Disclosure Letter, the Buyer has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any OppFi Company or Buyer to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.4           Trust Account.

(a)               As of the Effective Date, the Buyer has at least two hundred forty three million three hundred seventy five thousand dollars ($243,375,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, and, to the Knowledge of the Buyer, the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (ii) explicitly by their terms, entitle any Person (other than (A) the Buyer Stockholders who shall have exercised their rights to participate in the Buyer Share Redemptions, (B) the underwriters of the Buyer’s initial public offering, who are entitled to the deferred discount (as such is described in the Trust Agreement) and (C) the Buyer with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement or the Governing Documents of the Buyer. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account. The Buyer has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Closing, the obligations of the Buyer to dissolve or

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liquidate pursuant to the Governing Documents of the Buyer shall terminate, and, as of the Closing, the Buyer shall have no obligation whatsoever pursuant to the Governing Documents of the Buyer to dissolve and liquidate the assets of the Buyer by reason of the consummation of the transactions contemplated hereby. Following the Closing, no stockholder of the Buyer shall be entitled to receive any amount from the Trust Account other than any stockholder of the Buyer who properly effectuates a Buyer Share Redemption.

(b)               As of the Effective Date, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, the Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Buyer on the Closing Date.

Section 4.5           Buyer SEC Documents; Controls.

(a)               The Buyer has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of the Buyer’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the Effective Date, (i) none of the Buyer SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Buyer SEC Document.

(b)               Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein. Each of the financial statements of the Buyer included in the Buyer SEC Documents were derived from the books and records of the

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Buyer, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c)               No notice of any SEC review or investigation of the Buyer or Buyer SEC Documents has been received by the Buyer. Since the consummation of its initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(d)               Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Document. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC Filings. As used in this Section 4.5(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e)               The Buyer has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.6           Information Supplied; Proxy Statement. The information supplied or to be supplied by the Buyer for inclusion in the Proxy Statement, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or (c) the time of the Buyer Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings), except that (i) no warranty or representation is made by the Buyer with respect to statements made or incorporated by reference therein based on information supplied by the OppFi Companies or their Affiliates for inclusion therein and (ii) or (ii) any projections or forecasts included in such materials. The Proxy Statement will comply in all material respects with the applicable

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requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

Section 4.7           Litigation. There are no material Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened against the Buyer or, to the Knowledge of the Buyer, any director, officer or employee of the Buyer (in their capacity as such) and since the Lookback Date there have not been any such Proceedings and the Buyer is not subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by the Buyer against any other Person.

Section 4.8           Listing. The issued and outstanding Buyer Class A Common Stock and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange under the symbols “FGNA,” and “FGNAWS,” respectively. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Buyer Public Securities or prohibit or terminate the listing of the Buyer Public Securities on the Stock Exchange. The Buyer has taken no action that is designed to terminate the registration of the Buyer Public Securities under the Securities Exchange Act. The Buyer is in compliance in all material respects with the listing rules of the Stock Exchange and has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the Buyer Public Securities.

Section 4.9           Investment Company. The Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.10       Contracts; No Defaults. Section 4.10 of the Buyer’s Disclosure Letter contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement), to which, as of the Effective Date, the Buyer is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed in Section 4.10 of the Buyer’s Disclosure Letter have been delivered to or made available to the Company or its agents or representatives. Each Contract of a type required to be listed in Section 4.10 of the Buyer’s Disclosure Letter, whether or not set forth in Section 4.10 of the Buyer’s Disclosure Letter, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.10 of the Buyer’s Disclosure Letter, whether or not set forth in Section 4.10 of the Buyer’s Disclosure Letter, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Buyer and, to the knowledge of the Buyer, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Buyer, are enforceable by the Buyer in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Buyer or, to the knowledge of the Buyer, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) the Buyer has not received any written or, to the knowledge

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of the Buyer, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Buyer, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Buyer or its Subsidiaries or, to the knowledge of the Buyer, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) through the Effective Date, the Buyer has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 4.11       Noncontravention. Except for the filings pursuant to Section 5.10, the consummation by the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Contract or Lease to which the Buyer is a party, (ii) any Governing Document of the Buyer, or (iii) any Governmental Entity under or pursuant to any Law or Order to which the Buyer is bound or subject, with respect to clauses (i) and (iii) that are or would reasonably be expected to be material to Buyer. The Buyer is not in material violation of any of its Governing Documents except as would not have a Buyer Material Adverse Effect.

Section 4.12       Business Activities.

(a)               Since its organization, other than as described in the Buyer SEC Documents, the Buyer has not conducted any material business activities other than activities related to the Buyer’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer.

(b)               Except for this Agreement and the transactions contemplated by this Agreement, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)               The Buyer has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of the Buyer as of December 31, 2019 (the “Buyer Balance Sheet”); (ii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Buyer of its obligations

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hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Buyer or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated by this Agreement.

(d)               As of the Effective Date and except for this Agreement and the Ancillary Agreements and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), the Buyer is not party to any Contract with any other Person that would require payments by the Buyer or any of its Subsidiaries after the Effective Date in excess of $50,000 in the aggregate with respect to any individual Contract.

Section 4.13       Investment Intent.

(a)               The Buyer understands and acknowledges that the acquisition of the Closing Company Units involves substantial risk. The Buyer can bear the economic risk of its investment (which the Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Buyer is capable of evaluating the merits and risks of its investment in the Closing Company Units.

(b)               The Buyer is acquiring the Closing Company Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Closing Company Units in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)               The Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)               The Buyer understands and acknowledges that the Closing Company Units have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer acknowledges that there is no public market for the Closing Company Units and that there can be no assurance that a public market will develop.

Section 4.14       Tax Matters.

(a)               The Buyer has timely filed all Income and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income and other material amounts of Tax Returns filed by the Buyer are correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Income and other material amounts of Taxes and all Income and other material amounts of Tax Liabilities due and payable by the Buyer for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

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(b)               The Buyer has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c)               No written claim has been made by a Taxing Authority in a jurisdiction where the Buyer does not file a particular type of Tax Return, or pay a particular type of Tax, that the Buyer is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved.

(d)               The Buyer is not currently and has never been the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to the Buyer, no such Tax Proceeding is pending, and, to the Knowledge of the Buyer, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. The Buyer has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All deficiencies, assessments, claims or adjustments with respect to a material amount of Taxes asserted or assessed in writing against the Buyer have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Buyer, no such deficiency, assessment, claim or adjustment has been threatened or proposed in writing against the Buyer.

(e)               There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Buyer or extending a period of collection, assessment or deficiency for Taxes of the Buyer, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. The Buyer is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return that has not been previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of Buyer.

(f)                The Buyer has not been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)               There is no Lien for Taxes on any of the assets of the Buyer, other than Permitted Liens.

(h)               The Buyer has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any). The Buyer is not party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing

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Agreement. All amounts payable by the Buyer with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such Contracts.

(i)                 All material accrued but unpaid Taxes of the Buyer (i) for periods covered by the financial statements incorporated by reference in the Buyer SEC Documents have been accrued and adequately disclosed on the Buyer’s financial statements in accordance with GAAP and (ii) for periods not covered by any financial statements incorporated by reference in the Buyer SEC Documents have been accrued on the books and records of the Buyer.

(j)                 The Buyer has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(k)               Since the date of its formation, the Buyer has been classified as a U.S. corporation for U.S. federal, state and local Income Tax purposes.

Section 4.15       Compliance with Laws. Buyer is, and has been since June 24, 2020, in compliance in all material respects with all Laws applicable to the conduct of the business of the Buyer, and no uncured written notices have been received by Buyer from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 4.16       Inspections; Company and Members’ Representations. Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the OppFi Companies. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the OppFi Companies and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any OppFi Company or the Members’ Representative pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, including the Members’ Representative, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by any OppFi Company or the Members’ Representative pursuant to this Agreement.

Section 4.17       Title to Property. The Buyer (a) does not own or leases any real or personal property or (b) is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 4.18       Takeover Statutes and Charter Provisions. The board of directors of the Buyer has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions

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contemplated hereby, including the Business Combination and the issuance to the Company of the Buyer Class V Voting Stock and the Earnout Company Units. As of the Effective Date, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to the Buyer in connection with this Agreement, the Business Combination, the issuance of the Buyer Class V Voting Stock and the Earnout Company Units, or any of the other transactions contemplated hereby. As of the Effective Date, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Buyer is subject, party or otherwise bound.

Article V
PRE-CLOSING AGREEMENTS

Section 5.1           Interim Operating Covenants (Company).

(a)               From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article IX and (2) the Closing Date (such period, the “Pre-Closing Period”), unless the Buyer shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed) in writing and except (u) in the Ordinary Course of Business, (v) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Recapitalization), (w) as set forth on Section 5.1(a) of the Company’s Disclosure Letter, (x) as required by any Law or Order (including any COVID-19 Measures) applicable to any OppFi Company or the assets, or operation of the business, of any OppFi Company, (y) as required by any Contract in effect as of the Effective Date to which an OppFi Company is party or by which any of the OppFi Companies’ assets or properties are bound, or (z) to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of the OppFi Companies’ businesses of COVID-19 or any COVID-19 Actions or COVID-19 Measures (in each case with respect to this clause (z) in connection with or in response to COVID-19), the Company shall, and shall cause the other OppFi Companies to, conduct and operate their business in all material respects in the Ordinary Course of Business and use its commercially reasonable efforts in the Ordinary Course of Business to preserve their existing relationships with Governmental Entities, material customers, suppliers and distributors, and the Company shall not, and shall cause the other OppFi Companies not to:

(i)                 amend or otherwise modify any of the Governing Documents of any OppFi Company in any manner that would be adverse to the Buyer;

(ii)              make any material changes to its accounting policies, methods or practices, other than as required by GAAP;

(iii)            sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities or pursuant to any existing Company Employee Benefits Plans), convey or otherwise dispose of (A) any Equity Interests of any OppFi Company or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any OppFi Company to issue, deliver or sell any Equity Interests of any OppFi Company;

(iv)             adjust, split, combine or reclassify any of its Equity Interests;

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(v)               (A) incur, assume, guarantee, receive or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or any PPP Loans (other than (1) additional Indebtedness under existing credit facilities or refinancings, replacements, or extensions thereof, (2) capital leases entered into in the Ordinary Course of Business, (3) the Company PPP Loan, and (4) other Indebtedness incurred in the Ordinary Course of Business or as set forth on Section 5.1(a)(v) of the Company’s Disclosure Letter, not to exceed $100,000,000 in the aggregate, or (B) make any advances or capital contributions to, or investments in, any Person, other than an OppFi Company;

(vi)             commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures in an amount not to exceed $1,000,000;

(vii)          enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or Material Lease or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease;

(viii)        acquire the business, properties or assets, including Equity Interests of another Person, except, in each case, for acquisitions whose consideration in an aggregate amount (for all such acquisitions) is not greater than $10,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

(ix)             propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any OppFi Company, except for (A) Permitted Liens, (B) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 5.1(a)(v) and (C) as required or contemplated by this Agreement;

(x)               compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by an OppFi Company not covered by insurance in excess of $1,000,000 in any single instance or in excess of $2,500,000 in the aggregate, (B) granting injunctive or other equitable remedy against an OppFi Company that would reasonably be expected to a Material Adverse Effect, (C) which imposes any restrictions on the operations of businesses of the OppFi Companies that would reasonably be expected to a Material Adverse Effect, or (D) by the equityholders of the Company or any other Person which relates to the transactions contemplated by this Agreement;

(xi)             except as required under applicable Law or the terms of any Company Employee Benefit Plan existing as of the Effective Date, (A) materially increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of the OppFi Companies, other than increases to any such individuals who are not directors or officers of the OppFi Companies that do not exceed ten percent (10%) individually or five percent (5%) in the aggregate, (B) become a

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party to, establish, materially amend (other than as part of an annual renewal for health and/or welfare benefits) commence participation in, or terminate any stock option plan or other stock-based compensation plan, or any Company Employee Benefit Plan, (C) grant any new awards or Equity Interests under any Company Employee Benefit Plan, (D) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the OppFi Companies, (E) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or such terminated employee or consultant does receive, annual base compensation (or annual base wages or fees) in excess of $350,000, or (F) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the OppFi Companies under the WARN Act;

(xii)          (A) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any OppFi Company, other than (1) inventory or products in the Ordinary Course of Business, (2) assets with an aggregate fair market value less than $1,000,000, (3) pursuant to non-exclusive licenses of Owned Intellectual Property granted by any OppFi Company to customers in the Ordinary Course of Business, (4) immaterial Owned Intellectual Property, or (5) in connection with the incurrence of Indebtedness that is permitted to be incurred under this Agreement; or (B) subject any Owned Intellectual Property to Copyleft Terms;

(xiii)        fail to take any action required to maintain any material insurance policies of any OppFi Company in force (other than (A) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (A) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application, or (C) actions set forth on Section 5.1(a)(xiii) of the Company’s Disclosure Letter);

(xiv)         except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes, (B) change (or request to change) any method of accounting for Tax purposes, (C) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (D) consent to any extension or waiver of the statutory period of limitations applicable to any Tax matter, (E) file any amended material Tax Return, (F) fail to timely file (taking into account valid extensions) any Income Tax Return and other material Tax Return required to be filed, (G) fail to pay any material amount of Taxes as it becomes due and payable, (H) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (I) surrender any right to claim any refund of a material amount of Taxes, (J) initiate any discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to any OppFi Company, or (K) take any action or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

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(xv)           amend, modify, terminate or waive any material right under any Company Permit; or

(xvi)         agree or commit to do any of the foregoing.

(b)               Nothing contained in this Agreement shall be deemed to give the Buyer, directly or indirectly, the right to control or direct the Company or any operations of any OppFi Company prior to the Closing. Prior to the Closing, the OppFi Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 5.2           Interim Operating Covenants (Buyer).

(a)               During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 5.2(a) of the Buyer’s Disclosure Letter, the Buyer shall not:

(i)                 conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii)              amend or otherwise modify the (A) Trust Agreement, (B) Founder Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (C) $15 Exercise Price Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (D) Private Placement Units Purchase Agreement, dated September 29, 2020, by and among and the Buyer and the Sponsor, or (E) Buyer Governing Documents;

(iii)            withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iv)             make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(v)               except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes, (B) change (or request to change) any method of accounting for Tax purposes, (C) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (D) consent to any extension or waiver of the statutory period of limitations applicable to any Tax matter, (E) file any amended material Tax Return, (F) fail to timely file (taking into account valid extensions) any Income Tax Return and other material Tax Return required to be filed, (G) fail to pay any material amount of Taxes as it becomes due and payable, (H) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (I) surrender any right to claim any refund of a material amount of Taxes, (J) initiate any discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to the Buyer, or (K) take any action or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

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(vi)             other than in connection with a Buyer Share Redemption, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (A) any of its Equity Interests, or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Buyer to issue, deliver or sell any Equity Interests of the Buyer, other than Contracts for Indebtedness from the Sponsor or its Affiliates or any director or officer of the Buyer or the Sponsor incurred in order to finance working capital and Tax expenses needs and expenses in an amount not to exceed $1,500,000;

(vii)          other than the Buyer Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(viii)        adjust, split, combine or reclassify (other than a reclassification pursuant to a conversion of shares of Buyer Class B Common Stock into shares Buyer Class A Common Stock pursuant to the Buyer Governing Documents) any of its Equity Interests;

(ix)             reduce the exercise price of any Buyer Warrant;

(x)               incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations other than Contracts for Indebtedness from the Sponsor or its Affiliates or any director or officer of the Buyer or the Sponsor incurred in order to finance working capital and Tax expenses needs and expenses in an amount not to exceed $1,500,000;

(xi)             enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by this Agreement;

(xii)          compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by Buyer not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (B) granting material injunctive or other equitable remedy against the Buyer, (C) which imposes any material restrictions on the operations of businesses of the Buyer, or (D) by the public stockholders or any other Person which relates to the transactions contemplated by this Agreement; or

(xiii)        agree or commit to do any of the foregoing.

(b)               Nothing contained in this Agreement shall be deemed to give the Members or the Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

Section 5.3           Commercially Reasonable Efforts; Further Assurances.

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(a)               Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. No Party shall willfully take any action that would have the effect of delaying, impairing or impeding in any material respect the consummation of the transactions contemplated by this Agreement.

(b)               The Company shall use its commercially reasonable efforts, and the Buyer shall cooperate in all reasonable respects with the Company, to solicit and obtain the consents of the Persons who are parties to the Contracts listed on Section 5.1 of the Company’s Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Any payment pursuant to the foregoing proviso shall be a Transaction Expense (which payment shall be treated as a Company Transaction Expense hereunder).

(c)               The Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which an OppFi Company is party or by which it or its assets are otherwise bound and that such consents and waivers may not be obtained prior to Closing and that receipt of any such consent shall in no event be a condition to the consummation of the transactions contemplated hereby. The Company shall not have any liability whatsoever to the Buyer arising out of or relating to the failure to obtain any such consents or the termination of any Contract as a result of the transactions contemplated hereby. The Buyer acknowledges that no representation, warranty or covenant of the Company contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination, or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or waiver or any such termination.

Section 5.4           Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 8.1 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall cause (a) the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) the Trustee to pay as and when due (x) all amounts payable to Buyer Stockholders who shall have validly elected to redeem their shares of Buyer Class A Common Stock pursuant to the Buyer Certificate of Incorporation, and (y) all amounts payable pursuant to Section 2.1(d) and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided Trust Agreement.

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Section 5.5           Listing. During the Pre-Closing Period, the Buyer shall remain listed as a public company on, and for the Buyer Class A Common Stock and Buyer Warrants to be listed on, the Stock Exchange. The Buyer shall use its reasonable best efforts to cause the Buyer Class V Voting Stock to be approved for listing on the Stock Exchange as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing. During the Pre-Closing Period, the Buyer will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Pre-Closing Period, if the Buyer receives any written or, to the knowledge of the Buyer, oral notice from the Stock Exchange that the Buyer has failed, or would reasonably be expected to fail, to meet the Stock Exchange listing requirements as of the Closing or within one (1) year thereafter for any reason, then the Buyer shall give prompt written notice of such Stock Exchange notice to the Company, including a copy of any written notice received from the Stock Exchange or a summary of any oral notice received from the Stock Exchange.

Section 5.6           LTIP. Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Stockholders, adopt, an omnibus incentive equity plan, based on the terms and conditions as reasonably mutually agreed upon between Buyer, the Company and the Members’ Representative to be effective upon and following the Closing (the “LTIP”). Nothing contained in this Section 5.6 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

Section 5.7           Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 5.8           Access to Information.

(a)               During the Pre-Closing Period, upon reasonable prior written notice, the OppFi Companies shall afford the representatives of the Buyer reasonable access, during normal business hours, to the properties, books and records of the OppFi Companies and furnish to the representatives of the Buyer such additional financial and operating data and other information regarding the business of the OppFi Companies as the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that the OppFi Companies may do so without violating any obligations to any third party or any applicable Law and to the extent that the OppFi Companies

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have the authority to grant such access without breaching any restrictions binding on them (and provided that the Buyer shall abide by the terms of the Confidentiality Agreement). The Buyer agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the OppFi Companies as a result of providing such access (which shall be treated as Buyer Transaction Expenses hereunder).

(b)               The Buyer shall coordinate its access rights with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the OppFi Companies.

(c)               Notwithstanding anything to the contrary in this Section 5.8, neither the Members’ Representative nor any OppFi Company or any of their respective representatives shall be required to disclose any information to Buyer during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the OppFi Companies or of third parties, cause a violation of any OppFi Company’s obligations with respect to confidentiality, or violate any Privacy and Security Requirement, or (iii) contravene any applicable Contracts or Laws. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers or other material business relationships of, any OppFi Company in relation to the transactions contemplated by this Agreement and Buyer shall have no right to perform invasive or subsurface investigations of any of the Leased Real Property.

Section 5.9           Notification of Certain Matters.

(a)               During the Pre-Closing Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Entity) alleging (i) that the consent, approval, waiver or filing of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; or (d) becomes aware of the commencement or threat, in writing, of any action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b)               During the Pre-Closing Period, the Company shall disclose to the Buyer in writing any development, fact or circumstance of which the Company has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 8.1(a) or Section 8.1(b) to be satisfied.

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(c)               During the Pre-Closing Period, Buyer shall disclose to the Company in writing any development, fact or circumstance of which Buyer has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 8.1(a) or Section 8.1(c) to be satisfied.

Section 5.10       Regulatory Approvals; Efforts.

(a)               Each Party shall, as promptly as reasonably practicable, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, clearances and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement (including those required by applicable Company Permits of the OppFi Companies (the “Regulatory Filings”)). Each Party shall use commercially reasonable efforts to cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such Regulatory Filing. With respect to the Regulatory Filings, each Party agrees to use its commercially reasonable efforts and cooperate with the other Parties (i) in timely making inquiries with Governmental Entities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Entities, and (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required). If the Buyer determines that it is required to make any Regulatory Filing or otherwise provide information with respect to the Buyer or any of the Buyer’s personnel or Affiliates to a Governmental Entity in connection with any Company Permit, then the Company will, except as prohibited by applicable Law (in which case the Company will use commercially reasonable efforts to obtain any required permission to allow disclosure), provide upon the Buyer’s request relevant portions of all past filings and correspondence with Governmental Entities with respect to any Company Permits related to such Regulatory Filing or information provision requirement that the Buyer reasonably determines to be necessary to make a complete, accurate and timely Regulatory Filing or provision of information. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, orders, clearances and approvals that, if not received, would have or would reasonably be expected to have, a Material Adverse Effect.

(b)               Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 5.7, nothing in this Section 5.10 shall require Buyer, Sponsor, Members’ Representative or any of their respective Affiliates to take any action with respect to any of their respective Affiliates (other than, with respect to Buyer and Sponsor, Buyer’s Subsidiaries and the OppFi Companies), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer, Sponsor, Members’ Representative or their respective Affiliates (other than, with respect to Buyer and Sponsor, Buyer’s Subsidiaries and the OppFi Companies), or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of Buyer, Sponsor, Members’ Representative or their respective Affiliates (other than, with respect to Buyer and Sponsor, Buyer’s Subsidiaries and the OppFi Companies), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer, Sponsor, Members’

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Representative or their respective Affiliates (other than the OppFi Companies), or any interests therein.

Section 5.11       Communications; Press Release; SEC Filings.

(a)               Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued without the prior written consent of each of the Buyer and the Company, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the Buyer SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 5.11, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent that is required under this Agreement.

(b)               As promptly as practicable following the Effective Date, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Buyer shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. The Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed).

(c)               As promptly as reasonably practicable after the Effective Date, but in any event following delivery of any information required to be delivered by the Company pursuant to this Section 5.11, (i) the Buyer and the Company shall prepare and the Buyer shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (A) providing Buyer Stockholders with the opportunity to participate in the Buyer Share Redemption and (B) soliciting proxies from the Buyer Stockholders to vote at the Buyer Stockholder Meeting in favor of the Buyer Stockholder Voting Matters. The Buyer shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Buyer Board in accordance with Section 5.11(j), at such time as reasonably agreed by Buyer and the Company promptly following (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (the date in (x) or (y), the “Proxy Clearance Date”).

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(d)               Prior to filing with the SEC, the Buyer will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Buyer will advise the Company promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto and (vii) requests by the SEC for additional information in connection with the Proxy Statement. The Buyer shall promptly respond to any comments of the SEC on the Proxy Statement, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable; provided that prior to responding to any requests or comments from the SEC, Buyer will make available to the Company drafts of any such response and provide the Company with reasonable opportunity to comment on such drafts.

(e)               If at any time prior to the Closing (including prior to the Buyer Stockholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties hereto and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to the Buyer Stockholders) any such amendment or supplement to the Proxy Statement containing such information; provided that no information received by the Buyer pursuant to this Section 5.11(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules hereto.

(f)                The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by the Buyer under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Buyer Filings”) shall include disclosure regarding the OppFi Companies and the business of the OppFi Companies and the OppFi Companies’ management, operations and financial condition. Accordingly, the Company agrees to, and agrees to cause the other OppFi Companies to, as promptly as reasonably practicable, provide the Buyer with all information concerning the Members, the Company and the other OppFi Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably requested by the Buyer to be included in the Proxy Statement, Additional Buyer Filings or any other Buyer SEC Filing. The Company shall make, and shall cause the other OppFi Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to the Buyer and its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement and Additional Buyer Filings, as reasonably requested by the

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Buyer, and responding in a timely manner to comments thereto from the SEC. The Buyer shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, and the Members and the Company shall reasonably cooperate in connection therewith.

(g)               Prior to Closing, the Buyer shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Buyer shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(h)               The Company shall provide to the Buyer as promptly as reasonably practicable after the Effective Date, (i) audited consolidated balance sheets of the OppFi Companies as of December 31, 2020 and December 31, 2019, and related audited consolidated statements of operations, members’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the OppFi Companies’ independent auditors, prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB, (ii) all other audited and unaudited financial statements of the OppFi Companies and any company or business units acquired by the OppFi Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K (including pro forma financial information), (iii) all selected financial data of the OppFi Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form 8-K and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the OppFi Companies were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K (including pro forma financial information).

(i)                 Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates for inclusion in the Proxy Statement, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer

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Stockholders, (iii) the time of the Buyer Stockholder Meeting, or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

(j)                 The Buyer shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 5.11(c)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Buyer Stockholder Meeting. The Buyer shall convene and hold a meeting of Buyer Stockholders, for the purpose of obtaining the approval of the Buyer Stockholder Voting Matters, which meeting shall be held not more than forty-five (45) days after the date on which Buyer commences the mailing of the Proxy Statement to its stockholders. The Buyer shall use its reasonable best efforts to take all actions necessary to obtain the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting, including as such Buyer Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Buyer Stockholder Voting Matters. The Buyer shall include the Buyer Board Recommendation in the Proxy Statement. The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation. The Buyer agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholder Meeting for the purpose of seeking approval of the Buyer Stockholder Voting Matters shall not be affected by any intervening event or circumstance, and Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholder Meeting and submit for the approval of the Buyer Stockholders the Buyer Stockholder Voting Matters, in each case as contemplated by this Section 5.11(j), regardless of whether or not there shall have occurred any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) postpone or adjourn the Buyer Stockholder Meeting for a period of no longer than 15 Business Days: (i) to ensure that any supplement or amendment to the Proxy Statement that the Buyer Board has determined in good faith is required by applicable Law is disclosed to Buyer’s stockholders and for such supplement or amendment to be promptly disseminated to Buyer’s stockholders prior to the Buyer Stockholder Meeting; (ii) if, as of the time for which the Buyer Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of outstanding Buyer Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Stockholder Meeting; (iii) to seek withdrawals of redemption requests from Buyer Stockholders; or (iv) in order to solicit additional proxies from Buyer Stockholders for purposes of obtaining approval of the Buyer Stockholder Voting Matters; provided that, in the event of any such postponement or adjournment, the Buyer Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 5.12       Expenses. Except as otherwise provided in this Agreement (including Section 2.1), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations

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hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 5.13       Releases.

(a)               Subject to the other provisions in this Section 5.13, effective upon the Closing, and in consideration of the transactions contemplated by this Agreement, and the additional covenants and promises set forth in this Agreement, the Company, on behalf of itself and its current and former Subsidiaries, Affiliates, Members and their respective successors and assigns (collectively, the “Company Releasing Parties”), hereby releases and discharges the Buyer, Sponsor, each OppFi Company and their respective Affiliates and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Company Released Parties”) from and against any and all Liabilities, and causes of actions of the Company, of any kind or nature whatsoever arising out of the Company’s ownership of any OppFi Company (whether directly or indirectly) as to facts, conditions, transactions, events or circumstances prior to the Closing (the “Company Released Matters”), and the Company shall not, and shall cause the other Company Releasing Parties not to, seek to recover any amounts in connection with such Company Released Matters from any Company Released Party; provided, however, that nothing contained in this Section 5.13(a) shall waive, release or discharge any Company Released Party from any Liability such Person may have to any Company Releasing Party with respect to indemnification under the Governing Documents of the OppFi Companies or any Liability such Person may have to any Company Releasing Party pursuant to any contract, advance or balance set forth on Section 3.20 of the Company’s Disclosure Letter that is not cancelled in connection with the transactions contemplated by this Agreement.

(b)               Subject to the other provisions in this Section 5.13, effective upon the Closing, and in consideration of the transactions contemplated by this Agreement, and the additional covenants and promises set forth in this Agreement, the Buyer, on behalf of itself and the OppFi Companies, the Buyer’s controlled Affiliates and their respective successors and assigns (collectively, the “Buyer Releasing Parties”), hereby releases and discharges each Member and its Affiliates and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Buyer Released Parties”) from and against any and all Liabilities, and causes of actions of any OppFi Company, of any kind or nature whatsoever arising out of such the Company’s ownership of any OppFi Company (whether directly or indirectly), as to facts, conditions, transactions, events or circumstances prior to the Closing (the “Buyer Released Matters”), and Buyer shall not, and shall cause the other Buyer Releasing Parties not to, seek to recover any amounts in connection with such Buyer Released Matters from any Buyer Released Party; provided, however, that nothing contained in this Section 5.13(b) shall waive, release or discharge any Buyer Released Party from any Liability such Person may have to any Buyer Releasing Party with respect to indemnification under the Governing Documents of the Buyer or pursuant to any contract, advance or balance set forth on Section 4.2 of the Buyer’s Disclosure Letter.

(c)               It is the intention of the Company in executing the release contained in Section 5.13(a) and in giving and receiving the consideration called for in this Agreement, that this

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release shall be effective as a full and final accord and satisfaction and general release of and from all Company Released Matters. The Company hereby represents to the Buyer that (i) the Company has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Company Released Matters or possible Company Released Matters against any Company Released Parties, (ii) the Company fully intends to release, except in the case of claims against a Person in respect of such Person’s actual fraud, all Company Released Matters against the Company Released Parties including unknown and contingent Company Released Matters (other than those specifically reserved above), (iii) the Company has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof; and (iv) to the Knowledge of the Company, no Person other than the Company has any interest in any Company Released Matters by applicable Law or contract by virtue of any action or inaction by the Company in a manner that would derogate from or otherwise prejudice the foregoing waiver. Furthermore, the Company further agrees not to institute any litigation, lawsuit, claim, action or Proceeding against any Company Released Party with respect to the Company Released Matters, except in the case of claims against a Person in respect of such Person’s actual fraud.

(d)               It is the intention of Buyer in executing the release contained in Section 5.13(b) and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Buyer Released Matters. Buyer represents to Company that (i) the Buyer has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Buyer Released Matters or possible Buyer Released Matters against any Buyer Released Parties, (ii) the Buyer fully intends to release, except in the case of claims against a Person in respect of such Person’s actual fraud, all Buyer Released Matters against the Buyer Released Parties including unknown and contingent Buyer Released Matters (other than those specifically reserved above), (iii) the Buyer has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof; and (iv) to the Knowledge of the Buyer, no Person other than Buyer has any interest in any Buyer Released Matters by applicable Law or contract by virtue of any action or inaction by Buyer in a manner that would derogate from or otherwise prejudice the foregoing waiver. Furthermore, the Buyer further agrees not to institute any litigation, lawsuit, claim, action or Proceeding against any Buyer Released Party with respect to the Buyer Released Matters, except in the case of claims against a Person in respect of such Person’s actual fraud.

(e)               Notwithstanding anything to the contrary in this Section 5.13, nothing in this Section 5.13 shall waive, release, discharge, limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any Liabilities or rights any Party may have (i) under this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby, (ii) under the Confidentiality Agreement, (iii) arising out of actions or omissions occurring after the Closing or (iv) arising out of, or resulting from, Fraud of the released Person. The invalidity or unenforceability of any part of this Section 5.13 shall not affect the validity or enforceability of the remainder of this Section 5.13, which shall remain in full force and effect.

Section 5.14       Directors and Officers.

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(a)               Indemnification. Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, the Buyer (i) shall cause each OppFi Company to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such OppFi Company in effect as of the Effective Date (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of any OppFi Company (collectively, with such Person’s heirs, executors or administrators, the “OppFi Indemnified Persons”), and (ii) shall not, and shall not permit any OppFi Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any OppFi Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected OppFi Indemnified Person (it being agreed that each OppFi Indemnified Person shall be a third party beneficiary of this Section 5.14). After the Closing, in the event that any OppFi Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, Buyer shall cause proper provision to be made so that the successors of the OppFi Company shall succeed to and be bound by the obligations set forth in this Section 5.14.

(b)               Tail Policy.

(i)                 For a period of six (6) years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the OppFi Companies and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii)              At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any OppFi Company’s and the Buyer’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any OppFi Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall the Buyer be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and the Buyer with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any OppFi Company shall be settled without the prior written consent of the Company and the Members’ Representative.

(c)               The provisions of this Section 5.14 are (i) intended to be for the benefit of, and shall be enforceable by, each OppFi Indemnified Person, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the applicable party’s

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Governing Documents or in any Contract of the applicable party or its respective Subsidiaries in effect as of the Effective Date.

(d)               Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Buyer or the Company or any of their respective Subsidiaries for any of their respective directors, officers, or other employees, it being understood and agreed that the indemnification provided for in this Section 5.14 is not prior to or in substitution for any such claims under such policies.

(e)               This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Buyer and the Company.

(f)                Post-Closing Buyer Board and Officers.

(i)                 Except as otherwise agreed in writing by the Buyer and the Company, prior to the Closing, and conditioned upon the occurrence of the Closing, the Parties shall take all necessary action, including causing the directors of the Buyer to resign (effective as of the Closing), so that, effective as of immediately following the Closing, the Buyer Board will consist of (A) the number of directors as is specified on Section 5.14(f)(i) of the Buyer’s Disclosure Letter and (B) the individuals listed on Section 5.14(f)(i) of the Buyer’s Disclosure Letter.

(ii)              The Parties shall take all action necessary, including causing the officers of the Buyer to resign, so that effective as of the Closing, the officers of the Buyer will consist of the individuals listed on Section 5.14(f)(ii) of the Buyer’s Disclosure Letter.

Section 5.15       Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws. Subject to receipt of the Required Vote, immediately prior to the Closing, the Buyer shall (a) file the Buyer Second A&R Certificate of Incorporation in accordance with the provisions hereof and the DGCL and (b) adopt the Buyer A&R Bylaws as its bylaws until thereafter amended in accordance with the provisions thereof, the Buyer Second A&R Certificate of Incorporation and the DGCL.

Section 5.16       Name Change. In connection with the adoption of the Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws, the Buyer will change its name from “FG New America Acquisition Corp.” to “OppFi Inc.”.

Section 5.17       Exclusivity.

(a)               From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Company shall not, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii)

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furnish (including through any virtual data room) any information relating to any OppFi Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any OppFi Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so; provided that none of the foregoing restrictions shall prohibit any OppFi Company from taking the actions permitted by the exceptions set forth in Section 5.1 of this Agreement or the related sections of the Company’s Disclosure Letter, and any such action shall not be deemed a violation of this Section 5.17(a).

(b)               From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Sponsor and the Buyer shall not directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and their respective representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Buyer Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Buyer Competing Transaction; (iii) furnish (including through any virtual data room) any non-public information relating to Buyer or any of its assets or businesses, or afford access to the assets, business, properties, books or records of Buyer to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (iv) approve, endorse or recommend any Buyer Competing Transaction; or (v) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1           Access to Books and Records. From and after the Closing, the Buyer and its Affiliates shall make or cause to be made available to the Members’ Representative (including the right to copy at the Members’ Representative’s sole expense, as applicable) all books, records and documents relating to periods prior to the Closing Date of any OppFi Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Members’ Representative or its Affiliates arising under this Agreement or (ii) brought or threatened to be brought by the Buyer or their Affiliates against the Members’ Representative or its Affiliate relating to or arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Members’ Representative or its Affiliates against the Buyer or by the Buyer or its Affiliates against the Members’ Representative arising under this Agreement) for which access to such documents is reasonably necessary. The Buyer shall (at the Company’s sole expense) cause each

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OppFi Company to maintain and preserve all such books, records and other documents in the possession of the OppFi Companies as of the Closing Date for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended, and in each case, shall offer to transfer such records to the Members’ Representative, at the end of such period. Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to provide any access or information to the Sponsor, the Members’ Representative, their respective Affiliates or any of their respective representatives which constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 6.1 shall not apply to Taxes or Tax matters, which are the subject of Section 7.1.

Article VII
TAX MATTERS

Section 7.1           Certain Tax Matters.

(a)               Tax Returns.

(i)                 The Members’ Representative shall prepare and file, or cause to be prepared and filed, at the cost and expense of the OppFi Companies, (A) all Tax Returns of each OppFi Company that are due on or prior to the Closing Date (taking into account applicable extensions) and (B) all Income Tax Returns of each OppFi Company for any taxable period ending on or prior to the Closing Date, in each case, that are due after the Closing Date (collectively, the “Members Prepared Returns”). Each Members Prepared Return filed after the Closing Date shall be prepared in a manner consistent with the OppFi Companies’ past practices except as otherwise required by applicable Law. Each Members Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Buyer no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review. The Members’ Representative shall consider in good faith all reasonable comments received from the Buyer no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and shall not file such Tax Return without the consent of the Buyer, such consent not to be unreasonably withheld, conditioned, or delayed. Except as otherwise required by law or would not reasonably be expected to have a material effect on the Buyer, no filed Members Prepared Return may be amended after the Closing without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided that in all cases the Members’ Representative shall submit to the Buyer no later than thirty (30) days prior to filing any amended Members Prepared Return for review and comment by the Buyer and the Members’ Representative shall consider in good faith all reasonable comments received from Buyer within twenty (20) days of delivering any such Tax Returns to the Buyer. The Buyer shall prepare and file, or cause to be prepared and filed, at the cost and expense of the OppFi Companies, all Tax Returns of each OppFi Company (other than Members Prepared Returns) for any Pre-Closing Tax Period or Straddle Period that are due after the Closing Date (taking into account applicable extensions) (the “Buyer Prepared Returns”). Each Buyer Prepared Return shall be prepared in a manner consistent with the OppFi Companies’ past practices except as otherwise required by applicable Law. Each Buyer Prepared Return shall be submitted to the Members’ Representative no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review and approval, which approval shall

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not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return described in this Section 7.1(a) for a taxable period that includes the Closing Date (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the OppFi Companies resulting from, attributable to or accelerated by the payment of the Transaction Expenses in connection with the transactions contemplated by this Agreement are reported by the OppFi Companies and allocated to the taxable period ending on the Closing Date (or the portion of any Straddle Period ending on the Closing Date) to the maximum extent permitted by applicable Law (and the parties agree that 70% of any success-based fees shall be deductible for U.S. federal or state Income Tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB to the extent permitted by applicable Law). For the avoidance of doubt, all Tax Returns of each OppFi Company (other than Members Prepared Returns and Buyer Prepared Returns) that are filed after the Closing Date shall be prepared and filed in accordance with the terms of the Company A&R LLCA.

(ii)              After the Closing, without the prior written consent of the Members’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not (and shall neither cause nor permit any OppFi Company to) take any of the following actions: (w) file (except for Buyer Prepared Returns as permitted under Section 7.1(a)(i)), amend, re-file or otherwise modify any Tax Return relating in whole or part to any OppFi Company with respect to any Pre-Closing Tax Period or Straddle Period, (x) enter into an agreement to extend the statute of limitations with respect to Tax Returns relating in whole or part to any OppFi Company with respect to any Pre-Closing Tax Period or Straddle Period, (y) make any Tax election or take any position on any Tax Return with respect to any OppFi Company that would have retroactive effect to a Pre-Closing Tax Period or Straddle Period, or (z) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to any OppFi Company for any Pre-Closing Tax Period or Straddle Period (except that the Buyer and the OppFi Companies shall be permitted to continue to comply with any voluntary disclosure program that was initiated prior to the Closing Date).

(iii)            Notwithstanding the deadlines set forth in Section 7.1(a)(i) and Section 7.1(a)(ii) with respect to any Tax Return described therein, the Members’ Representative and Buyer shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

(b)               For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i)                 in the case of property Taxes and other similar Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

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(ii)              in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clause (i) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology (including deductions under Section 168(k) of the Code); provided that for purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates but not including deductions under Section 168(k) of the Code) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes unless otherwise required by applicable Law; and

(iii)            in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i) and (ii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(c)               Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Company and Tax Returns pursuant to Section 7.1(a), including Buyer signing Members Prepared Returns that have been prepared in accordance with Section 7.1(a)(i) on behalf of an OppFi Company, the preparation of the Allocation and the Tax Basis Balance Sheet, and any Tax Proceeding with respect to Taxes or Tax Returns of any OppFi Company. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Buyer and the Company shall (and the Company shall cause the OppFi Companies to) retain all books and records with respect to Tax matters pertinent to the OppFi Companies relating to any taxable period beginning before the Closing Date until the seven (7) year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. The Company shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow the Buyer or any OppFi Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(d)

(i)                 Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Tax Proceeding with respect to Taxes or Tax Returns of any OppFi Company relating to any Pre-Closing Tax Period or Straddle Period. Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

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(ii)              The Members’ Representative shall have the right to control, at the cost and expense of the OppFi Companies, any Tax Proceeding in respect of any OppFi Company with respect to any Income Tax matters for any taxable period ending on or before the Closing Date; provided, however, that (A) the Buyer shall have the right, at the cost and expense of the OppFi Companies, to participate in any such Tax Proceeding, (B) the Members’ Representative shall provide the Buyer with a timely and reasonably detailed account of each stage of such Tax Proceeding, (C) the Members’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and (D) the Members’ Representative shall defend such Tax Proceeding diligently and in good faith and consult with the Buyer in good faith concerning the appropriate strategy for contesting such Tax Proceeding; provided, further, that the Buyer, at the cost and expense of the OppFi Companies, may control and contest any such Tax Proceeding (1) for which the Members’ Representative would otherwise have the right to control under this Section 7.1(d)(ii) if the Members’ Representative elects in writing not to conduct such Tax Proceeding and (2) in respect of any OppFi Company with respect to any Income Tax matters for any Straddle Period; provided, further, however, that if the Buyer exercises its right to control any such Tax Proceeding under the preceding clause, the Members’ Representative shall have the right, at the cost and expense of the OppFi Companies, to participate in any such Tax Proceeding and the Buyer shall (x) provide the Members’ Representative with a timely and reasonably detailed account of each stage of such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Members’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (z) consult with the Members’ Representative in good faith concerning the appropriate strategy for contesting such Tax Proceeding.

(e)               The Company shall prepare and file or shall cause the applicable OppFi Company to prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(f)                The Parties acknowledge and agree that for U.S. federal (and, as applicable, state and local) Income Tax purposes, they intend that (i) the amounts contributed to the Company pursuant to Section 2.1(f)(i) and Section 2.1(f)(iii) (but only to the extent not otherwise accounted for in clause (ii) of this Section 7.1(f)) be governed by Section 721 of the Code, and (ii) the shares and amounts contributed to the Company pursuant to Section 2.1(b), Section 2.1(f)(ii), and Section 2.1(f)(iii) and distributed to Members or used for the redemption of Company Units by the Company pursuant to Section 2.1(d) and Section 2.1(f)(ii) and certain rights provided under the Tax Receivable Agreement, shall be treated together as a disguised sale of partnership interests governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder (the “Deemed Sale”), which Deemed Sale gives rise to an adjustment to the Buyer’s tax basis in the direct and indirect assets of the Company pursuant to Section 743(b) of the Code (collectively, the “Intended Tax Treatment”).

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(g)               Within one hundred eighty (180) days following the final determination of the Final Buyer Transaction Expenses and the Final Company Transaction Expenses, the Company will prepare, and deliver (or cause to be prepared and delivered) to Members’ Representative, (i) an allocation statement allocating the Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Deemed Sale among the assets of the Company (other than its Equity Interests in the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal Income Tax purposes (“DRE Subsidiaries”)) and the assets of the DRE Subsidiaries (the “Allocation”) and (ii) a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Company (other than its Equity Interests in the DRE Subsidiaries) and assets of the DRE Subsidiaries on the Closing Date and the amount of the liabilities of the Company and the DRE Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within thirty (30) days after the receipt of the Tax Basis Balance Sheet and Allocation, the Members’ Representative will propose any changes or will indicate its concurrence therewith. If the Buyer and Members’ Representative do not agree with the Tax Basis Balance Sheet or Allocation, then the Buyer and Members’ Representative shall attempt in good faith to reach agreement on the Tax Basis Balance Sheet or the Allocation, as applicable, in a manner consistent with applicable Income Tax Law. If the Buyer and Members’ Representative cannot reach an agreement on the Tax Basis Balance Sheet or the Allocation within fifteen (15) days after receipt of the Members’ Representative’s proposed changes, then the Buyer and Members’ Representative shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer and Members’ Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (x) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party and (y) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated between the Buyer on the one hand, and Members’ Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Tax Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Tax Accounting Firm) bears to the total amount of such disputed items so submitted. The Tax Basis Balance Sheet and the Allocation, as agreed to by the Buyer and Members’ Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Tax Basis Balance Sheet” and the “Final Allocation,” respectively). Within thirty (30) days following a Deemed Sale, the Buyer shall deliver a Section 743 notification to the Company in accordance with Treasury Regulation Sections 1.743-1(k)(2). The Parties also agree that no value shall be allocated to the Buyer Class V Voting Stock and shall report consistently with such determination for U.S. federal (and applicable state and local) Income Tax purposes.

(h)               The Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”) unless otherwise required to do so by a “determination” as defined in Section 1313 of the Code (or any similar provision of applicable state, local or non-U.S. Law); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any

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Governmental Entity to any portion of the Tax Positions; (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (5) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding.

(i)                 Without the prior written consent of the Buyer, the Company shall not, and shall cause its Affiliates not to, make or cause to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any OppFi Company. With respect to any Tax Proceeding of any OppFi Company treated as a partnership for U.S. federal Income Tax purposes for any Pre-Closing Tax Period or any Straddle Period and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law), the Company shall (and Buyer shall cause the Company to), and shall cause its eligible Subsidiaries to, timely make an election under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) in accordance with applicable Laws (and the Members expressly consent to, and shall reasonably cooperate to the extent requested by the Buyer in, the making of all such elections) (a “Section 6226 Election”). The Company shall (and Buyer shall cause the Company to), and shall cause all of its respective eligible Subsidiaries, if any, to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for any taxable period that includes the Closing Date (and, with respect to the Company and its eligible Subsidiaries, if any, for any taxable period that includes the date of any Exchange (as defined in the Company A&R LLCA)).

(j)                 The Members and the OppFi Companies shall terminate or cause to be terminated any and all of the Tax Sharing Agreements (excluding, for the avoidance of doubt, the Company A&R LLCA) in effect between any Members, on the one hand, and any OppFi Company, on the other hand, written or unwritten, on the Closing Date, and there shall be no continuing obligation for the OppFi Companies to make any payments under any such agreements, arrangements or undertakings.

(k)               No more than thirty (30) days prior to the Closing Date, the Company shall have delivered to the Buyer a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-11T(d)(2), signed under penalties of perjury by a member of the Company with management authority over the Company in form and substance reasonably satisfactory to the Buyer, certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T).

Article VIII
CONDITIONS TO CLOSING

Section 8.1           Conditions to the Obligations of the Parties.

(a)               Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to

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the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)                 No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(ii)              Required Vote. The Required Vote shall have been obtained.

(b)               Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)                 Representations and Warranties.

(A)             The representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect; and

(B)              The Company Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date);

(ii)              Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(iii)            Material Adverse Effect. Since the Effective Date, there shall not have been a Material Adverse Effect.

(iv)             Recapitalization. The Recapitalization shall have been effectuated as described in the Recitals and in compliance with the terms and conditions of the Company’s LLCA.

(v)               Company Closing Deliveries. The Buyer shall have received the Closing deliveries set forth in Section 2.5.

(vi)             Requisite Consent. The Requisite Consent shall have been obtained, provided as of the date hereof and be in full force and effect.

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(c)               Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)                 Representations and Warranties.

(A)             The representations and warranties of the Buyer set forth in Article IV of this Agreement (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Buyer Material Adverse Effect; and

(B)              The Buyer Fundamental Representations, in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)              Performance and Obligations of the Buyer. The Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

(iii)            Available Closing Date Cash. Available Closing Date Cash shall not be less than two hundred million dollars ($200,000,000).

(iv)             Buyer Governing Documents. The Buyer Second A&R Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Buyer shall have adopted the Buyer A&R Bylaws.

(v)               Buyer Closing Deliveries. The Company and the Members’ Representative shall have received the Closing deliveries set forth in Section 2.5(b).

(d)               Frustration of Closing Conditions. None of the Company or the Buyer may rely on the failure of any condition set forth in this Section 8.1 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing conditions of such other Party to be satisfied.

(e)               Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 8.1 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

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Article IX
TERMINATION

Section 9.1           Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, at any time prior to the Closing only as follows:

(a)               by the mutual written consent of the Company and the Buyer;

(b)               by the Company or the Buyer by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of or failure to perform any of its representations, warranties, covenants, agreements, or other obligations contained in this Agreement has been the cause of or has resulted in such final, non-appealable Order or other action;

(c)               by the Company or the Buyer by written notice to the other Party or Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before August 9, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose breach of or failure to perform any of its representations, warranties, covenants, agreements, or other obligations contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;

(d)               by the Company if the Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its agreements or covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 8.1(a) or Section 8.1(c) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement; and

(e)               by the Buyer if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its agreements or covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Buyer’s obligations to consummate the transactions set forth in Section 8.1(a) or Section 8.1(b) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by the Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after the delivery of such written notice and the Buyer has not waived in writing such breach or failure; provided, however, that the right to

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terminate this Agreement under this Section 9.1(e) shall not be available to the Buyer if the Buyer is then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement.

Section 9.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 3.13, Section 4.3, Section 5.11(a), Section 5.12, this Section 9.2 and Article X of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article X
MISCELLANEOUS

Section 10.1       Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Members’ Representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty, or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior, or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting.

Section 10.2       Waiver of Remedies; Survival of Representations and Warranties.

(a)               Except (i) in the case of Fraud, (ii) as set forth in Section 9.2, or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 10.12, the Company Parties shall have no liability to the Buyer, the OppFi Companies, or its and their respective successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Buyer Parties”) for any or all losses that are sustained or incurred by any of the Buyer Parties by reason of, resulting from, or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any Ancillary Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 9.2, or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 10.12, the Buyer Parties shall have no liability to the Company and its successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Company Parties”) for any or all losses that are sustained or incurred by any of the Company Parties by reason of, resulting from, or arising out of any breach of or inaccuracy in any of the Buyer’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

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(b)               The representations and warranties of the Parties set forth in Article III and Article IV and all covenants of any of the Parties that are to be fully performed prior to Closing, shall not survive the Closing.

Section 10.3       Members’ Representative.

(a)               In connection with the Recapitalization, the Members shall appoint the Members’ Representative as agent and attorney in fact (with the full power of substitution) for and on behalf of the Members to (i) interpret the terms and provisions of this Agreement and the Ancillary Agreements, (ii) execute, deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of any Proceedings, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Proceedings, and to take all actions necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) make any determinations and settle any matters related to any Tax matters pursuant to Article VII, the matters contemplated by Section 2.6, (vii) administer, pay out, deduct, hold back or redirect any funds (including any Earnout Voting Shares and/or Earnout Company Units), which may be payable or distributable to any Member pursuant to the terms of this Agreement or any Ancillary Agreement for, (A) any amount that may be payable by the Members pursuant to this Agreement, including Section 2.6 and Article VII or (B) any costs, fees, expenses and other liabilities incurred by the Members’ Representative, acting in such capacity, in connection with this Agreement and the Ancillary Agreements, and (viii) take all actions necessary or appropriate in the judgment of the Members’ Representative on behalf of the Members in connection with this Agreement and the Ancillary Agreements.

(b)               The Members’ Representative, or any successor hereafter appointed, may resign at any time by written notice to the Buyer. Any change in the Members’ Representative will become effective upon notice to the Buyer in accordance with this Section 10.3. All power, authority, rights and privileges conferred in this Agreement to the Members’ Representative will apply to any successor Members’ Representative.

(c)               The Members’ Representative will not be liable for any act done or omitted under this Agreement as Members’ Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. The Buyer agrees that it will not look to the assets of the Members’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the OppFi Companies. In performing any of its duties under this Agreement or any Ancillary Agreements, the Members’ Representative will not be liable to the Members for any losses that any such Person may incur as a result of any act, or failure to act, by the Members’ Representative under this Agreement or any Ancillary Agreements, and the Members’ Representative will be indemnified and held harmless by the Company for all losses, except to the extent that the actions or omissions of the Members’ Representative constituted fraud, gross negligence or willful misconduct. The limitation of

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liability provisions of this Section 10.3(c) will survive the termination of this Agreement and the resignation of the Members’ Representative.

(d)               The Buyer shall be entitled to rely exclusively upon any notices and other acts of the Members’ Representative relating to the Members’ rights and obligations hereunder as being legally binding acts of each Member individually and collectively.

Section 10.4       Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt by the recipient) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when received (or, if delivery is refused, upon presentment) following sending by reputable overnight express courier (charges prepaid) or certified or registered mail and return receipt requested (postage prepaid). Unless another address is specified in writing pursuant to the provisions of this Section 10.4, notices, demands and other communications to the Company, the Members’ Representative and the Buyer shall be sent to the addresses indicated below:

Notices to the Company prior to the Closing: Opportunity Financial, LLC 130 E. Randolph Street, Suite 3300 Chicago, IL 60601 Attention: Jared Kaplan Email: jkaplan@opploans.com	with a copy to (which shall not constitute notice): DLA Piper LLP (US) 200 S. Biscayne Boulevard, Suite 2500 Miami, FL 33131 Attention: Joshua M. Samek, Esq. Email: joshua.samek@dlapiper.com
Notices to the Members’ Representative: TCS Group, LLC One North Wacker Drive Suite 3605 Chicago, IL 60606 Attention: David Vennettilli Email: dvennettilli@schwartzcap.com with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

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Notices to the Buyer, and following the Closing, the Company: FG New America Acquisition Corp. 105 S. Maple Street Itasca, IL 60143 Attention: Larry G Swets, Jr. Email: lswets@itascafinancial.com with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Gary Silverman

Elliott Smith

Email: gary.silverman@whitecase.com

elliott.smith@whitecase.com

Section 10.5       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 10.5 shall be null and void.

Section 10.6       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal, or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 10.7       Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule, or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.7 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day

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thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant, or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant, or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant, or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisors on the Intralinks online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to the Buyer’s representatives (including counsel) via electronic mail, in each case, prior to the Effective Date.

Section 10.8       Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and the Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and the Exhibits to this Agreement).

Section 10.9       Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

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Section 10.10     Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.11   Trust Account Waiver. The Company acknowledges that the Buyer has established the Trust Account for the benefit of its public Buyer Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Buyer Stockholders upon the redemption of their shares and (ii) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (other than this Agreement and the Ancillary Agreements) among the Buyer and the Company. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer to induce Buyer to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and its Affiliates that it has the authority to bind under applicable Law. To the extent the Company or any of its Affiliates that the Company has the authority to bind commences any action or proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer, its Affiliates or its representatives,

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which Proceeding seeks, in whole or in part, monetary relief against the Buyer, its Affiliates or its representatives, the Company hereby acknowledges and agrees that the Company’s and such Affiliates’ sole remedy shall be against assets of the Buyer or such Affiliate or representatives not in the Trust Account and that such claim shall not permit the Company or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 10.12   Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.13   No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the OppFi Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

Section 10.14   Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion

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be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 10.15   No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any Ancillary Agreement, and notwithstanding the fact that any Party may be a corporation, partnership, limited liability company, or otherwise, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Ancillary Agreements or other instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current, or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder, or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof, or against any former, current, or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and

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conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 10.15.

Section 10.16   Legal Representation.

(a)               The Company.

(i)                 Each Party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that DLA Piper LLP (US) (or any successor thereto) (“DLA”) may represent any OppFi Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the OppFi Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)              Each of the Buyer and the Company acknowledges that the foregoing provision applies whether or not DLA provides legal services to the OppFi Companies after the Closing Date. Each of the Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among DLA, the OppFi Companies and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the OppFi Companies and is exclusively controlled by the OppFi Companies and shall not pass to or be claimed by the Members’ Representative or the Buyer. From and after the Closing, none of the Buyer or any Person purporting to act on behalf of or through the Buyer or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, the Buyer on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among DLA, any OppFi Company and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, on the one hand, and a third party other than an OppFi Company, on the other hand, the Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that the Buyer may not waive such privilege without the prior written consent of an OppFi Company.

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(b)               The Buyer.

(i)                 Each Waiving Party hereby agrees that White & Case LLP (or any successor thereto) (“W&C”) may represent the Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate of the Buyer (including the OppFi Companies), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Buyer in connection with the transactions contemplated by this Agreement, and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waive (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)              Each of the Buyer and the Company acknowledges that the foregoing provision applies whether or not W&C provides legal services to the Buyer after the Closing Date. Each of the Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among W&C, the Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Buyer and is exclusively controlled by the Buyer and shall not pass to or be claimed by the Buyer or any of the OppFi Companies. From and after the Closing, none of the Buyer, the Company, nor any Person purporting to act on behalf of or through the Buyer, the Company, or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of the Buyer, the Company, and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among W&C, the Buyer, the Sponsor and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company, on the one hand, and a third party, on the other hand, the Buyer and the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that the Company may waive such privilege without the prior written consent of the Buyer.

Section 10.17   Acknowledgements.

(a)               The Company. Each of the OppFi Companies specifically acknowledges and agrees to the Buyer’s disclaimer of any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer pursuant to this Agreement, whether made by the Buyer or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the OppFi Companies and the Members’ Representative, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer, its

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Affiliates or representatives by either the Buyer or any of its Affiliates or representatives), other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer pursuant to this Agreement. The Buyer specifically acknowledges and agrees that, without limiting the generality of this Section 10.17, no OppFi Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Buyer specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer pursuant to this Agreement, the Buyer makes no, nor has the Buyer made, any other express or implied representation or warranty with respect to the Buyer, its assets or Liabilities, the businesses of the Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)               The Buyer. The Buyer specifically acknowledges and agrees to the Company disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any OppFi Company, or the Members’ Representative pursuant to this Agreement, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer, its Affiliates or representatives by any OppFi Company or any of its respective Affiliates or representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any OppFi Company or the Members’ Representative pursuant to this Agreement. The Buyer specifically acknowledges and agrees that, without limiting the generality of this Section 10.17, no OppFi Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Buyer specifically acknowledges and agrees that except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any OppFi Company or the Members’ Representative pursuant to this Agreement, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the OppFi Companies, their assets or Liabilities, the businesses of the OppFi Companies or the transactions contemplated by this Agreement or the Ancillary Agreements.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER: FG NEW AMERICA ACQUISITION CORP. By: /s/ Larry G. Swets, Jr. Name: Larry G. Swets, Jr. Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY: OPPORTUNITY FINANCIAL, LLC By: /s/ Jared Kaplan Name: Jared Kaplan Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

OFS: OppFi Shares, LLC By: /s/ Todd G. Schwartz Name: Todd G. Schwartz Title: Manager

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

MEMBERS’ REPRESENTATIVE: /s/ Todd G. Schwartz Name: Todd G. Schwartz

[Signature Page to Business Combination Agreement]

EXHIBIT A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FG NEW AMERICA ACQUISITION CORP.

______________, 2021

FG New America Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Existing Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.                   The name of the Existing Corporation is “FG New America Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 24, 2020 (the “Original Certificate”).

2.                   The Existing Corporation’s First Amended and Restated Certificate of Incorporation, which amended and restated the provisions of the Original Certificate, was filed with the Secretary of State of the State of Delaware on June 24, 2020 (as amended, the “First Amended and Restated Certificate”).

3.                   This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4.                   This Second Amended and Restated Certificate is restating and amending the provisions of the First Amended and Restated Certificate in connection with the business combination (the “Initial Business Combination”) contemplated by that certain Business Combination Agreement, dated as of February 9, 2021, by and among the Corporation, Opportunity Financial, LLC and Todd Schwartz, as Members’ Representative.

5.                   This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

6.                   Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

7.                   The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is OppFi Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1      Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is __________________ shares, consisting of (a) __________________ shares of common stock (the “Common Stock”), including (i) __________________ shares of Class A common stock (the “Class A Common Stock”), (ii) __________________ shares of Class B common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Economic Common Stock”), and (iii) __________________ shares of Class V common stock (the “Class V Common Stock”), and (b) __________________ shares of preferred stock (the “Preferred Stock”).

Section 4.2      Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3      Common Stock.

(a)       Voting.

(i)        Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)        Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii)        Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class V Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on

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any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)        Class B Common Stock.

(i)        Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses (a “Business Combination”).

(ii)            Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to or in connection with the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination, the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, twenty-five percent (25%) of the sum of (a) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of (i) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in a Business Combination, any private placement warrants issued to FG New America Investors LLC (the “Sponsor”), any private placement units issued to the Sponsor or and any warrants issued to an affiliate of the Sponsor or the Corporation’s officers and directors upon the conversion of working capital loans made to the Corporation, minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio.

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii).

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision,

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combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii)        Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation

(c)        Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Economic Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends or distributions of cash, property or shares of capital stock of the Corporation may not be declared or paid on the Non-Economic Common Stock.

(d)        Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Economic Common Stock shall be entitled to receive all the remaining assets of

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the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Economic Common Stock held by them. The holders of shares of Non-Economic Common Stock, as such, will not be entitled to receive, with respect of such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 4.4        Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1       Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Amended and Restated By Laws of the Corporation (“By Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any By Laws adopted by the stockholders; provided, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

Section 5.2       Number, Election and Term.

(a)        Except as otherwise provided for or fixed pursuant to the Investor Rights Agreement dated as of __________, 2021 by and between the Corporation and the stockholders party thereto (the “Investor Rights Agreement”) or any certificate of designation with respect to any series of Preferred Stock, the total number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)        Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the 2022 annual meeting of the stockholders of the Corporation, the term of the initial Class II Directors shall expire at the 2023 annual meeting of the stockholders of the Corporation and the term of the initial Class III Directors shall expire at the 2024 annual meeting of the stockholders of the Corporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the 2022 annual meeting of the stockholders of the Corporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by

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proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)        Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)       Unless and except to the extent that the By Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3      Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and without limiting the rights of any party to the Investor Rights Agreement (as defined below), at any time when the SCG Holders (as defined under the Investor Rights Agreement) beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Section 5.4     Removal. Subject to Section 5.5 hereof and without limiting the rights of any party to the Investor Rights Agreement, at any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class.

Section 5.5      Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

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Section 5.6      Quorum. A quorum for the transaction of business by the directors shall be set forth in the By Laws.

ARTICLE VI
BY LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board or action by written consent of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote or written consent of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws; and provided further, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1      Meetings of Stockholders; Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law:

(a)       Special meetings of stockholders of the Corporation may be called only (i) by the Chairman of the Board, (ii) by the Chief Executive Officer of the Corporation, (iii) by the Board pursuant to a resolution adopted by a majority of the Board, or (iv) at any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, by a representative of the SCG Holders, and the ability of the other stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons;

(b)        At any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock; and

(c)        At any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize

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or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, or by certified or registered mail, return receipt requested.

Section 7.2      Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By Laws.

Section 7.3      Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering and until the consummation of the initial Business Combination, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1      Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2      Indemnification and Advancement of Expenses.

(a)        To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the

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proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)        The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the By Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)        Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)        This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1      General.

(a)        The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Second Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b)        Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 26, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is

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unable to complete its initial Business Combination within 24 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Second Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2      Redemption Rights.

(a)        Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares in an amount that would cause the Corporation to have net tangible assets to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering

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Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing: (x) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), by (y) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e)        If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f)        If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3      Distributions from the Trust Account.

(a)        A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b)        Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

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(c)        The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4      Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

Section 9.5      Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or a valuation or appraisal firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6      No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7      Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Second Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering or (b) with respect to any other material provisions of this Second Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

Section 9.8      Minimum Value of Initial Business Combination. The Corporation’s initial Business Combination must be comprised of one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions) at the time the Corporation signs a definitive agreement in connection with the initial Business Combination.

ARTICLE X
DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 10.1. DGCL Section 203. Effective immediately following the closing of the initial Business Combination, the Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

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Section 10.2. Business Combinations. Notwithstanding the foregoing, effective immediately following the closing of the initial Business Combination, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

(d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

Section 10.3. Definitions. For purposes of this Article X, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “SCG” means any affiliates of Schwartz Capital Group, together with its affiliates, subsidiaries, successors and assigns (other than the Corporation and its subsidiaries).

(d) “SCG Direct Transferee” means any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Corporation.

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(e) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to or at the time that the interested stockholder became such, including without limitation, the conversion of all then-outstanding shares of the Corporation’s Class B common stock into shares of Class A Common Stock on a one-for-one basis in connection with the consummation of the Initial Business Combination; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(f) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding

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voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(g) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include (a) SCG, any SCG Direct Transferee, any SCG Holder or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “person” means any individual, corporation, partnership, unincorporated association or other entity.

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(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k)       “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XI
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XII
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that Article IX of this Second Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XIII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 13.1      Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on

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such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 13.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13.1.

Section 13.2      Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 13.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 13.3      Severability. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

OPPFI, INC.

By:
Name: Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

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EXHIBIT B

AMENDED AND RESTATED BYLAWS

OF

OPPFI, INC.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only (i) by the Chairman of the Board, (ii) the Chief Executive Officer, (iii) by the Board pursuant to a resolution adopted by a majority of the Board, or (iv) at any time when the SCG Holders (as defined in that certain Investor Rights Agreement, dated as of [●], 2021, by and among the Corporation, the SCG Holders, and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time) beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, by a person representing such SCG Holder who holds, or such SCG Holders who collectively hold, a majority of the shares of capital stock of the Corporation beneficially owned by the SCG Holders (the “SCG Representative”) and may not be called by any other person or persons. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided, that the date of any special meeting of stockholders called pursuant to clause (iv) above shall be not later than ninety (90) days after being called by the SCG Representative; provided, further, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting; provided, however, any meeting of stockholders called by the SCG Representative pursuant to Section 2.2 may only be postponed or cancelled with the consent of the SCG Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s certificate of incorporation or these bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information

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from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

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Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place; provided, however, any meeting of stockholders called by the SCG Representative pursuant to Section 2.2 may not be adjourned without the consent of the SCG Representative. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the

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proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting, or in the case of a special meeting of stockholders called by the SCG Representative pursuant to Section 2.2, pursuant to the SCG Representative’s notice of meeting or as requested to be presented in writing delivered to the SCG Representative by the Board of Directors. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the

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chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation and only at any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, at any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

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(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

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(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board, Chief Executive Officer or President and (b) shall be called by the Chairman of the Board, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in

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writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of

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the Board, Presidents, Vice Presidents, Partners, Managing Directors, Senior Managing Directors, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chairman of the Board, Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chairman of the Board, Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of

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shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chairman of the Board, Chief Executive Officer or President may also be removed, with or without cause, by the Chairman of the Board, Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chairman of the Board, Chief Executive Officer or President may be filled by the Chairman of the Board, Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

 SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

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Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)(A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

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(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

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ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

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Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least sixty-six and two-thirds percent (66.7%) of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) The record date for determining stockholders of record entitled to express consent to corporate action in writing without a meeting of shareholders shall be as fixed by the Board or otherwise pursuant to this Section 9.2. Any person seeking to have the stockholders of the Corporation authorize, take or express consent to corporate action in writing without a meeting of stockholders shall make such a request by written notice delivered to the Secretary of the Corporation, and in such event the record date for determining stockholders entitled to express consent to corporate action without a meeting of stockholders, when no prior action of the Board is required by law, shall be three (3) business days after the receipt of the aforesaid written notice by the Secretary of the Corporation, or, if prior action by the Board is required by law, shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

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(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all

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persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in

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writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, either (i) the affirmative vote of the holders of at least a majority (except as otherwise provided in Section 8.7) of the voting power of capital stock of the Corporation that are present in person or represented by proxy and are voted for or against such adoption, amendment, alteration or repeal of the Bylaws at a meeting of the stockholders at which a quorum is present or (ii) the written consent of the holders of at least a majority (except as otherwise provided in Section 8.7) of the voting power of all outstanding capital stock of the Corporation, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

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 EXHIBIT C

AMENDMENT TO THE SPONSOR LETTER

This Amendment (this “Amendment and Agreement”) to that certain letter agreement (the “Original Letter Agreement”), dated September 29, 2020, by and among FG New America Investors LLC, a Delaware limited liability company (the “Sponsor”), FG New America Acquisition Corp., a Delaware corporation (the “Buyer”), and each of the undersigned individuals, each of whom is a member of the Buyer's board of directors and/or management team (each, an “Insider” and collectively, the “Insiders,” and together with the Sponsor and the Buyer, the “Parties”), is dated as of [●], 2021 and entered into by and among the Sponsor, the Buyer, Opportunity Financial, LLC, a Delaware limited liability company (the “Company”), and Todd Schwartz (the “Members’ Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Original Letter Agreement.

WHEREAS, this Amendment and Agreement is being delivered in connection with the Business Combination Agreement (as defined in Section 1(a) of this Amendment and Agreement) pursuant to which the Buyer will effectuate a business combination with the Company, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 13 of the Original Letter Agreement, the Original Letter Agreement may be amended by an instrument in writing and signed by the Parties; and

WHEREAS, in order to induce the Company to enter into the Business Combination Agreement, the Parties wish to amend the Original Letter Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment and Agreement, and the mutual promises contained in this Amendment and Agreement, and intending to be legally bound thereby, the Parties agree as follows:

1.	Certain Amendments to the Original Letter Agreement. The Original Letter Agreement is hereby amended as follows:

a.	The below shall be added as Section 21 immediately following the existing Section 20:

“21. Waiver of Anti-Dilution Rights. Section 4.3(b)(i) of the Charter provides that each share of Class B Common Stock of the Buyer, par value $0.0001 per share (the “Class B Common Stock”), shall automatically convert into one share of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of the Business Combination, and Section 4.3(b)(ii) of the Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Buyer's initial public offering of securities and related to or in connection with the closing of the initial Business Combination such that the Sponsor and the Insiders shall continue to own 25% of the issued and outstanding shares of Class A Common Stock after giving effect to such issuance. As of and conditioned upon the Closing (as such term is defined in the Business Combination Agreement), the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Charter to receive shares of Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment, and, as a result, the shares of Class B Common Stock shall convert into shares of Class A Common Stock (or such equivalent security) at Closing on a one-for-one basis such that, as a result of such conversion, all outstanding shares of Class B Common Stock shall collectively convert into 5,943,750 shares of Class A Common Stock. When used herein, “Business Combination Agreement” means that certain Business Combination Agreement, dated as of February 9, 2021, by and among FG New America Acquisition Corp., a Delaware corporation (the “Buyer”), Opportunity Financial, LLC, a Delaware limited liability company (the “Company”), OppFi Shares, LLC, a Delaware limited liability company, and Todd Schwartz (the “Members’ Representative”), as the same may be amended modified, supplemented or waived from time to time.

b.	Section 15 of the Original Letter Agreement is hereby replaced in its entirety with the following:

“Except as set forth in the last sentence of this Section 15, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Letter Agreement or any covenant, condition, stipulation, promise or agreement hereof. Except as set forth in the last sentence of this Section 15, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything to the contrary contained herein, both the Company and the Members' Representative are express third party beneficiaries of this Letter Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Letter Agreement as though directly party hereto and thereto; provided that, to the extent the Business Combination Agreement is terminated for any reason, neither the Company nor the Members' Representative shall remain a third party beneficiary of this Letter Agreement for any purpose and shall have no right to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) any of the provisions set forth in this Letter Agreement in any respects.”

c.	Section 7(b) of the Original Letter Agreement is hereby amended by adding the following sentence at the end of the section:

“Notwithstanding anything to the contrary in this Section 7, the Lock-Up Period for Equity Securities held directly by Joseph Moglia and any Equity Securities which are distributed or distributable by the Sponsor shall be two years after the completion of the Company’s initial Business Combination.”

2.	Effect of Amendment. The provisions of the Original Letter Agreement, as amended by this Amendment and Agreement, remain in full force and effect. From and after the date hereof, references to “this Letter Agreement” in the Original Letter Agreement shall be deemed references to the Original Letter Agreement, as amended by this Amendment and Agreement. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, in the event the Business Combination Agreement is terminated pursuant to Article IX thereof for any reason, this Amendment and Agreement shall automatically terminate and cease to be of further force and effect.

3.	Entire Agreement. This Amendment and Agreement and the Original Letter Agreement, as amended pursuant to this Amendment and Agreement, and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4.	Miscellaneous. Sections 16, 17 and 18 of the Original Letter Agreement are hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment and Agreement.

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* * *

3

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment and Agreement to be duly executed as of the day and year first above written.

FG NEW AMERICA INVESTORS LLC

By: __________________________________________

Name: Larry G. Swets, Jr.

Title: Manager

______________________________________________

Larry G. Swets, Jr.

______________________________________________

D. Kyle Cerminara

______________________________________________

Joseph Hugh Moglia

______________________________________________

Robert Weeks

______________________________________________

Nicholas Rudd

______________________________________________

Hassan Baqar

[Signature Page to Amendment to the Sponsor Letter]

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Acknowledged and agreed:

FG NEW AMERICA ACQUISITION CORP.

By:________________________________________

Name: Larry G. Swets, Jr.

Title: Chief Executive Officer

[Signature Page to Amendment to the Sponsor Letter]

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Acknowledged and Agreed:

Company:

Opportunity Financial, LLC

By:________________________________

Name:

Title:

MEMBERS' REPRESENTATIVE:

Todd Schwartz

By:________________________________

Name: Todd Schwartz

Title:

[Signature Page to Amendment to the Sponsor Letter]

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EXHIBIT D

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OPPORTUNITY FINANCIAL, LLC

(a Delaware limited liability company)

Dated as of [●], 2021

___________________________

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE,

TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

i

ii

iii

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

OPPORTUNITY FINANCIAL, LLC

This Third Amended and Restated Limited Liability Company Agreement (as amended, supplemented or restated from time to time in accordance herewith, this “Agreement”) of Opportunity Financial, LLC (the “Company”), dated as of [●], 2021, is entered by and among the Company, the Founder (as defined herein), the Managing Member (as defined herein) and the other Members (as defined herein).

WHEREAS, the Company was formed as a limited liability company under the Act by the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware on December 4, 2015 (the “Formation Date”);

WHEREAS, the Company adopted a Limited Liability Company Operating Agreement of the Company on December 4, 2015, which was amended and restated on December 4, 2015, and which was further amended and restated on November 9, 2018 (as amended, the “Prior LLC Agreement”);

WHEREAS, in connection with a series of transactions effected pursuant to that certain Business Combination Agreement, dated as of February 9, 2021, by and among the Company, the Managing Member, and the Founder, as the Members’ Representative (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), the Managing Member (in its capacity as a Member and as the Managing Member), the Founder (in his capacity as a Member and as the Original Member Representative (as defined herein)) and the Original Members (as defined herein) now desire to amend and restate the Prior LLC Agreement to reflect, amongst other things: (a) the recapitalization of the Company to convert the Pre-Closing Units (as defined herein) held by the Continuing Members (as defined herein) into Class A Common Units (as defined herein) in such amounts as set forth in this Agreement (the “Recapitalization”), (b) the Managing Member’s designation as the sole Managing Member of the Company, and (c) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I
DEFINED TERMS

Section 1.1            Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. §18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).

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“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)               credit to such Capital Account any amount that such Member is obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)               debit to such Capital Account the items described in Regulations Sections 1.704-1(b) (2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by contract, or otherwise.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of Opportunity Financial, LLC, together with the Schedules and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented or replaced.

“Appraiser FMV” means the fair market value of any Class A Share as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity, or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Assets” means any assets and property of the Company, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Company Interest has been Transferred but who has not become a Substituted Member, and who has the rights set forth in Section 11.5.

“Assumed Tax Liability” means, with respect to a Member for a taxable period, an amount equal to the United States federal, state and local income taxes (including applicable estimated taxes) that the Managing Member reasonably estimates would be due from such Member as of such Tax Distribution Date for such taxable period, (a) assuming such Member earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member by the Company

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for such taxable period, (b) assuming that such Member is subject to tax at the Assumed Tax Rate, and (c) computed without regard to any increases to the tax basis in the Company pursuant to Sections 734(b) or 743(b) of the Code. In the case of the Managing Member, such Assumed Tax Liability shall also be computed without regard to any other step-up in basis for which the Managing Member is required to make payments under the Tax Receivables Agreement. In addition, for the avoidance of doubt, any item of income, gain, loss, or credit earned by the Company prior to the Closing Date shall be disregarded for purposes of calculating any Member’s Assumed Tax Liability.

“Assumed Tax Rate” means the higher of the highest combined maximum marginal United States federal, state and local income tax rate ((w) taking into account the tax on net investment income under Section 1411 of the Code, (x) not taking into account any deduction under Code Section 199A or any similar state or local law, (y) taking into account the character (e.g., capital gains or losses, dividends, ordinary income, etc.) of the applicable items of income, and (z) taking into account the deductibility of state and local taxes to the extent applicable), applicable to (A) an individual residing in New York, California or Illinois (whichever results in the application of the highest state and local tax rate) or (B) a corporation doing business in New York, California or Illinois (whichever results in the application of the highest state and local tax rate) during each applicable Fiscal Quarter with respect to such taxable income as determined by the Managing Member in good faith (subject to the approval of the Original Member Representative).

“BBA Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Board” means the board of directors of the Managing Member.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Capital Account” means, with respect to any Member, the capital account maintained by the Managing Member for such Member on the Company’s books and records in accordance with Section 4.6.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Contributed Asset (other than money) that such Member contributes to the Company or is deemed to contribute pursuant to Article IV. As of the date of this Agreement, each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member set forth next to such Member’s name on Exhibit A hereto.

“Capital Share” means a share of any class or series of stock of the Managing Member now or hereafter authorized, other than a Class A Share or a Class V Share.

“Cash Exchange Class A 3-Day VWAP” means the arithmetic average of the VWAP for each of the three (3) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

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“Cash Exchange Payment” means with respect to a particular Exchange (including a Direct Exchange) for which the Managing Member, on behalf of the Company, or the Managing Member, as applicable, has elected to make a Cash Exchange Payment in accordance with Section 14.1(a)(ii):

(a)               if the Class A Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Class A Common Units, and (y) the Cash Exchange Class A 3-Day VWAP;

(b)               if the Class A Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the Managing Member has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller; or

(c)               provided that, if a Holder in an Exchange Notice makes an Exchange (including a Direct Exchange) contingent (including as to timing) upon an event determined pursuant to the second sentence of Section 14.1(a)(i), the Cash Exchange Payment shall in no event be less than an amount equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the Managing Member has elected to make a Cash Exchange Payment and (y) the amount payable in respect of one (1) Class A Share in the event that the Exchange is made contingent upon.

“Certificate” means the Certificate of Formation executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Company pursuant to the Act.

“Charter” means the certificate of incorporation of the Managing Member, as may be amended, restated, or amended and restated from time to time, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Class A Common Unit” means a fractional share of the Company Interests of all Members issued pursuant to Sections 4.1 and 4.2.

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“Class A Share” means a share of Class A common stock of the Managing Member, par value one ten-thousandth of one dollar ($0.0001) per share.

“Class V Share” means a share of Class V voting stock of the Managing Member, par value one ten-thousandth of one dollar ($0.0001) per share.

“CILA” has the meaning set forth in Section 2.7.

“Closing Date” means the Closing Date under the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Opportunity Financial, LLC, the limited liability company formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Company Employee” means an employee of the Company or an employee of a Subsidiary of the Company, if any.

“Company Interest” means an ownership interest in the Company held by either a Member or the Managing Member and includes any and all benefits to which the holder of such a Company Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Company Interests. A Company Interest may be expressed as a number of Class A Common Units or other Company Units.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations section 1.704-2(b)(2) and is computed in accordance with Regulation section 1.704-2(d).

“Company Record Date” means the record date established by the Managing Member for the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Managing Member) generally be the same as the record date established by the Managing Member for a distribution to its stockholders of some or all of its portion of such distribution.

“Company Unit” means a Class A Common Unit or any other fractional share of the Company Interests that the Managing Member has authorized pursuant to Section 4.1, Section 4.2, or Section 4.3.

“Consumer Loans” has the meaning set forth in Section 2.7.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company.

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“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the general or managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Debt” means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (d) obligations of such Person as lessee under capital leases.

“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Managing Member.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Earnout Company Units” has the meaning set forth in the Business Combination Agreement. The Earnout Company Units issued and outstanding as of the Closing Date are held by the Holders thereof as set forth on Exhibit A attached hereto.

“Effective Time” means the time of the “Closing” as defined in the Business Combination Agreement.

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“Equity Plan” means any plan, agreement, or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Managing Member for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights, or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means the exchange by the Company of Class A Common Units held by a Member (together with the surrender and cancellation of the same number of outstanding Class V Shares held by the Original Member Representative) for either (a) a Stock Exchange Payment or (b) a Cash Exchange Payment, in each case, in accordance with Section 14.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” means the latest of (a) the date that is five (5) Business Days after the Exchange Notice Date, (b) the date specified in the Exchange Notice, or (c) the date on which a contingency described in Section 14.1(a)(i) that is specified in the Exchange Notice is satisfied.

“Exchange Notice” means a written election in the form of Exhibit B, attached hereto; provided that the Exchange Notice may be modified by, as elected by a Holder, to address any contingency referred to in the second sentence of Section 14.1(a)(i).

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 14.1.

“Exchanged Units” means, with respect to any Exchange (or Direct Exchange), the Class A Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of Class V Shares being surrendered or cancelled by the Original Member Representative.

“Exchanging Member” means any Member holding Class A Common Units (other than the Managing Member) whose Class A Common Units are subject to an Exchange (or Direct Exchange).

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“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood, marriage, or adoption), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person or his spouse, ancestors, descendants (whether by blood, marriage, or adoption), brothers, or sisters (whether by blood, marriage or adoption) are beneficiaries.

“Fiscal Year” has the meaning set forth in Section 15.4.

“Founder” means Todd G. Schwartz and, upon his death or disability, the personal representative thereof.

“Funding Debt” means any Debt incurred by or on behalf of the Managing Member for the purpose of providing funds to the Company.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                 The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) using such reasonable method of valuation as it may adopt.

(ii)              The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described below (x) may, except in the case of (ii)(3) and (ii)(5), if and as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), and (y) shall, in the case of (ii)(3), and (z) shall, in the case of (ii)(5), except that the Managing Member and the Original Member Representative may elect otherwise, be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), using such reasonable method of valuation as it may adopt, as of the following times:

(1)               the acquisition of an additional interest in the Company (including acquisitions pursuant to Section 4.2 or contributions or deemed contributions by the Managing Member pursuant to Section 4.2) by a new or existing Member in exchange for more than a De Minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(2)               the distribution by the Company to a Member of more than a De Minimis amount of Company property as consideration for an interest in the Company if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(3)               the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g);

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(4)               the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s);

(5)               at such other times as the Managing Member shall reasonably determine (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) necessary or advisable in order to comply with Regulations sections 1.704-1(b) and 1.704-2; provided that the adjustments pursuant to clauses (1), (2), and (4) shall only be made if the Managing Member reasonably determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in this paragraph (ii) (other than, if applicable, non-compensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); and

(6)               immediately after the closing of the transactions contemplated by the Recapitalization and Business Combination Agreement on the Closing Date.

(iii)            The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) using such reasonable method of valuation as it may adopt.

(iv)             The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the Managing Member reasonably determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v)               If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Member or (b) an Assignee that owns a Company Unit.

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“Incapacity” or “Incapacitated” means, (a) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the Bankruptcy of such Member.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about the date hereof, by and among the Managing Member, the Original Members and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“IRS” means the United States Internal Revenue Service.

“Lock-Up Period” has the meaning set forth in the Investor Rights Agreement.

“Majority in Interest of the Members” means Members (including the Managing Member and any Controlled Entity of the Managing Member) holding more than fifty percent (50%) of all outstanding Company Units held by all Members (including the Managing Member and any Controlled Entity of the Managing Member); provided that if any Member is, by reason of this Agreement or applicable law, not entitled to vote on or consent to such matter, the Company Units held by such Member shall be excluded for all purposes of such determination (i.e., excluded from both the numerator and denominator).

“Managing Member” means OppFi, Inc., a Delaware corporation, and/or any additional or successor Managing Member(s) designated as such pursuant to this Agreement.

“Member” means the Managing Member, the Original Members and any other Person that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement, and any Substituted Member, each shown as such in the books and records of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Member Nonrecourse Deductions with respect

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to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Exchange Amount” means a number of Class A Common Units held by an Exchanging Member equal to the lesser of (a) 1,000 Class A Common Units and (b) all of the Class A Common Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)                 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii)              Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as an expenditure under Section 705(a)(2)(B) of the Code pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii)            In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Company asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv)             Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)               In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vi)             To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the

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amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii)          Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations section 1.752-1(a)(2).

“Original Member” means any Person that is a Member as of the consummation of the transactions contemplated by the Business Combination Agreement, but does not include the Managing Member or any Assignee or other transferee of any Company Interest of any Original Member succeeding to all or any part of such Company Interest; provided that with respect to the period on or after the Closing Date, references to “Original Member” shall also include any Permitted Transferees of such Original Member.

“Original Member Representative” means the Founder or such other Person as may be appointed from time to time by holders of a majority of Company Units held by Original Members who hold Company Units at the time of determination.

“Percentage Interest” means, with respect to each Member, as to any class or series of Company Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Company Units of such class or series held by such Member and the denominator of which is the total number of Company Units of such class or series held by all Members. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Class A Common Units.

“Permitted Transfer” means a Transfer by a Member of all or part of its Company Interest to any Permitted Transferee of such Member.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of the Managing Member or the Company or any of its Subsidiaries), (d) any Controlled Entity of such Person and (e) any charitable organization to which such Person Transfers its Company Interests. Notwithstanding the foregoing, in no event shall any Person who (in the Managing Member’s determination) is participating or involved in any capacity in any business that is or which the Managing Member determines (in good faith) to be competitive with the business of the Company or any of its Subsidiaries be a Permitted Transferee.

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“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company, or other entity.

“Pre-Closing Units” has the meaning set forth in Section 3.1.

“Recapitalization” has the meaning set forth in the Recitals.

“Regulations” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange Payment” means, with respect to the portion of any Exchange (or Direct Exchange) for which a Cash Exchange Notice is not delivered by the Managing Member, on behalf of the Company, a number of Class A Shares equal to the number of Class A Common Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 11.4.

“Tax Distribution Date” means for any Fiscal Year April 10, June 10, September 10 and December 10 of such Fiscal Year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law.

“Tax Receivables Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among FG New America Acquisition Corp., the Company, and certain other parties thereto.

“Trading Day” means any day on which the Class A Shares are traded on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Class A Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XI, “Transfer” does not include any Exchange of Class A Common

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Units by the Company, or acquisition of Exchanged Units by the Managing Member, pursuant to Section 14.1. The terms “Transferred” and “Transferring” have correlative meanings.

“Unvested Class A Common Unit” means a Class A Common Unit issued in the Recapitalization with respect to a “profits interest” previously issued by the Company, which “profits interest” was not vested as of the Closing Date and which will continue to vest after the Closing Date pursuant to its terms.

“VWAP” means the daily per share volume-weighted average price of the Class A Shares on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Class A Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded, as displayed under the heading [Bloomberg VWAP] on the Bloomberg page designated for the Class A Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a Class A Share on such Trading Day (determined without regard to after-hours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member.

“Warrants” means any warrants to acquire Class A Shares.

Capitalized terms used in the Opportunity Financial, LLC Profits Interest Plan with reference to the Prior LLC Agreement and which are not defined herein shall have the meanings ascribed thereto in the Prior LLC Agreement.

Section 1.2            Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a)               the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b)               defined terms include the plural as well as the singular and vice versa;

(c)               words importing gender include all genders;

(d)               a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e)               any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f)                references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

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(g)               the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h)               unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

Article II
GENERAL PROVISIONS

Section 2.1            Formation. The Company has been organized as a Delaware limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

Section 2.2            Name. The name of the Company shall be “Opportunity Financial, LLC” and all business of the Company shall be conducted in such name or such other name as the Managing Member shall determine. The Company may also conduct business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company. The Managing Member may change the name of the Company, from time to time, in accordance with applicable law.

Section 2.3            Principal Place of Business; Other Places of Business. The principal business office of the Company is located at 130 E. Randolph Street, Suite 3400, Chicago, Illinois 60601, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

Section 2.4            Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Company in the State of Delaware is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904. The Company’s registered agent for service of process at such address is Cogency Global Inc.

Section 2.5            Term. The term of the Company commenced on the Formation Date and such term shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6            No State Law Partnership; Federal Income Tax Status. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes (including Section 303 of the Federal Bankruptcy Code), and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. Notwithstanding the foregoing, the Members intend for the Company to be treated as a partnership for U.S. federal and, if

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applicable, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action (including the filing of an election for the Company to be classified as a corporation for income tax purposes) inconsistent with the express intent of the parties hereto as set forth in this Section 2.6.

Section 2.7            Business Purpose. The purpose of the Company shall be: (a) to make consumer installment loans as a licensee under the Illinois Consumer Installment Loan Act, 205 ILCS 670/1 (as from time to time amended, “CILA”) and comply with all requirements of the CILA and the regulations from time to time adopted by the Illinois Department of Financial and Professional Regulation, Division of Financial Institutions (or its successor) which are applicable to the business of making loans under the CILA (“Consumer Loans”), and to invest in, acquire, own, hold, refinance, enforce collection, sell and otherwise deal with, directly or indirectly, Consumer Loans of the Company or of one or more Affiliates who shall be engaged in Illinois and other states in the business of making Consumer Loans; (b) to make consumer installment line of credit loans; (c) to carry on any and all lawful business, purpose or activity, whether or not for profit, which a limited liability company may carry on under the Act and the laws of any other jurisdiction in which the Company is so engaged in regard thereto; and (d) to do anything incidental to the foregoing.

Section 2.8            Powers. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.7.

Section 2.9            Certificates; Filings. The Certificate was previously filed on behalf of the Company, in the Office of the Secretary of State of the State of Delaware as required by the Act. The Managing Member may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member shall deem necessary or advisable. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Managing Member deems it advisable, the operation of the Company as a limited liability company in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company.

Section 2.10        Representations and Warranties by the Members.

(a)               Each Member that is an individual (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the consummation of the transactions contemplated by this Agreement to be

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performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

(b)               Each Member that is not an individual (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

(c)               Each Member (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Subject to Article XIV and the applicable terms of the Investor Rights Agreement, each Member further represents and warrants that (i) it is aware of and understands that the Company Units held by such Member are not registered under the Securities Act and must be held by such Member until such Company Units are registered under the Securities Act or an exemption from such registration is available, (ii) that the Company shall have no obligation to take any action that may be necessary to make available any exemption from registration under the Securities Act, (iii) there is no established market for the Company Units and no market (public or otherwise) for the Company Units will develop in the foreseeable future, (iv) such Member has no rights to require that the Company Units be registered under the Securities Act or the securities laws of various states, and the Member will not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act, and (v) that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.

(d)               The representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of a Substituted Member, the admission of such Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.

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(e)               Each Member (including each Substituted Member as a condition to becoming a Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Managing Member have been made by any Member or any employee or representative or Affiliate of any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f)                Notwithstanding the foregoing, the Managing Member may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c), as applicable, to any Member (including any Substituted Member or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either a separate writing addressed to the Company and the Managing Member.

Section 2.11        References to Certain Equity Securities. Each reference to a Class A Share, Class V Share, Class A Common Unit, other Company Unit, or other Company Interest shall be deemed to include a reference to each Equity Security received in respect thereof in connection with any combination of equity interests, recapitalization, merger, consolidation, or other reorganization, or by way of interest split, interest dividend, or other distribution; provided that, for the avoidance of doubt, restrictions applicable to the Class A Common Units and Class V Shares shall not apply to Class A Shares received in respect thereof in connection with the Exchange (or Direct Exchange).

Article III
Recapitalization

Section 3.1            Recapitalization. To effectuate the Recapitalization, upon execution of this Agreement and as of immediately prior to the Effective Time, all Company Interests that were issued and outstanding and held by the Continuing Members immediately prior to the execution of this Agreement, which are set forth next to each Continuing Member’s name on Exhibit A (the “Pre-Closing Units”), are hereby converted into that number of Class A Common Units set forth next to such Continuing Member’s name on Exhibit A hereto under the heading “Post-Recapitalization Units”, and such Class A Common Units are hereby issued and outstanding as of the Effective Time and the holders of such Class A Common Units hereby continue as Members.

Article IV
CLASSES OF COMPANY INTERESTS; CAPITAL CONTRIBUTIONS

Section 4.1            Classes of Company Interests; Capital Contributions of the Members. Each Member’s relative rights, privileges, preferences, restrictions and obligations with respect to the Company are represented by such Member’s Company Interests. There shall initially be one (1) class of Company Interests, that being Class A Common Units, which shall be issued to and held by the Members (or their Permitted Transferees), including the Managing Member. An unlimited number of Class A Common Units are hereby authorized for issuance. As of the Closing Date, as a result of the transactions contemplated by the Recapitalization and the Business Combination

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Agreement, the Company Interests are held by the Members in the amounts set forth on Exhibit A hereto.

Each Original Member has heretofore made or is deemed to have made Capital Contributions to the Company and concurrently with the consummation of the transactions contemplated by the Business Combination Agreement, the Managing Member is making a Capital Contribution to the Company. Except as provided by law or otherwise pursuant to this Agreement, the Members shall have no obligation or, except with the prior written consent of the Managing Member, right to make any other Capital Contributions or any loans to the Company. The Managing Member shall cause to be maintained in the principal business office of the Company, or such other place as may be determined by the Managing Member, the books and records of the Company, which shall include, among other things, a register containing the name, address and number of Company Units of each Member, and such other information as the Managing Member may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The Managing Member shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Company Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the Managing Member may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Member. No action of any Member shall be required to amend or update the Register. Except as required by law, no Member shall be entitled to receive a copy of the information set forth in the Register relating to any Member other than itself.

Section 4.2            Issuances of Additional Company Interests. Subject to the terms and conditions of this Agreement (including Section 4.4):

(a)               General. The Managing Member is hereby authorized to cause the Company to issue additional Company Interests, in the form of Company Units, for any Company purpose, at any time or from time to time, to the Members or to other Persons, and to admit such Persons as Members, for such consideration and on such terms and conditions as shall be established by the Managing Member, all without the approval of any other Member or any other Person (except as provided in the immediately following sentence). Without limiting the foregoing, the Managing Member is expressly authorized to cause the Company to issue Company Units (i) upon the conversion, redemption, or exchange of any Debt, Company Units, or other securities issued by the Company, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger, consolidation, or other reorganization, or (v) upon the contribution of property or assets to the Company; provided, that, any material issuance of Company Interests for no consideration in a manner that disproportionately and adversely affects the Original Members shall be subject to the prior written consent of the Original Members Representative, such consent not to be unreasonably withheld, conditioned or delayed. A Company Interest of any class or series other than a Class A Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Company Interest, the Managing Member shall amend the Register and the books and records of the Company as appropriate to reflect such issuance.

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(b)               No Preemptive Rights. Except as expressly provided in this Agreement, no Person, including any Holder, shall have any preemptive, preferential, participation, or similar right or rights to subscribe for or acquire any Company Interest.

Section 4.3            Additional Funds and Capital Contributions.

(a)               General. The Managing Member may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Company Units, or for such other purposes as the Managing Member may determine. Additional Funds may be obtained by the Company, at the election of the Managing Member, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Member or any other Person.

(b)               Loans by Third Parties. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt to any Person (other than, except as contemplated in Section 4.3(c), the Managing Member) upon such terms as the Managing Member determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Company Units; provided, however, that the Company shall not incur any such Debt if any Member (other than the Managing Member in its capacity as such) would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

(c)               Managing Member Loans. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt with the Managing Member if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Managing Member, the net proceeds of which are loaned to the Company to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Company than would be available to the Company from any third party; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

Section 4.4            Issuances; Repurchases and Redemptions; Recapitalizations.

(a)               Issuances by the Managing Member

(i)                 Subject to Section 4.4(a)(ii) and Section 14.1, if, at any time after the Closing Date, the Managing Member sells or issues Class A Shares or any other Equity Securities of the Managing Member (other than Class V Shares), (x) the Company shall concurrently issue to the Managing Member an equal number of Class A Common Units (if the Managing Member issues Class A Shares), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by the Managing Member (if the Managing Member issues Equity Securities other than Class A Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company the net proceeds or other property received by the Managing Member, if any, for such Class A Share or other Equity Security.

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(ii)              Notwithstanding anything to the contrary contained in Section 4.4(a)(i) or Section 4.4(a)(iii), this Section 4.4(a) shall not apply to (x) the issuance and distribution to holders of Class A Shares or other Equity Securities of the Managing Member of rights to purchase Equity Securities of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Common Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan) or (y) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of the Managing Member or rights or property that may be converted into or settled in Equity Securities of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii)            In the event any outstanding Equity Security of the Managing Member is exercised or otherwise converted and, as a result, any Class A Shares or other Equity Securities of the Managing Member are issued (including as a result of the exercise of Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Common Units or equivalent Equity Securities of the Company shall be issued to the Managing Member as required by the first sentence of Section 4.4(a)(i), and (z) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.

(b)               New Company Issuances. Except pursuant to Section 14.1, (x) the Company may not issue any additional Class A Common Units or Company Units to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers an equal number of newly-issued Class A Shares (or relevant Equity Security of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Securities of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company and contributes the net proceeds therefrom to the Company.

(c)               Repurchases and Redemptions.

(i)                 The Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) may not redeem, repurchase, or otherwise acquire (A) Class A Shares pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases, or otherwise acquires from the Managing Member or such Subsidiary an

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equal number of Class A Common Units for the same price per security, if any, or (B) any other Equity Securities of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member or such Subsidiary for the same price per security, if any.

(ii)              The Company may not redeem, repurchase, or otherwise acquire (x) any Class A Common Units from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases, or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Class A Shares for the same price per security from holders thereof or (y) any other Company Units of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases, or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Company Units of the Managing Member or such Subsidiary.

(d)               Equity Subdivisions and Combinations. Except in accordance with Section 14.1:

(i)                 The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization, or otherwise) or combination (by reverse equity split, reclassification, recapitalization, or otherwise) of the outstanding Company Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Capital Shares or other related class or series of Equity Security of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and the Managing Member.

(ii)              The Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Capital Shares or any other class or series of Equity Security of the Managing Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Company Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and the Managing Member.

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(e)               General Authority. For the avoidance of doubt, but subject to Section 4.1, Section 4.2 and Section 4.4, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division, or recapitalization, with respect to the Class A Common Units as the Managing Member determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by Managing Member, directly or indirectly, and the number of outstanding Class A Shares, and (ii) the number of outstanding Class V Shares held by all Persons other than the Managing Member and the number of Class A Common Units held by all Persons other than the Managing Member disregarding, for purposes of maintaining the one-to-one ratios in clause (i), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Shares, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible or into or exercisable or exchangeable for Class A Shares (but in each case prior to such conversion, exercise or exchange).

Section 4.5            No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

Section 4.6            Capital Accounts.

(a)               A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such Regulations, the other provisions of this Agreement. Each Member’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A, which balances shall reflect a revaluation of the Company’s assets in accordance with clause (6) of the definition of Gross Asset Value. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Net Income pursuant to Section 6.1 and any other items of income or gain allocated to such Member pursuant to Section 6.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Net Losses pursuant to Section 6.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 6.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Regulations Section 1.704-1(b)(2)(iv).

(b)               In the event of a Transfer of Company Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the transferred Company

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Units shall carry over to the Transferee Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(l).

(c)               This Section 4.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Code Section 704(b), including Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.

Article V
DISTRIBUTIONS

Section 5.1            Distributions Generally. Subject to Section 5.5 and Section 5.7, the Managing Member may cause the Company to distribute all or any portion of available cash generated by the Company to the Holders of Class A Common Units in accordance with their respective Percentage Interests of Class A Common Units on the Company Record Date with respect to such distribution. To the extent that any distribution is made payable with respect to any Company Units for a particular period, distributions payable with respect to any Company Units that were not outstanding during the entire period in respect of which any distribution is made shall be prorated based on the portion of the period that such Company Units were outstanding.

Section 5.2            Tax Distributions. Prior to making distributions pursuant to Section 5.1, on or prior to each Tax Distribution Date, the Company shall be required to, subject only to Section 5.5, make pro rata distributions of cash to the Holders of Class A Common Units (in accordance with their respective Percentage Interests of Class A Common Units) in an amount sufficient to ensure that each such Holder receives a distribution at least equal to such Holder’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates. Notwithstanding the foregoing, distributions pursuant to this Section 5.2, if any, shall be made to a Member only to the extent all previous distributions to such Member pursuant to Section 5.1 and Section 5.2 with respect to the taxable period are less than the distributions such Member otherwise would have been entitled to receive with respect to such taxable period pursuant to this Section 5.2.

Section 5.3            Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The Managing Member may cause the Company to make a distribution in kind of Company assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles V, Article VI and Article X; provided, however, that in the case of the distribution by the Company of the Class V Shares contributed to the Company pursuant to Section 2.1(b) of the

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Business Combination Agreement, the Managing Member shall distribute all such Class V Shares (including any such Class V Shares treated as Earnout Voting Shares, as defined in the Business Combination Agreement) to OFS, as defined in the Business Combination Agreement.

Section 5.4            Distributions to Reflect Additional Company Units. In the event that the Company issues additional Company Units pursuant to the provisions of Article IV, the Managing Member is hereby authorized to make such revisions to this Article V and to Article VI as it determines are necessary or desirable to reflect the issuance of such additional Company Units, including making preferential distributions to certain classes of Company Units (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned).

Section 5.5            Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Section 5.6            Use of Distributions. The Managing Member shall use distributions received from and other cash of the Company for payment of taxes, liabilities, or expenses of the Managing Member, to loan funds to the Company in the accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes, in each case in accordance with a budget approved by, or otherwise approved by, the Board; provided that the Managing Member may not use such distributions or other cash of the Company to acquire any Company Interests, except as otherwise provided in Section 4.4 hereof.

Section 5.7            Notwithstanding the foregoing, the portion of any distribution that would otherwise be made in respect of any Unvested Class A Common Unit under Section 5.1 (“Unvested Distribution Amount”) or any Earnout Company Unit under Section 5.1 (“Earnout Distribution Amount”) shall be deducted from such distribution and be recorded as an Unvested Distribution Amount or Earnout Distribution Amount in the Company’s books and records at the time of such distribution, and the Unvested Distribution Amount in respect of any such Class A Common Unit that vested and the Earnout Distribution Amount in respect of any Earnout Company Unit that have satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement following such prior distribution shall be distributed by the Company to the holder of such Class A Common Unit in the proportion of, and promptly following, such vesting or satisfaction of the earnout criteria, as applicable. Upon the termination, forfeiture or cancellation of any Unvested Class A Common Unit or Earnout Company Unit, any Unvested Distribution Amount or Earnout Distribution Amount previously recorded with respect to such Unvested Class A Common Unit or Earnout Company Unit shall be noted as cancelled on the books and records of the Company and such amount shall in the next distribution under Section 5.1 be distributed pursuant to the terms of Section 5.1.

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Article VI
ALLOCATIONS

Section 6.1            General Allocations. After giving effect to the allocations under Section 6.2 and subject to Section 6.2 and Section 6.4, Net Income and Net Loss (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Net Income and Net Loss) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 12.3 if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 12.3 to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 6.2            Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article VI:

(a)               Regulatory Allocations.

(i)                 Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding the provisions of Section 6.1, or any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, as determined under Regulations section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a)(i) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)              Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4) or in Section 6.2(a)(i), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt (determined in accordance with Regulations section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Company income

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and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt. A Holder’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(4); provided that a Holder shall not be subject to this provision to the extent that an exception is provided by Regulations section 1.704-2(i)(4) and any IRS revenue rulings, revenue procedures, or notices issued with respect thereto. Allocations pursuant to this Section 6.2(a)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(i) and shall be interpreted consistently therewith.

(iii)            Nonrecourse Deductions and Member Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations section 1.704-2(i).

(iv)             Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(a)(iv) were not in the Agreement. It is intended that this Section 6.2(a)(iv) comply with the qualified income offset requirement in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v)               Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Company upon complete liquidation of such Holder’s Company Interest and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(a)(v) and Section 6.2(a)(iv) were not in the Agreement.

(vi)             Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any

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Holder, such allocation of Net Loss (or items of loss) shall be reallocated (x) first, among the other Holders of Class A Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Company Units, as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), subject to the limitations of this Section 6.2(a)(vi).

(vii)          Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2) (iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Class A Common Units in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Class A Common Units in accordance with their respective Percentage Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations section 1.704-1(b) (2)(iv)(m)(4) applies.

(viii)        Curative Allocations. The allocations set forth in Sections 6.2(a)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Class A Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Class A Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b)               Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations section 1.752-3(a)(3), each Holder’s respective interest in Company profits shall be equal to such Holder’s Percentage Interest with respect to Class A Common Units.

Section 6.3            Tax Allocations.

(a)               In General. Except as otherwise provided in this Section 6.3, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.1 and Section 6.2.

(b)               Section 704(c) Allocations. Notwithstanding Section 6.3(a), Tax Items with respect to an Asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution

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shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code so as to take into account such variation. The Company shall account for such variation under the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the Managing Member and permitted by Regulations (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned). In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the applicable Regulations and using the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the Managing Member and permitted by Regulations (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned). If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 6.2(a)(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(4)(x).

Section 6.4            Other Allocation Rules. With regard to the Managing Member’s acquisition of the Class A Common Units (including the Earnout Company Units) pursuant to the Business Combination Agreement, Net Income and Net Loss shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder. If during any Fiscal Year there is any other change in any Member’s ownership of Company Units in the Company, the Managing Member shall consult in good faith with the Original Member Representative and the tax advisors to the Company and allocate the Net Income or Net Loss to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder; provided however that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder and that is selected by the Managing Member (with the prior written consent of the Original Member Representative, not to be unreasonably withheld, conditioned or delayed).

Section 6.5            Earnout Company Units. Notwithstanding any other provision of this Agreement, the parties intend that, for U.S. federal income tax purposes, Earnout Company Units shall be treated as having satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement for purposes of allocating Net Income and Net Loss pursuant to this Article VI (including for the purposes of determining amounts distributable to the Members in the case of any hypothetical distribution or liquidation and determining such Members’ Assumed Tax Liability and entitlement to distributions pursuant to Section 5.2). If and when the Earnout

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Company Units are forfeited for failing to have satisfied the earnout criteria set forth in the Business Combination Agreement, the parties intend and agree (x) that the Managing Member may make such allocations as deemed necessary to reflect such forfeiture and (y) to prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

Article VII
OPERATIONS

Section 7.1            Management.

(a)               The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. The Managing Member shall have the exclusive power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Managing Member, and such delegation shall not cause the Managing Member to cease to be a Member or the Managing Member of the Company. The Managing Member shall be an agent of the Company’s business, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Managing Member shall at all times be a Member of the Company. The Managing Member shall constitute a “manager” under the Act. Notwithstanding any provision of this Agreement, the Company, and the Managing Member on behalf of the Company, may enter into and perform any document without any vote or consent of any other Person. No Member or Assignee (other than in its separate capacity as the Managing Member, any of its Affiliates or any member, officer or employee of the Managing Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Managing Member, any of its Affiliates or any member, officer or employee of the Managing Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair, or eliminate the limitations on the liability of the Members or Assignees under this Agreement. The Managing Member may not withdraw or be removed from the Company except as set forth in Section 11.2.

(b)               The determination as to any of the following matters, made by or at the direction of the Managing Member consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Company and every Member: (i) the amount of assets at any time available for distribution or the redemption of Class A Common Units; (ii) the amount and timing of any distribution; (iii) any determination to Exchange Class A Common Units; (iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any

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asset owned or held by the Company; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Company; or (vii) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Managing Member.

(c)               The Managing Member may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Managing Member deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the Managing Member from time to time, provided that in no event shall the Managing Member or the Board be absolved of its fiduciary duties pursuant to Section 7.5(c) by virtue of any such appointment. Each such officer and/or board or committee member shall serve at the pleasure of the Managing Member.

(d)               Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no Member other than the Managing Member shall (i) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business, or (ii) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. Without limiting the generality of the foregoing, the Managing Member may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (A) any merger, (B) any acquisition, (C) any consolidation, (D) any sale, lease, division or other transfer or conveyance of assets, (E) any recapitalization or reorganization of outstanding securities, (F) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (G) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (H) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the Managing Member, no Member or Person other than the Managing Member shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

(e)               Only the Managing Member may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by applicable law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f)                It is anticipated that the Managing Member’s primary business activities shall be focused on the operation of the Company and its Subsidiaries. Subject to the foregoing, the Members acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Company, the Managing Member, or any Affiliate of either of them:

(i)                 any Member and its Affiliates may engage or invest in any other business, activity or opportunity of any nature, independently or with others;

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(ii)              neither the Company nor any Member (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and

(iii)            the pursuit of such activities by any such Member shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Member to the Company or the other Members.

(g)               Subject to Section 7.1(h), the Managing Member shall have the power, without the consent of the Members or the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)                 to add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Members;

(ii)              to reflect the admission, substitution or withdrawal of Members, the Transfer of any Company Interest or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii)            to reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv)             to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v)               to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article VI or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 5.4 or as contemplated by the Code or the Regulations);

(vi)             to reflect the issuance of additional Company Interests in accordance with Article IV;

(vii)          to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Company Units issued pursuant to Article IV; and

(viii)        to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Company or the Managing Member and which does not violate Section 7.1(h).

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(h)               Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the Managing Member, without the consent of each Member adversely affected thereby (if any), if such amendment or action would (i) modify the limited liability of a Member or increase the obligation of a Member to make a Capital Contribution to the Company, (ii) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article V or Section 12.3(a)(iii), or alter the allocations specified in Article VI (except, in any case, as permitted pursuant to Sections 4.2, 5.4 and 7.1(g)), (iii) alter or modify in a manner that adversely affects any Member the Exchange rights, Cash Exchange Payment or Stock Exchange Payment as set forth in Section 14.1, or amend or modify any related definitions, (iv) would convert the Company into a corporation, or (v) amend Section 7.3(b) or this Section 7.1(h); provided, however, that, with respect to clauses (ii), (iii), (iv) and (v), the consent of any individual Member adversely affected shall not be required for any amendment or action that affects all Members holding the same class or series of Company Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Members of such class or series. Further, no amendment may alter the restrictions on the Managing Member’s authority set forth elsewhere in this Section 7.1 without the consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

Section 7.2            Compensation and Advances.

(a)               The Managing Member shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided herein (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled in its capacity as the Managing Member).

(b)               From time to time until such time as the Managing Member owns no other Person or businesses (other than the Company or any of its Subsidiaries), the Company shall be liable for, and shall reimburse the Managing Member, on a monthly basis, or such other basis as the Managing Member may determine, for sums to the extent expended by the Managing Member (and specifically excluding sums paid directly by the Company or any of its subsidiaries) in connection with the Company’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, (ii) compensation of officers and employees of the Managing Member or the Company, (iii) director fees and expenses, (iv) all costs and expenses of the Managing Member being a public company, including costs of filings with the SEC, tax returns, reports and other distributions to its stockholders, and (v) other costs and expenses incidental to their existence or related to the foregoing matters; provided that for the avoidance of doubt in no event shall the expenses payable pursuant to this Section 7.2(b) include any tax liability of the Managing Member. Such reimbursements shall be in addition to any reimbursement of the Managing Member as a result of indemnification pursuant to Section 7.6. Notwithstanding anything herein to the contrary, the Managing Member shall not be entitled to reimbursement of expenses incurred at or prior to the Effective Time unless and to the extent such expenses constitute Final Buyer Transaction Expenses within the meaning of the Business Combination Agreement.

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(c)               To the extent practicable, Company expenses shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Managing Member or any of its Affiliates by the Company pursuant to this Section 7.2 constitute gross income to such Person (as opposed to a repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and the Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 7.3            Outside Activities.

(a)               The Managing Member shall not directly or indirectly enter into or conduct any business, other than in connection with and to the extent permitted hereby, (i) the ownership, acquisition and disposition of Company Interests, (ii) the management of the business of the Company, (iii) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Company or its assets or activities, and (vi) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the Managing Member from executing guarantees of Company debt for which it would otherwise be liable in its capacity as Managing Member.

(b)               Subject to any agreements entered into pursuant to Section 7.4 and any other agreements entered into by a Member or any of its Affiliates with the Managing Member, the Company or a Subsidiary (including any employment agreement), any Member and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Member or any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member. Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement in any business ventures of any other Person (other than the Managing Member, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.4 and any other agreements entered into by a Member or its Affiliates with the Managing Member, the Company or a Subsidiary, to offer any interest in any such business ventures to the Company, any Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person.

Section 7.4            Transactions with Affiliates.

(a)               The Company may lend or contribute funds or other assets to the Managing Member and its Subsidiaries or other Persons in which the Managing Member has an equity investment, and such Persons may borrow funds from the Company, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties as determined by the Managing Member. The foregoing authority shall not create any right

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or benefit in favor of any Member or any other Person. It is expressly acknowledged and agreed by each Member that, to the extent approved by the Managing Member, the Managing Member may (i) borrow funds from the Company in order to redeem, at any time or from time to time, options or warrants previously or hereafter issued by the Managing Member, (ii) put to the Company, for cash, any rights, options, warrants or convertible or exchangeable securities that the Managing Member may desire or be required to purchase or redeem, (iii) borrow funds from the Company to acquire assets that will be contributed to the Company for Company Units, or (iv) pay expenses of the Managing Member, including expenses referred to in Section 7.2(b).

(b)               Except as provided in Section 7.3, the Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

(c)               The Managing Member and its Affiliates may sell, transfer or convey any property to the Company, directly or indirectly, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties as determined by the Managing Member.

(d)               The Managing Member may propose and adopt on behalf of the Company employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Managing Member, the Company or any of the Company’s Subsidiaries.

Section 7.5            Liability of Members; Fiduciary and Other Duties; Indemnification.

(a)               Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contact, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member (including any Managing Member) shall be obligated personally for any such debt, expense, obligation, or liability of the Company solely by reason of being a Member. All Persons dealing with the Company shall have recourse solely to the Company for the payment of the debts, expenses, obligations or liabilities of the Company.

(b)               To the greatest extent permitted under applicable law, no Member, including the Managing Member and the Original Member Representative in such Member’s capacity as such, and none of such Person’s officers, directors, partners, managers members, shareholders and employees, nor the members of the Board nor the employees and officers of the Company (all such persons being referred to as “Indemnitees”) shall be liable, in damages or otherwise, to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee not in violation of its fiduciary duties, if any.

(c)               An Indemnitee acting under this Agreement shall not be liable to the Company or to any other Indemnitee for such Person’s good-faith reliance on the provisions of this Agreement. No Member, in its capacity as Member, shall owe any duty (including fiduciary duty) to the

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Company or any of its Members (all such duties being hereby eliminated to the greatest extent possible).

(d)               The Managing Member may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 7.6            Indemnification.

(a)               The Company shall indemnify and hold harmless each Indemnitee (and such person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Indemnitee on behalf of the Company or by reason of the fact that the Indemnitee is or was serving as an officer, director, partner, trustee, employee, representative or agent of the Company if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Company, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 7.6), (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Company, and (iv) such action or inaction did not constitute fraud or willful misconduct by the Indemnitee.

(b)               Expenses incurred by an Indemnitee in defending any Action, subject to this Section 7.6 shall be advanced by the Company prior to the final disposition of such Action upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 7.6.

(c)               Any indemnification obligations of the Company arising under this Section 7.6 shall be satisfied out of any Company assets (including any amounts otherwise currently or subsequently distributable to any Member(s)) and not from any assets of the Members.

(d)               The provisions of this Section 7.6 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

(e)               The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any

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agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(f)                To the fullest extent permitted by applicable law, the Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g)               An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)               The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)                 Notwithstanding anything to the contrary in this Agreement, the indemnification rights and obligations set forth in this Agreement shall not apply to any breaches of fiduciary duties set forth in Section 7.5(c), to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter.

Article VIII
RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1           Return of Capital. Except pursuant to the rights of Exchange set forth in Section 14.1, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Company as provided herein. Except to the extent provided in Article V or Article VI or otherwise expressly provided in this Agreement, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

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Section 8.2            Rights of Members Relating to the Company.

(a)               In addition to other rights provided by this Agreement or by the Act, the Managing Member shall deliver to each Member a copy of any information mailed to all of the common stockholders of the Managing Member as soon as practicable after such mailing.

(b)               Notwithstanding any other provision of this Section 8.2, the Managing Member may keep confidential from the Members (or any of them), for such period of time as the Managing Member determines to be reasonable, any information that (i) the Managing Member believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or the Managing Member or (ii) the Company or the Managing Member is required by law or by agreement to keep confidential.

Article IX
BOOKS AND RECORDS

Section 9.1            Books and Records. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Company shall keep at its principal office the following:

(a)               a current list of the full name and the last known street address of each Member;

(b)               a copy of the Certificate and this Agreement and all amendments thereto; and

(c)               copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 9.2            Inspection. Subject to Section 15.12, Members (personally or through an authorized representative) may, for purposes reasonably related to their respective Company Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

Article X
TAX MATTERS

Section 10.1        Preparation of Tax Returns. The Managing Member shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, an estimate of the tax information reasonably required by the Members (including a draft Schedule K-1) for federal and state income tax and any other tax reporting purposes and, within one hundred and eighty (180) days of the close of each taxable year, such final information (including a final Schedule K-1).

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Section 10.2        Tax Elections. The Managing Member shall file (or cause to be filed) an election pursuant to Code Section 754 (and any corresponding provision for state and local income tax purposes) for the Company for the Fiscal Year that includes the Closing Date and shall maintain and keep such election in effect at all times (and, if applicable, the Managing Member and the Company shall cause any Subsidiary of the Company to file and maintain such an election). Except as otherwise provided herein, the Managing Member shall determine whether to make any other available election pursuant to the Code; provided that the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have an adverse effect on the Original Members.

Section 10.3        Partnership Representative.

(a)               The Managing Member is hereby designated as the “partnership representative” pursuant to Section 6223(a) of the Code (in such capacity, the “Partnership Representative”). In addition, the Managing Member is hereby authorized to designate or remove any other Person selected by Managing Member as the Partnership Representative (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned); provided that all actions taken by the Partnership Representative pursuant to this Section 10.3 shall be subject to the overall oversight and authority of the Board. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint the “designated individual” identified by the Partnership Representative and approved by the Board to act on its behalf in accordance with the applicable Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.

(b)               Subject to this Section 10.3, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.

(c)               Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries (a “Specified Audit”). The Partnership Representative shall (i) keep the Original Member Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under

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applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any Governmental Entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”) or (ii) taking any material action under the BBA Rules that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members, in the case of clauses (i) and (ii).

(d)               Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 7.1 of the Business Combination Agreement and this Agreement, Section 7.1 of the Business Combination Agreement shall control. The Company, the Partnership Representative, the Managing Member, and the Members hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 7.1 of the Business Combination Agreement.

(e)               This Section 10.3 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Company Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Section 10.4        Withholding Tax Indemnification.

(a)               If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the BBA Rules, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required, and each Member hereby authorizes the Company to do so. All Tax Advances made on

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behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution pursuant to Section 5.1 or Section 5.2 of this Agreement and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this Agreement. For all purposes of this Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual distributions that would have otherwise been made to such Member pursuant to Section 5.1 or Section 5.2 following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset distributions pursuant to this Section 10.4). For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.3(c)), in each case as reasonably determined by the Partnership Representative. For the avoidance of doubt, any taxes, penalties, and interest payable under the BBA Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Managing Member.

(b)               To the extent there are any Tax Advances outstanding with respect to the Company Units that are the subject of an Exchange (or Direct Exchange) as of the Exchange Date, the Exchanging Member shall repay the Company such Tax Advances on the Exchange Date, immediately prior to the Exchange (or Direct Exchange) and in no event shall the Managing Member have any liability with respect to such Tax Advances outstanding on or prior to the date of such Exchange (or Direct Exchange).

(c)               This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Company Units (and shall not burden any such Transferred Company Units nor the transferee of such Company Units) and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Article XI
MEMBER TRANSFERS AND WITHDRAWALS

Section 11.1        Transfer.

(a)               No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or

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involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b)               No Company Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer or purported Transfer of a Company Interest not made in accordance with this Article XI shall be null and void ab initio.

Section 11.2        Transfer of Managing Member’s Company Interest. Except as set forth in this Agreement, the Managing Member may not (i) Transfer all or any portion of its Company Interest, (ii) voluntarily withdraw as the Managing Member of the Company, or (iii) be removed from the Company, in each case, without the consent of the Majority in Interest of the Members.

Section 11.3        Members’ Rights to Transfer.

(a)               General. Except as provided herein, no Member shall Transfer all or any portion of such Company Interest to any transferee without the consent of the Managing Member. Notwithstanding the foregoing, any Member may, at any time, without the consent of the Managing Member, Transfer all or any portion of its Company Interest pursuant to a Permitted Transfer.

(i)                 Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the Managing Member an opinion of legal counsel reasonably satisfactory to the Managing Member to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Company or the Company Interests Transferred; provided, however, that the Managing Member may waive this condition upon the request of the Transferor. If the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities laws or regulations applicable to the Company or the Company Units, the Managing Member may prohibit any Transfer otherwise permitted under this Section 11.3 by a Member of Company Interests.

(ii)              Exception for Permitted Transfers. The condition set forth in Section 11.3(a)(ii) shall not apply in the case of a Permitted Transfer. It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the applicable Lock-Up Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Company Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary

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Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5.

(b)               Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(c)               Adverse Tax Consequences. No Transfer by a Member of its Company Interests may be made to or by any Person if the Managing Member reasonably determines in good faith, such Transfer (i) would create a material risk of the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code or (ii) would result in the Company having more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall assume that each Original Member and the Managing Member is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

Section 11.4        Substituted Members.

(a)               No Member shall have the right to substitute a transferee other than a Permitted Transferee as a Member in its place. A transferee of the interest of a Member may be admitted as a Substituted Member only with the consent of the Managing Member; provided, however, that a Permitted Transferee shall be admitted as a Substituted Member pursuant to a Permitted Transfer without the consent of the Managing Member, subject to compliance with the last sentence of this Section 11.4. The failure or refusal by the Managing Member to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance reasonably satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement and the Investor Rights Agreement, (ii) a counterpart signature page to this Agreement and the Investor Rights Agreement executed by such Assignee, (iii) Consent by Spouse and (iv) such other documents and instruments as the Managing Member may reasonably require to effect such Assignee’s admission as a Substituted Member.

(b)               Concurrently with, and as evidence of, the admission of a Substituted Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address and number of Company Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Company Units of the predecessor of such Substituted Member.

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(c)               A transferee who has been admitted as a Substituted Member in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

Section 11.5        Assignees. If the Managing Member’s consent is required for the admission of any transferee under Section 11.3 as a Substituted Member, as described in Section 11.4, and the Managing Member withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a membership interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Company Units assigned to such transferee and the rights to Transfer the Company Units provided in this Article XI, but shall not be deemed to be a holder of Company Units for any other purpose under this Agreement (other than as expressly provided in Section 14.1 with respect to a Member (other than the Managing Member) that becomes an Exchanging Member), and shall not be entitled to effect a consent or vote with respect to such Company Units on any matter presented to the Members for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further assignment of any such Company Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Member desiring to make an assignment of Company Units.

Section 11.6        General Provisions.

(a)               No Member may withdraw from the Company other than: (i) as a result of a permitted Transfer of all of such Member’s Company Interest in accordance with this Article XI with respect to which the transferee becomes a Substituted Member; (ii) pursuant to a redemption (or acquisition by the Managing Member) of all of its Company Interest pursuant to an Exchange under Section 14.1; or (iii) as a result of the acquisition by the Managing Member of all of such Member’s Company Interest, whether or not pursuant to Section 14.1(b).

(b)               Any Member who shall Transfer all of its Company Units (i) in a Transfer permitted pursuant to this Article XI where such transferee was admitted as a Substituted Member, (ii) pursuant to the exercise of its rights to effect an exchange of all of its Company Units pursuant to an Exchange under Section 14.1 or (iii) to the Managing Member, whether or not pursuant to Article XIV, shall cease to be a Member.

(c)               If any Company Unit is Transferred in compliance with the provisions of this Article XI, or is redeemed by the Company, or acquired by the Managing Member pursuant to Section 14.1, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Company Unit for such Fiscal Year shall be allocated to the transferor Member or the Exchanging Member (as the case may be) and, in the case of a Transfer or assignment other than an Exchange, to the transferee Member, by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the “interim closing of the books” method or another permissible method or methods selected by the Managing Member. Solely for

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purposes of making such allocations, unless otherwise determined by the Managing Member, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Member and none of such items for the calendar month in which a Transfer or an Exchange occurs shall be allocated to the transferor Member, or the Exchanging Member (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions attributable to such Company Unit with respect to which the Company Record Date is before the date of such Transfer, assignment or Exchange shall be made to the transferor Member or the Exchanging Member (as the case may be) and, in the case of a Transfer other than an Exchange, all distributions thereafter attributable to such Company Unit shall be made to the transferee Member.

(d)               In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Company Interest by any Member (including any Exchange, any acquisition of Company Units by the Managing Member or any other acquisition of Company Units by the Company) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Company Interest; (ii) in violation of applicable law; (iii) of any component portion of a Company Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Company Interest; (iv) if the Managing Member determines that such Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Section 4975(c) of the Code); (v) if the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Company would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (vi) if such Transfer requires the registration of such Company Interest pursuant to any applicable federal or state securities laws; (vii) if the Managing Member determines that such Transfer creates a material risk that the Company would become a reporting company under the Exchange Act; or (viii) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

(e)               For the avoidance of doubt, except to the extent expressly incorporated therein by reference, the provisions of this Article XI shall not apply to an Exchange pursuant to Article XIV.

(f)                In the event any transfer is permitted pursuant to this Article XI, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

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Article XII
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1        No Dissolution. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 12.2        Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a)               the sale of all or substantially all of the Company’s assets;

(b)               at any time there are no members of the Company;

(c)               an election to dissolve the Company made by the Managing Member, with the consent of the Majority in Interest of the Members; or

(d)               the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Section 12.3        Distribution upon Dissolution.

(a)               Upon the dissolution of the Company pursuant to Section 12.2, the Managing Member (or, in the event that there is no remaining Managing Member or the Managing Member has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Members (the Managing Member or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares of stock in the Managing Member) shall be applied and distributed in the following order:

(i)                 First, to the satisfaction of all of the Company’s debts and liabilities to creditors including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)              Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii)            The balance, if any, to the Holders in accordance with Section 5.1. The Managing Member shall not receive any additional compensation for any services performed pursuant to this Article XII.

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(b)               Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)               No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets. In the sole and absolute discretion of the Managing Member or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i)                 distributed to a trust established for the benefit of the Managing Member and the Holders for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Managing Member, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii)              withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4        Rights of Holders. Except as otherwise provided in this Agreement, (a) each Holder shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Company and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5        Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the

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Company, shall have been distributed to the holders of Company Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

Section 12.6        Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Members during the period of liquidation.

Article XIII
AMENDMENTS; MEETINGS

Section 13.1        Amendments. Except as otherwise required or permitted by this Agreement (including Section 7.1), amendments, modifications and restatements of this Agreement must be approved by the consent of the Managing Member, the Majority in Interest of the Members and, for as long as the Original Members have a Percentage Interest equal to or greater than 10%, the Original Member Representative; provided that no modification, amendment, or restatement of any provision of this Agreement that materially and adversely affects the rights or obligations hereunder of any Holder, in its capacity as such, without similarly affecting the rights or obligations hereunder of all Holders shall be effective against such Holder unless approved in writing by such Holder; provided further that any amendment, modification, or restatement of Section 4.4 shall also require the consent of Original Members holding a Percentage Interest equal to 67% of the Percentage Interests held by all Original Members. Upon obtaining any such consent, or any other consent required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and (ii) the Members shall be deemed a party to and bound by such amendment of this Agreement. Within thirty (30) days after the effectiveness of any amendment to this Agreement that does not receive the consent of all Members, the Managing Member shall deliver a copy of such amendment to all Members that did not consent to such amendment.

Section 13.2        Procedures for Meetings and Actions of the Members.

(a)               No meetings of the Members are required to be held. Meetings of the Members may be called only by the Managing Member. The call of any meeting by the Managing Member shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting, in each case, by telephone, video conference call, or internet proxy. Unless approval by a different number or proportion of the Members is required by this Agreement, the affirmative vote of a Majority in Interest of the Members shall be sufficient to approve any proposal at a meeting of the Members. Whenever the consent of any Members is permitted or required under this Agreement, such consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 13.2(b).

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(b)               Any action requiring the consent of any Member or a group of Members pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such consent at a meeting of the Members. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a consent that is consistent with the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

(c)               Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d)               The Managing Member may set, in advance, a record date for the purpose of determining the Members (i) entitled to consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members, or (iii) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e)               Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Members may be conducted in the same manner as meetings of the Managing Member’s stockholders and may be held at the same time as, and as part of, the meetings of the Managing Member’s stockholders.

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Article XIV
EXCHANGE RIGHTS

Section 14.1        Exchange Rights of the Members.

(a)               Exchange Procedures.

(i)                 Upon the terms and subject to the conditions set forth in this Section 14.1, after the expiration of the applicable Lock-Up Period and subject to any contractual limitation under the Investor Rights Agreement or otherwise agreed to in writing by such Member, each Member (other than the Managing Member) shall be entitled at any time and from time to time to cause the Company to effect an Exchange with respect to a number of Class A Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to the Managing Member. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Shares into which the Class A Common Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 14.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into an equal number of Class A Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchange Units. Each of the Members, including the Managing Member, agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

(ii)              Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member, on behalf of the Company, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of Class A Shares), exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class A Common Units subject to the Exchange which will be exchanged for cash in lieu of Class A Shares. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(iii)            The Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election to the Managing Member no later than (1) Business Day prior to the Exchange Date. The giving of any notice pursuant to this Section 14.1 shall terminate all of the Exchanging Member’s, the Managing Member’s and the Company’s rights and obligations

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under this Section 14.1 arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future).

(iv)             Notwithstanding anything to the contrary in this Section 14.1, the Managing Member may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 14.1(a)(ii) and (iii)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Member and the Managing Member (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 14.1(a)(iv), the Managing Member shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that, any such election by the Managing Member shall not relieve the Company of its obligation arising with respect to such applicable Exchange Notice. The Managing Member may, at any time prior to an Exchange Date, deliver written notice (an “Direct Exchange Election Notice”) to the Company and the Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such Election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Managing Member at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 14.1(a)(iv), a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if the Managing Member had not delivered a Direct Exchange Notice.

(v)               An Earnout Company Unit is not permitted to be treated as an Exchanged Unit under this Agreement and in no event shall the Company or the Managing Member effect an Exchange (including a Direct Exchange) of such an Earnout Company Unit unless and until such Earnout Company Unit has satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement.

(b)               Exchange Payment.

(i)                 The Exchange (including a Direct Exchange) shall be consummated on the Exchange Date.

(ii)              On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of an Exchange, (i) the Managing Member shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company and the Original Member Representative shall surrender to the Managing Member the corresponding Class V Shares, free and clear of all liens and encumbrances, other than those arising under this Agreement or securities laws, (iii) the Company shall issue to the Managing Member a number of

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Class A Common Units equal to the number of Class A Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding Class A Shares, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, (v) the Company shall (x) cancel the redeemed Class A Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, and (vi) the Managing Member shall cancel the surrendered Class V Shares.

(iii)            On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Managing Member shall deliver to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Managing Member the Exchanged Units, free and clear of all liens and encumbrances, other than those arising under this Agreement or securities laws, (iii) solely to the extent necessary in connection with a Direct Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding Class A Shares, any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, and (iv) the Managing Member shall cancel the surrendered shares of Class V Shares.

(iv)             Upon the Exchange (including by way of a Direct Exchange) of all of a Member’s Class A Common Units, such Member shall cease to be a Member of the Company.

(c)               Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, this Section 14.1 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 14.1(c) is intended to preserve the intended economic effect of Section 4.4 and this Section 14.1 and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges (including Direct Exchanges) as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

(d)               Managing Member Covenants. The Managing Member shall at all times keep available, solely for the purpose of issuance upon an Exchange (or Direct Exchange, as applicable), out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Exchange (or Direct Exchange, as applicable) of all outstanding Class A Common Units, including the Earnout Company Units (other than those Class A Common Units,

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including the Earnout Company Units, held by the Managing Member); provided that nothing contained in this Agreement shall be construed to preclude the Managing Member from satisfying its obligations with respect to an Exchange (or Direct Exchange, as applicable) by delivery of a Cash Exchange Payment or Class A Shares that are held in treasury of the Managing Member. The Managing Member covenants that all Class A Shares that shall be issued upon an Exchange (or Direct Exchange, as applicable) shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances, encumbrances, other than those arising under the Investor Rights Agreement or securities laws. In addition, for so long as the Class A Shares are listed on a stock exchange or automated or electronic quotation system, the Managing Member shall cause all Class A Shares issued upon an Exchange (or Direct Exchange, as applicable) to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 14.1(d), references to the “Class A Shares” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Shares that any Member would be entitled to receive pursuant to Section 14.1(c).

(e)               Exchange Taxes. The issuance of Class A Shares upon an Exchange (or Direct Exchange, as applicable) shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such Class A Shares are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article XI), then the Person or Persons in whose name the shares are to be issued shall pay to the Managing Member the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the satisfaction of the Managing Member that such additional tax has been paid or is not payable.

(f)                Distribution Rights. No Exchange (or Direct Exchange) shall impair the right of the Exchanging Member to receive any distributions payable on the Class A Common Units exchanged pursuant to such Exchange (or Direct Exchange, as applicable) in respect of a Company Record Date that occurs prior to the Exchange Date for such Exchange (or Direct Exchange, as applicable). No Exchanging Member, or a Person designated by an Exchanging Member to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Common Units redeemed by the Company from such Exchanging Member and on Class A Shares received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange (or Direct Exchange, as applicable).

(g)               Exchange Restrictions. The Managing Member may impose additional limitations and restrictions on Exchanges (including by way of a Direct Exchange), including limiting Exchanges or creating priority procedures for Exchanges, to the extent it reasonably determines in good faith (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, for such purposes, the Company and the Managing Member shall assume that each Original Member and the Managing Member is treated as a single

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partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(h)               Tax Matters.

(i)                 In connection with any Exchange (or Direct Exchange, as applicable), the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Managing Member or the Company, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Managing Member or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) such Exchanging Member shall provide a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Company shall deliver a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Company allocated to the Class A Common Units subject to the Exchange under Section 752 of the Code, and the Managing Member or the Company, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and Proposed Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable; provided, however, that the Managing Member shall be permitted to withhold a different amount as the Managing Member determines to be required by applicable Law to be withheld if the Managing Member has actual knowledge that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable; provided, further, that, prior to making any such withholding, the Managing Member provides to the Exchanging Member notice and the basis for the Managing Member’s determination that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable.

(ii)              For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and the Managing Member agree to treat each Exchange (and Direct Exchange) as a taxable sale by the Exchanging Member of the Exchanging Member’s Class A Common Units (together with an equal number of shares of Class V Common Stock, which shares shall not be allocated any economic value) to the Managing Member in exchange for (A) the payment by the Managing Member of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and (B) corresponding payments under the Tax Receivables Agreement. Within thirty (30) days following the Exchange Date, the Managing Member shall deliver a Section 743 notification to the Company in accordance with Regulations Section 1.743-1(k)(2). Within ninety (90) days following the Closing Date and each Exchange Date, the Managing Member and the Original Member Representative shall use commercially reasonable efforts to agree to a reasonable allocation of the Stock Exchange Payment, the Cash Exchange Payment or other applicable consideration among the assets of the Company in accordance with Regulations Section 1.755-1(a)(2). If the Managing Member and the Original Member Representative reach an agreement with respect to the allocation, the Managing

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Member and the Exchanging Members shall, and shall cause their respective Affiliates to, report consistently with the allocation on all Tax Returns, and neither the Managing Member nor the Exchanging Members shall take any position on any Tax Return that is inconsistent with the allocation, unless otherwise required by applicable Laws; provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.

(i)                 Representations and Warranties. In connection with any Exchange or Direct Exchange, as applicable, upon the acceptance of the Class A Shares or an amount of cash equal to the Cash Exchange Payment, the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Exchanged Units the Exchanging Member is electing to Exchange and that such Exchanged Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this Agreement, the charter and governing documents of the Managing Member and applicable Law).

Article XV
MISCELLANEOUS

Section 15.1        Company Counsel. THE COMPANY, THE MANAGING MEMBER, THE ORIGINAL MEMBERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES MAY BE REPRESENTED BY THE SAME COUNSEL (COUNSEL THAT REPRESENTS THE COMPANY, “COMPANY COUNSEL”). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGING MEMBER, THE ORIGINAL MEMBERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES. THE MANAGING MEMBER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE DELAWARE RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO EACH MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 15.2        Appointment of Managing Member as Attorney-in-Fact.

(a)               Each Member, including each Substituted Member that are Members, irrevocably makes, constitutes and appoints the Managing Member, any Liquidator, and authorized officers

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and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(i)                 All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the Managing Member deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members.

(ii)              All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the Managing Member deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.

(iii)            All conveyances of Company assets, and other instruments which the Managing Member reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b)               The appointment by all Members of the Managing Member as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members and Assignees under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of such Person’s Company Interest, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Member of all of its Company Interest, the foregoing power of attorney of an assignor Member shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a Substituted Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 15.3        Arbitration.

(a)               Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be Chicago, Illinois.

(b)               There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in

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accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited liability company matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(c)               The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitrator shall not be permitted to award punitive, multiple, or other non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(d)               All Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(e)               Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions.

(f)                Any claim brought by a Member must be brought in such Member’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.

Section 15.4        Accounting and Fiscal Year. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Managing Member. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Company, the fraction thereof commencing on the date of this Agreement or ending on the date

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on which the winding-up of the Company is completed, as the case may be, unless otherwise determined by the Managing Member and permitted under the Code.

Section 15.5        Entire Agreement. This Agreement and the other agreements referenced herein and therein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof and thereof, including the Prior LLC Agreement.

Section 15.6        Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.7        Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when delivered (or, if delivery is refused, upon presentment) by reputable overnight express courier (charges prepaid) or certified or registered mail, postage prepaid and return receipt requested:

(i)                 if to the Company or the Managing Member, to 130 E. Randolph Street, Suite 3400, Chicago, Illinois 60601, Attention: Chief Executive Officer; Email: jared@opploans.com; with a copy to One North Wacker Drive, Suite 3605, Chicago, IL 60606, Attention: Todd G. Schwartz, David Vennettilli; Email: todd@schwartzcap.com, dvennettilli@schwartzcap.com; finance@schwartzcap.com; or to such other address as the Company or the Managing Member may from time to time specify by notice to the Members; and

(ii)              if to any Member, to such Member at the address set forth in the records of the Company.

Section 15.8        Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law that would cause the law of another jurisdiction to be applied.

Section 15.9        Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 15.10    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors,

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administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substituted Members or otherwise.

Section 15.11    Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.12    Confidentiality. A Member’s rights to access or receive any information about the Company or its business are conditioned on such Member’s willingness and ability to assure that the Company information will be used solely by such Member for purposes reasonably related to such Member’s interest as a Member, and that such Company information will not become publicly available as a result of such Member’s rights to access or receive such Company information. Each Member hereby acknowledges that the Company creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Company and its Subsidiaries. Each Member further acknowledges and agrees that the Company information constitutes a valuable trade secret of the Company and agrees to maintain any Company information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

(a)               Notwithstanding Article IX, the Managing Member shall have the right to keep confidential from the Members (and their respective agents and attorneys) for such period of time as the Managing Member deems reasonable, any information: (i) that the Managing Member believes to be in the nature of trade secrets; or (ii) which the Managing Member (or its Affiliates, employees, officers, directors, members, partners or personnel) is required by law or by agreement with a third party to keep confidential; provided, that the Managing Member shall make available to a Member, upon reasonable request, information required by such Member to comply with applicable laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Member. Notwithstanding the immediately preceding proviso, in no event shall the Managing Member be required to disclose to any Member the identity of, or any account details relating to, any other Member unless it is required to do so by law applicable to it, as determined by a court of competent jurisdiction.

(b)               Except as permitted by this Section 15.12 or as required by applicable law, each party hereto agrees that the provisions of this Agreement, all of the information and documents described in Article IX, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, the Company or any of its Subsidiaries, any Members, the Managing Member and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party hereto) such matters, without the written consent of the Managing Member.

(c)               The confidentiality obligations of the parties under this Section 15.12 shall not apply: (i) to the disclosure by a Member of information to the other Members or such Member’s

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Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.12 or are otherwise bound by a duty of confidentiality to such Member) solely on a need-to-know basis, which Persons shall be bound by this Section 15.12 as if they were Members, (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Member or any Person acting on behalf of any of the foregoing, (iii) to information received from a source not bound by a duty of confidentiality to the Company or any of its Subsidiaries, any Member or any Affiliate of any of the foregoing, (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party, (v) to disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement, or (vi) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable law, notify the Managing Member thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(c) permit any Member to disclose the identity of, or any account details relating to, any other Member without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Member delivers to the Managing Member a written opinion of counsel to the Member (which opinion and counsel shall be reasonably acceptable to the Managing Member) to the effect that such disclosure is required under applicable law.

(d)               To the extent that a Member is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Member acknowledges the Managing Member’s and the Company’s position that the information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Member with the specific understanding that such documents and information will remain confidential; (ii) the Managing Member advises each such Member that the documents and information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) would not be supplied to such Member without an understanding that such documents and information will be held and treated by such Member as confidential information; and (iii) to the extent that such Member is nevertheless required to disclose any such confidential information, (A) such Member shall, unless legally prohibited, give the Managing Member prior notice of any such required disclosure and (B) such Member shall in any event maintain the confidentiality of the Company’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Company and the Managing Member than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Member invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(d) permit any Member to disclose the identity of, or

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any account details relating to, any other Member, without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Member delivers to the Managing Member a written opinion of counsel to the Member (which opinion and counsel shall be reasonably acceptable to the Managing Member) to the effect that such disclosure is required under applicable law.

(e)               The Company and the Managing Member shall be entitled to enforce the obligations of each Member under this Section 15.12 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 15.12 are in addition to and not in limitation of any other right or remedy of the Company or the Managing Member provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Members and/or the Company. Each Member expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.12 may be inadequate and that the Company and the Managing Member shall be entitled to institute an action for specific performance of a Member’s obligations hereunder. The Managing Member shall be entitled to consider the different circumstances of different Members with respect to the restrictions and obligations imposed on Members hereunder to the full extent permitted by law, and, to the full extent permitted by law, the Managing Member may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Member without waiving or modifying such restrictions and obligations for other Members.

(f)                In addition, to the full extent permitted by law, each Member agrees to indemnify the Company and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Company or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Company or any such Indemnitee may be made a party or otherwise involved or with which the Company or any such Indemnitee shall be threatened, by reason of the Member’s obligations (or breach thereof) set forth in this Section 15.12.

(g)               Notwithstanding any other provision of this Agreement (including this Section 15.12), the Managing Member may disclose any Confidential Information otherwise subject to the confidentiality obligations of this Section 15.12 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required.

Section 15.13    Consent to Use of Name. Each Member hereby consents to the use and inclusion of its name in the Company’s books and records hereto.

Section 15.14    Consent by Spouse. Each Member who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C attached hereto, and at the time of execution of this Agreement. Each such Member shall also have such Consent by Spouse executed by any spouse married to him or her at

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any time subsequent thereto while such natural person is a Member. Each Member agrees and acknowledges that compliance with the requirements of this Section 15.14 by each other Member constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 15.15    Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

Section 15.16    Survival. The provision of Section 7.5, 7.6, 15.1, 15.2, 15.3, 15.5, 15.6, 15.7,15.8, 15.12, 15.13 and 15.14 (and this Section 15.16) (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Company and/or the termination of this Agreement.

Section 15.17    Anti-Money Laundering Representations and Undertakings. Each Member acknowledges that it has read the representations and undertakings contained on Exhibit D attached hereto and hereby confirms they are true and correct.

Section 15.18    Third Party Beneficiary. Notwithstanding anything to the contrary contained herein, FG New America Investors LLC is an express third party beneficiary of Section 7.1(c), Section 7.5(c) and Section 7.6(h) of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in Section 7.1(c), Section 7.5(c) and Section 7.6(h) of this Agreement as though directly party hereto.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

OPPFI INC.

Name:
Title:

FOUNDER

Name:
Title:

[ORIGINAL MEMBERS]

Name:
Title:

Signature Page to Third Amended and Restated Limited Liability Company Agreement of
Opportunity Financial, LLC

Exhibit A CAPITAL CONTRIBUTIONS

Exhibit B EXCHANGE NOTICE

[Managing Member]
[Address]

The undersigned Member or Assignee hereby irrevocably tenders for Exchange Class A Common Units in Opportunity Financial, LLC (the “Company”) in accordance with the terms of the Third Amended and Restated Limited Liability Company Agreement of the Company (the “Agreement”), and the Exchange rights referred to therein in Section 14.1. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Member or Assignee:

(a)               undertakes to surrender such Class A Common Units at the closing of the Exchange;

(b)               directs that the certified check representing or, at the Managing Member’s discretion, a wire transfer of the Cash Exchange Payment, and/or the Stock Exchange Payment, as applicable, deliverable upon the closing of such Exchange be delivered to the address or bank account, as applicable, specified below;

(c)               represents, warrants, certifies and agrees that: (i) the undersigned Member or Assignee is eligible to make an Exchange pursuant to Section 14.1 of the Agreement; (ii) the undersigned Member or Assignee has, and at the closing of the Exchange will have, good, marketable and unencumbered title to such Class A Common Units, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Member or Assignee has, and at the closing of the Exchange will have, the full right, power and authority to tender and surrender such Class A Common Units as provided herein; (iv) the undersigned Member or Assignee, and the tender and surrender of such Class A Common Units for Exchange as provided herein complies with all conditions and requirements for redemption of Class A Common Units set forth in the Agreement; and (v) the undersigned Member or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d)               acknowledges that the undersigned will continue to own such Class A Common Units unless and until either (1) such Class A Common Units are acquired by the Managing Member pursuant to Section 14.1 of the Agreement or (2) such exchange transaction closes.

Dated:

Name of Member or Assignee:
Signature of Member or Assignee
Street Address
City, State and Zip Code
Signature Medallion Guaranteed by:*
Issue Check Payable to (or shares in the name of):
Bank Account Details:

*	Required unless waived by the Managing Member or Transfer Agent.

Exhibit C  CONSENT BY SPOUSE

I acknowledge that I have read the Third Amended and Restated Limited Liability Company Agreement of (the “Company Agreement”) of Opportunity Financial, LLC (the “Company”), effective as of [●], 2021 and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Company, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Company Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Company set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Company Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [●] without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:

NAME:

*	Insert jurisdiction of residence of Member and Spouse.

Exhibit D  ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Member hereby makes the following representations, warranties and covenants as of the date of this Agreement, and for so long as each such Member holds any Company Interest thereafter:

(a)               The monies used to fund the Member’s acquisition of an interest in the Company, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Member’s investment in the Company will not be used to finance any Illegal Activities. To the best of the Member’s knowledge, no contribution or payment, in and of itself, by any Member to the Company will directly cause the Company or its affiliates to be in violation of applicable anti-money laundering, terrorist financing, or sanctions laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations (collectively, “BSA laws and regulations”); the economic and trade sanctions administered and enforced by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”); or applicable anti-money laundering and terrorist financing laws, regulations or government guidance of any Relevant Jurisdiction. “Relevant Jurisdiction” means the United States or the Member’s place of organization or principal place of business.

(b)               Neither a Member nor any person or entity controlled by or controlling the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange:

(i)                 Appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or the Annex to Executive Order 13224 issued by the President of the United States, each as amended from time to time;

(ii)              Is a person or entity resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns or (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation;

(iii)            Is subject to economic or trade sanctions administered and enforced by OFAC;

(iv)             Unless disclosed to the Company, is a Senior Foreign Political Figure, defined as a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government-

owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or

(v)               Is a foreign shell bank defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.

(c)               The Members understand that the Company (and/or its affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Company by the Members, as well as the Members’ identity and that of any associated persons. The Members agree that it will provide such materials as may from time to time be reasonably requested by the Company or the Managing Member for such purposes. In addition, the Members agree to provide to the Company and its affiliates any additional information regarding itself and any person or entity controlled by or controlling the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange, that may be deemed necessary to ensure compliance with all applicable laws concerning money laundering and terrorist financing, as well as trade and economic sanctions. The Company may take such actions as the Managing Member may reasonably determine if this information is not provided or on the basis of information that is provided.

(d)               All evidence of identity and related information concerning each Member and any person controlling or controlled by the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange, provided to the Company is and will be true, accurate and complete. Each Member will promptly notify the Company and the Managing Member if any of the representations in this section cease to be true and accurate.

(e)               The Managing Member may segregate and/or redeem a Member’s investment in the Company, prohibit future investments or capital contributions, or take other appropriate action if the Managing Member determines that the continued participation of any Member could materially adversely affect the Company or if the action is necessary in order for the Company to comply with applicable laws, regulations, orders, directives or special measures. The Members further understand that the Company and the Managing Member (and any of their affiliates) may release confidential information about each such Member and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The Managing Member will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.

EXHIBIT E

TAX RECEIVABLE AGREEMENT

among

FG NEW AMERICA ACQUISITION CORP.

Opportunity financial, llc

and

THE PERSONS NAMED HEREIN

Dated as of [•], 2021

TABLE OF CONTENTS

Exhibit A - Form of Joinder

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of [•], 2021, by and among FG New America Acquisition Corp., a Delaware corporation, (the “Corporate Taxpayer”), Opportunity Financial, LLC, a Delaware limited liability company (“OpCo”), and each of the members of OpCo listed on Schedule 1 hereto (each such member, a “TRA Party” and together the “TRA Parties”), Todd Schwartz, in his capacity as the TRA Party Representative, and each of the other Persons from time to time that become a party to this TRA Agreement. Capitalized terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Class A Common Units in OpCo, which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer, OpCo and Todd Schwartz, in his capacity as the Members’ Representative, entered into a Business Combination Agreement, dated February 9, 2021 (as amended, modified or supplemented from time to time in accordance with such agreement, the “Business Combination Agreement”), pursuant to which OpCo will issue Closing Company Units to the Corporate Taxpayer in exchange for the Corporate Taxpayer’s contribution to OpCo of the Cash Consideration and shares of Buyer Class V Voting Stock (the transactions described above being the “Purchase”), with the Purchase, together with certain rights provided under this TRA Agreement, being treated as a disguised sale of partnership interests governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder;

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Corporate Taxpayer will become the sole managing member of, and will hold equity interests in, OpCo;

WHEREAS, each Class A Common Unit held by a TRA Party may be Exchanged, together with the surrender and delivery by such holder of one (1) share of Buyer Class V Voting Stock, for one (1) share of Buyer Class A Common Stock or for cash in accordance with and subject to the conditions and limitations in the Limited Liability Company Agreement;

WHEREAS, OpCo and each direct or indirect Subsidiary of OpCo treated as a partnership for U.S. federal income tax purposes has and will have in effect an election under Section 754 of the Code for each Taxable Year that includes the Closing Date and for each Taxable Year in which an Exchange occurs;

WHEREAS, as a result of the Closing (including the Purchase) and future Exchanges, the income, gain, loss, deduction, expense and other tax items of the Corporate Taxpayer and its Subsidiaries may be affected by (i) Basis Adjustments and (ii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Covered Taxes of or with respect to the Corporate Taxpayer and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1           Definitions. As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Covered Taxes imposed at the Blended Rate of, without duplication, (i) the Corporate Taxpayer, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the net taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer for such Taxable Year; provided that, for the avoidance of doubt, such amounts shall include any Covered Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules to the extent such amounts are imposed on, and payable by, the Corporate Taxpayer directly, or (C) without duplication of (B), attributable to the Corporate Taxpayer pursuant to Section 10.4 of the Limited Liability Company Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Advisory Firm” means PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG, or RSM US LLP, or, if mutually agreed in writing by the Corporate Taxpayer and the TRA Party Representative, another accounting firm that is nationally recognized as being expert in U.S. federal, state and local income tax matters.

“Advisory Firm Letter” means a letter prepared by the Advisory Firm (at the expense of OpCo) that prepared the relevant Schedules, notices, or other information to be provided by the Corporate Taxpayer to the TRA Parties stating that such Schedules, notices, or other information, along with all supporting schedules and work papers prepared by such Advisory Firm in connection with such Schedules, notices, or other information, were prepared in a manner that is consistent with the terms of this TRA Agreement and, to the extent not expressly provided in this TRA Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered to the TRA Parties.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or OpCo or any of their respective Subsidiaries.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

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“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer or OpCo and its Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i)                 any Purchase Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Purchase Basis Adjustments relating to the Class A Common Units Purchased from such TRA Party, determined based on the number of Class A Common Units held by such TRA Party as of immediately following the Closing;

(ii)              any Exchange Basis Adjustments shall be determined separately with respect to each Exchanging Partner and are Attributable to each Exchanging Partner in an amount equal to the total Exchange Basis Adjustments relating to such Class A Common Units Exchanged by such Exchanging Partner; and

(iii)            any deduction to the Corporate Taxpayer, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to tax thereon).

“Basis Adjustment” means a Purchase Basis Adjustment or an Exchange Basis Adjustment.

“Basis Schedule” has the meaning set forth in Section 2.1.

“BBA Rules” has the meaning set forth in the Limited Liability Company Agreement.

“Blended Rate” means, with respect to any Taxable Year, the sum of (x) the product of (i) the actual U.S. federal income tax rate applicable to the Corporate Taxpayer for such Taxable Year and (ii) 100% minus the rate computed under clause (y) of this definition and (y) the actual rates of tax imposed on the net income of the Corporate Taxpayer in each U.S. state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the actual rate in any U.S. state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the actual applicable corporate income tax rate in such jurisdiction in such Taxable Year; it being understood that the sum of the apportionment factors applicable to all such jurisdictions may exceed 100%. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the actual applicable corporate income tax rates in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is 25.7795%, equal to the sum of (A) 19.7295%, which is the product of 21% (assuming 21% is the relevant U.S. federal income tax rate) and 93.95% (100% minus 6.05%) and (B) 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

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“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday, or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

“Change of Control” shall have occurred upon the earlier of (i) a direct or indirect sale, transfer, or other disposition of all or substantially all of the assets of the Corporate Taxpayer (taken as a whole) in any transaction or series of related transactions to a “person” or a “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party, other than such sale, transfer or other disposition by the Corporate Taxpayer of all or substantially all of its assets to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale, transfer or other disposition; (ii) any merger, consolidation, or reorganization of the Corporate Taxpayer or OpCo with another entity, except for a merger, consolidation, or reorganization in which, after giving effect to such merger, consolidation, or reorganization, the holders of the Corporate Taxpayer’s or OpCo’s outstanding voting securities (on a fully-diluted basis) immediately prior to the merger, consolidation, or reorganization will own, directly or indirectly, immediately following the merger, consolidation, or reorganization, a majority of the voting securities (on a fully diluted basis) of the Corporate Taxpayer, OpCo, or the entity into which the Corporate Taxpayer or OpCo merged, consolidated, or reorganized with; (iii) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer, other than such a liquidation or dissolution pursuant to which substantially all of the assets of the Corporate Taxpayer are transferred to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such liquidation or dissolution; or (iv) any sale or transfer or series of related sales or transfers of the outstanding voting securities of the Corporate Taxpayer which results in a “person” or “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party beneficially owning outstanding voting securities of the Corporate Taxpayer representing greater than fifty percent (50%) of all of the outstanding voting securities of the Corporate Taxpayer. For the avoidance of doubt, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of transactions immediately following which the record holders of the Class A Common Stock and Class V Common Stock of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in and voting control over, and own the same number of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions, nor shall a "Change of Control" be deemed to have occurred by virtue of the exchange of OpCo units for shares of Class A Common Stock pursuant to their terms in existence on the date hereof.

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“Class A Common Unit” has the meaning set forth in the Limited Liability Company Agreement.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Return” means the U.S. federal and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Covered Taxes of any Taxable Year.

“Covered Taxes” means any and all U.S. federal, state or local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including franchise taxes that are based on or measured with respect to net income or profits, and any interest related to such tax.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points, but in no event less than 7%.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

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“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange” has the meaning set forth in the Limited Liability Company Agreement and shall include a Direct Exchange (as defined in the Limited Liability Company Agreement), and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning set forth in the Limited Liability Company Agreement.

“Exchange Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and, in each case, analogous sections of state, local and foreign tax laws, as a result of an Exchange and the payments made pursuant to this TRA Agreement in respect of such Exchange. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Exchange Date” means the date of any Exchange.

“Exchanging Partner” shall mean an “Exchanging Member” as defined in the Limited Liability Company Agreement.

“Expert” has the meaning set forth in Section 7.9.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this TRA Agreement.

“Future TRAs” has the meaning set forth in Section 5.1.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Covered Taxes imposed at the Blended Rate of, without duplication, (i) the Corporate Taxpayer, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer for such Taxable Year, determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability (provided that, such amounts shall include any Covered Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules to the extent such amounts are imposed on, and payable by, the Corporate Taxpayer directly, or (C) without duplication of (B), attributable to the Corporate

6

Taxpayer pursuant to Section 10.4 of the Limited Liability Company Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination), but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Adjusted Tax Basis of the Reference Assets as reflected on the Schedules for such Taxable Year and (b) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement for such Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.

“ICC” has the meaning set forth in Section 7.9.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of U.S. state, local and foreign tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this TRA Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source unanimously selected by the Corporate Taxpayer and the TRA Party Representative as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate unanimously determined by the Corporate Taxpayer and the TRA Party Representative at such time); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer and the TRA Party Representative have unanimously made the determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer and the TRA Party Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as unanimously selected from time to time by the Corporate Taxpayer and the TRA Party Representative. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this TRA Agreement. In connection with the establishment and application of the Replacement Rate, this TRA Agreement shall be amended, with the consent of the Corporate Taxpayer, OpCo and the TRA Party Representative (which

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consent of the Corporate Taxpayer, OpCo and the TRA Party Representative shall not be unreasonably withheld, delayed, or conditioned), as necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer and the TRA Party Representative, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as unanimously determined by the Corporate Taxpayer and the TRA Party Representative.

“Limited Liability Company Agreement” means, with respect to OpCo, the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.

“Market Value” shall mean, with respect to a Class A Common Unit (i) Exchanged for a Stock Exchange Payment or that is subject to a deemed Exchange under this TRA Agreement, the Stock Value on the Exchange Date or the date of the applicable deemed Exchange, as applicable, or (ii) Exchanged for a Cash Exchange Payment, the amount of the Cash Exchange Payment paid in respect of such Class A Common Unit.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a).

“OpCo” has the meaning set forth in the Preamble.

“Permitted Transferee” has the meaning set forth in the Limited Liability Company Agreement.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Purchase” has the meaning set forth in the Recitals, and “Purchased” has a correlative meaning.

“Purchase Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, analogous sections of state, local and foreign tax laws, as a result of the Purchase and the payments made pursuant to this TRA Agreement in respect of such Purchase. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in a Purchase Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any

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Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable tax, at the time of the Purchase or an Exchange, as relevant. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, for purposes of the applicable tax, by reference to the tax basis of an asset that is described in the preceding sentence, including, for U.S. federal income tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Securities Act” has the meaning set forth in the Limited Liability Company Agreement.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Stock Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

“Stock Value” means, on any date, (i) if the Buyer Class A Common Stock trades on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (ii) if the Buyer Class A Common Stock is not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the Appraiser FMV (as defined in the Limited Liability Company Agreement) on such date of one (1) share of Buyer Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, or other business entity of which more than fifty percent (50%) of the voting

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power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Covered Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to tax matters.

“TRA Agreement” has the meaning set forth in the Preamble.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the national securities exchange on which the Buyer Class A Common Stock is then listed, the Securities Act, or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” has the meaning set forth in the Preamble.

“TRA Party Representative” means, initially, Todd Schwartz, and thereafter, if Todd Schwartz voluntarily resigns in accordance with Section 7.13, such other Person that the TRA Parties determine from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this TRA Agreement determined as if all TRA Parties had fully Exchanged their Class A Common Units for shares of Buyer Class A Common Stock or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

“Transfer” has the meaning set forth in the Limited Liability Company Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

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“Treasury Regulations” means the final, temporary and proposed regulations under the Code as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (i) the Corporate Taxpayer will have taxable income sufficient to fully utilize the tax items, including deductions, arising from the Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including deductions and other tax items arising from Basis Adjustments and Imputed Interest that would result from the applicable future payments made under this TRA Agreement that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions or other tax items would become available, (ii) any loss carryovers generated by deductions arising from any Tax Attributes, which loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from such Early Termination Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the fifteen (15) year anniversary of the Early Termination Date, (iii) the U.S. federal, state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, (iv) except as described in clause (v) below, any non-amortizable, non-depreciable Reference Assets will be disposed of on the later of (A) the fifteenth (15th) anniversary of either the applicable Exchange (in the case of Exchange Basis Adjustments) or the Closing Date (in the case of Purchase Basis Adjustments), as applicable, or (B) the Early Termination Date, and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), (v) the stock of or other interests in Subsidiaries that are treated as C corporations for U.S. federal income tax purposes will never be disposed of, and (vi) if, on the Early Termination Date, there are Class A Common Units that have not been Exchanged, then each such Class A Common Unit shall be deemed Exchanged in a fully taxable transaction for the Market Value (as determined in accordance with clause (i) of the definition thereof) that would be applicable if the Exchange occurred on the Early Termination Date.

ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1           Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date and the date of each Exchange, (ii) the Exchange Basis Adjustments Attributable to such TRA Party with respect to the Reference Assets as a result of Exchanges

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effected by such TRA Party in such Taxable Year and prior Taxable Years, (iii) the Purchase Basis Adjustments Attributable to such TRA Party for the Taxable Year of the Closing, and (iv) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this TRA Agreement and the obtaining of any Advisory Firm Letter shall be borne by OpCo. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2           Tax Benefit Schedule.

(a)               Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year, the Corporate Taxpayer shall provide to each TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)               Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Covered Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state, local and foreign income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (A) (i) the payments made pursuant to this TRA Agreement in respect of the Purchase (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) are intended to be treated and shall be reported for all purposes, including tax purposes, as additional contingent consideration to the applicable TRA Parties for the Purchase at and after the Closing that has the effect of creating additional Purchase Basis Adjustments and (ii) the payments made pursuant to this TRA Agreement in respect of an Exchange are intended to be treated and shall be reported for all purposes, including tax purposes, as additional contingent consideration to the applicable Exchanging Partner for such Exchange that has the effect of creating additional Exchange Basis Adjustments, in each case of (i) and (ii), to the Reference Assets in the Taxable Year of payment, (B) such additional Purchase Basis

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Adjustments and Exchange Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate and (C) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law.

Section 2.3           Procedures, Amendments.

(a)               Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, (y) indicate which Advisory Firm prepared the Schedule and will cause such Advisory Firm to prepare an Advisory Firm Letter with respect to such Schedule, and (z) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer and (at the cost and expense of OpCo) at the Advisory Firm that prepared the applicable Schedule in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties have received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) prior to such date, gives the Corporate Taxpayer written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date such waiver is given by the TRA Party Representative. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9.

(b)               Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures,

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(iv) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year (or, in the sole discretion of the Corporate Taxpayer, at an earlier date). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the Taxable Year in which the amendment actually occurs.

Section 2.4           Section 754 Election. In its capacity as the sole managing member of OpCo, the Corporate Taxpayer shall ensure that, for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which the Corporate Taxpayer has obligations under this TRA Agreement, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year.

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1           Payments.

(a)               Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer in writing or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate

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Taxpayer to such TRA Party (including any portion of any Early Termination Payment). Notwithstanding anything to the contrary in this Agreement, unless a TRA Party notifies the Corporate Taxpayer otherwise on or prior to the date of the Exchange, or specifies a different stated maximum selling price, including, in each case, in connection with its notice of its Exchange, the stated maximum selling price (within the meaning of Treasury Regulations section 15A.453-1(c)(2)) with respect to any Exchange by such TRA Party shall not exceed the sum of (1) fifty percent (50%) of the amount of the initial consideration received in connection with such Exchange (which initial consideration, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Buyer Class A Common Stock received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments) and (2) the amount of the initial consideration received in connection with such Exchange. The aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed the amount set forth in (1) of the preceding sentence .

(b)               For purposes of this TRA Agreement:

(i)                 A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto.

(ii)              Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of ninety percent (90%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, that if there is no such excess (or if a deficit exists), no TRA Party shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party.

(iii)            The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the applicable Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.3(a) or, if applicable, Section 7.9.

Section 3.2           No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including interest) required under this TRA Agreement. It is also intended that the provisions of this TRA Agreement will result in ninety percent (90%) of the Corporate Taxpayer’s Cumulative Net Realized Tax Benefits, and the

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Interest Amounts thereon, being paid to the TRA Parties pursuant to this TRA Agreement. The provisions of this TRA Agreement shall be construed in the appropriate manner so that these fundamental results are achieved. For purposes of this TRA Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

Section 3.3           Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer do not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.4           Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

Section 3.5           Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess.

ARTICLE IV
TERMINATION

Section 4.1           Early Termination of Agreement; Breach of Agreement.

(a)               Corporate Taxpayer’s Early Termination Right. The Corporate Taxpayer may, with the prior written consent of the Board and the TRA Disinterested Majority, terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Class A Common Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this TRA Agreement shall terminate only upon the receipt by each TRA Party of its respective Early Termination Payment and payments described in the next sentence, if any, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its

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termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this TRA Agreement, other than with respect to (i) any Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the calculation of the Early Termination Payments (at the option of the Corporate Taxpayer) or are included in clause (i)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(b)               Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Party Representative shall have the option, by written notice to the Corporate Taxpayer, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.1(b), and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication:

(i)                 the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided, that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments and other payments described in this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

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(c)               Acceleration Upon Material Breach of TRA Agreement. In the event that the Corporate Taxpayer materially breaches any of its material obligations under this TRA Agreement, whether as a result of a failure to make a payment required to be made pursuant to this TRA Agreement by the Final Payment Date therefor (except for all or a portion of such payment that is being validly disputed in good faith under this TRA Agreement, and then only with respect to the amount in dispute), failure to honor any other material obligations under this TRA Agreement to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from the TRA Party Representative following such failure, or by operation of law as a result of the rejection of this TRA Agreement in a case commenced under bankruptcy laws then all obligations hereunder shall automatically accelerate (unless such acceleration is waived in writing by the TRA Party Representative, which waiver may be retroactive) and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) an Early Termination Payment calculated pursuant to Section 4.1(a) as if an Early Termination Notice had been delivered on the date of the breach, (2) any Tax Benefit Payment that is due and payable but unpaid as of the date of the breach (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (1)) and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the breach (except to the extent that the amounts described in this clause (3) are included in the calculation of Early Termination Payments described in clause (1) (at the option of the Corporate Taxpayer) or are included in clause (2)). Notwithstanding the foregoing, in the event the Corporate Taxpayer breaches this TRA Agreement with respect to one or more TRA Parties, such TRA Parties shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this TRA Agreement for all purposes of this TRA Agreement, and that it will not be considered to be a material breach of a material obligation under this TRA Agreement to make a payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date. Notwithstanding anything in this TRA Agreement to the contrary, it shall not be a material breach of a material obligation of this TRA Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment within thirty (30) calendar days of the relevant Final Payment Date to the extent that the Corporate Taxpayer has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds despite using reasonable best efforts to obtain funds to make such payment (including by causing Subsidiaries to distribute or lend funds for such payment and access any sources of available credit to fund such payment); provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by, or payment obligations under, any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and provided, further, that such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and the Corporate Taxpayer

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shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

Section 4.2           Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1(a) above, the Corporate Taxpayer shall deliver to each TRA Party written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties have been given such Schedule under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date such waiver is given by the TRA Party Representative to the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after the receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 4.2, any objection to an Early Termination Schedule timely given in writing to the TRA Party Representative by a TRA Party.

Section 4.3           Payment upon Early Termination.

(a)               Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment Attributable to such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated in writing by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b)               “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding the Interest Amount) in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date (but which have not been previously paid as of such date), and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Class A Common Units as of the Early Termination Date.

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ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.1           Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment, or any other payment required to be made by the Corporate Taxpayer to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 or the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with this Section 5.1 or the terms of the Senior Obligations, as applicable, and Section 5.2 shall apply to such payment. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement shall be senior in priority in all respects to any tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA. To the extent the Corporate Taxpayer or its Subsidiaries (including OpCo and its Subsidiaries) incur, create, or assume any Senior Obligations after the date hereof, the Corporate Taxpayer shall, and shall cause its Subsidiaries to, make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2           Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate commencing from the Final Payment Date therefor accruing to the date of actual payment; provided, that if the Corporate Taxpayer does not have sufficient funds to make the payment as a result of limitations imposed by, or payment obligations in respect of, any Senior Obligations, interest shall instead be computed at the Agreed Rate; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the due date for the applicable Tax Benefit Schedule until the date of actual payment.

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1           Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this TRA Agreement, the Business Combination Agreement, or the Limited Liability Company Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporate Taxpayer and OpCo,

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including the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Covered Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to affect the rights and obligations of a TRA Party under this TRA Agreement, including the Tax Benefit Payments payable to TRA Parties, and shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Parties) to participate in or provide information and other input to the Corporate Taxpayer and OpCo and OpCo’s Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo and OpCo’s Subsidiaries shall not be required to take any action that is inconsistent with any provision of the Limited Liability Company Agreement or the Business Combination Agreement; provided, further, that the Corporate Taxpayer shall not settle or fail to contest any issue pertaining to any Basis Adjustments or the deduction of Imputed Interest (in each case, that is reasonable expected to materially adversely affect the TRA Parties’ rights and obligations under this TRA Agreement) without the prior written consent of the TRA Party Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 6.2           Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective controlled Affiliates to report for all purposes, including U.S. federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties unless otherwise required by applicable law. The Corporate Taxpayer shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause OpCo and its other Subsidiaries, (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this TRA Agreement) to defend the tax treatment contemplated by this TRA Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest, or similar proceeding with any Taxing Authority.

Section 6.3           Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. OpCo shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Except where otherwise expressly provided in this TRA Agreement, the Corporate Taxpayer shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the TRA Party Representative, take any action that has the primary purpose of avoiding,

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reducing, or preventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this TRA Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1           Notices. All notices, demands and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when delivered (or, if delivery is refused, upon presentment) by reputable overnight express courier (charges prepaid) or certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Corporate Taxpayer, to: FG New America Acquisition Corp. 105 S. Maple Street Itasca, IL 60143 Attention: Larry G Swets, Jr. Email: lswets@itascafinancial.com with a copy, in any case, to: White & Case LLP 1221 Avenue of the Americas New York NY 10020 Attention: Gary Silverman Elliott Smith Email: gary.silverman@whitecase.com elliott.smith@whitecase.com
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If to the TRA Party Representative, to:

Opportunity Financial, LLC

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email: jkaplan@opploans.com

and

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz & David Vennettilli

Email: todd@schwartzcap.com & dvennettilli@schwartzcap.com

with copies to: DLA Piper LLP (US) 200 S. Biscayne Boulevard, Suite 2500 Miami, FL 33131 Attention: Joshua M. Samek, Esq. Email: joshua.samek@dlapiper.com and
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, CA 94301 Attention: Thomas J. Ivey, Esq. Email: thomas.ivey@skadden.com

Section 7.2           Counterparts. This TRA Agreement may be executed and delivered in one or more counterparts and by fax, email, or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3           Entire Agreement; No Third Party Beneficiaries. This TRA Agreement (together with all Exhibits and Schedules to this TRA Agreement), the Business Combination Agreement (together with the Disclosure Letters and Exhibits thereto), the Limited Liability Company Agreement and the other Ancillary Agreements contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and

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supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this TRA Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this TRA Agreement.

Section 7.4           Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5           Severability. If any provision of this TRA Agreement is determined to be invalid, illegal, or unenforceable by any governmental entity, all other provisions of this TRA Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TRA Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6           Successors; Assignment; Amendments; Waivers.

(a)               No TRA Party may assign all or any portion of its rights or obligations under this TRA Agreement to any Person without the prior written approval of the Board, except that, to the extent that a TRA Party Transfers Class A Common Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the Limited Liability Company Agreement, the Transferring TRA Party shall have the option to assign, without the approval of the Board, to the Permitted Transferee of such Class A Common Units the Transferring TRA Party’s rights and obligations under this TRA Agreement with respect to such Transferred Class A Common Units. As a condition to any such assignment, each Transferee which is a Permitted Transferee or approved by the Board shall execute and deliver a joinder to this TRA Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this TRA Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Class A Common Units in accordance with the terms of the Limited Liability Company Agreement but does not assign to the Transferee of such Class A Common Units its rights and obligations under this TRA Agreement with respect to such Transferred Class A Common Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Class A Common Units by such Transferee), and (ii) the Transferee of such Class A Common Units shall not be a TRA Party. The Corporate Taxpayer may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned, or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void. Notwithstanding the

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foregoing, once an Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this TRA Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this TRA Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.12.

(b)               No provision of this TRA Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties will be entitled to receive under this TRA Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected; provided, further, that amendment of the definition of Change of Control will also require the written approval of the TRA Party Representative and the TRA Disinterested Majority. No provision of this TRA Agreement may be waived unless such waiver is in writing and signed by the TRA Parties who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange).

(c)               Except as otherwise specifically provided herein, all of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, whether in a Change of Control or otherwise, to, by written agreement, expressly assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7           Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Preamble or

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to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any law shall be deemed also to refer to such law, as amended (and any successor laws), and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in U.S. dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 7.8           Waiver of Jury Trial; Jurisdiction.

(a)               EACH PARTY TO THIS TRA AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS TRA AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS TRA AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b)               Subject to Section 7.9, each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims

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in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 7.9           Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to this TRA Agreement within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal of an Advisory Firm, and unless the Corporate Taxpayer and the TRA Party Representative each agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any party to this TRA Agreement or any Affiliate of any such parties or any other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer and the TRA Party Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer, on the one hand, and the TRA Parties, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated (such sharing of costs described in (a) and (b), the “Reconciliation Cost Sharing Method”). The Corporate Taxpayer may withhold payments under this TRA Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be

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binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction. Except as otherwise provided herein (such as with respect to the Reconciliation Cost Sharing Method) , in the event that any suit, claim, action or other proceeding is instituted under or in relation to this TRA Agreement, including without limitation to enforce any provision in this TRA Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this TRA Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants.

Section 7.10       Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this TRA Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, foreign or other tax law; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Party prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo, or other applicable withholding agent with any applicable tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) upon reasonable request and shall promptly provide an update of any such tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.11       Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)               If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state, local or foreign tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the affiliated, consolidated, combined or unitary taxable income of the group as a whole.

(b)               If any Person the income of which is included in the income of the Corporate Taxpayer or the Corporate Taxpayer’s affiliated, consolidated combined or unitary group transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of U.S. state, local or foreign tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder,

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shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Adjusted Tax Basis of the Referenced Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Adjusted Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to a TRA Party), would be the same amount and timing as if such transfer described in the first sentence of Section 7.11(b) did not occur then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12       Confidentiality.

(a)               Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement in good faith, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning OpCo and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that has been made public by the Corporate Taxpayer or any of its Affiliates or becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement or any other agreement) and (ii) the disclosure of information to the extent reasonably necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority, or to prosecute or defend any material action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and

29

each employee, representative or other agent of the TRA Party, as applicable) may disclose the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b)               If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Affiliates and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

(c)               In no event shall this Section 7.12 limit any obligation of any party under the Limited Liability Company Agreement, the Business Combination Agreement, or any other Ancillary Agreement.

Section 7.13       TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iii) administration of the provisions of this TRA Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Parties shall promptly reimburse the TRA Party Representative for all reasonable costs and expenses incurred in connection with the TRA Party Representative performing its duties hereunder. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

CORPORATE TAXPAYER: FG NEW AMERICA ACQUISITION CORP. By: Name: Title:

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

OPCO: OPPORTUNITY FINANCIAL, LLC By: Name: Title:

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY REPRESENTATIVE: __________________________________ Name: Todd Schwartz

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY: __________________________________ Name: [●]

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Tax Receivable Agreement, made as of                            , is between                      (“Transferor”) and                            (“Transferee”).

WHEREAS, Transferor is a party to that certain Tax Receivable Agreement (the “Tax Receivable Agreement”), dated as of [●], 2021, among OppFi, Inc., a Delaware corporation, (the “Corporate Taxpayer”), Opportunity Financial, LLC, a Delaware limited liability company (“OpCo”), each of the members of OpCo listed on Schedule 1 thereto (each such member, a “TRA Party” and together the “TRA Parties”), and Todd Schwartz, in his capacity as the TRA Party Representative (as defined in the Tax Receivable Agreement); and

WHEREAS, Transferee is required, at the time of and as a condition to the assignment by Transferor to Transferee of all or any portion of Transferor’s rights or obligations under the Tax Receivable Agreement, to become a party to the Tax Receivable Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Acquisition. Transferor hereby assigns to Transferee all of Transferor’s rights or obligations under the Tax Receivable Agreement.

Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Tax Receivable Agreement, (b) such Transferee accepts such assignment in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Tax Receivable Agreement.

Notice. Any notice, demand or other communication under the Tax Receivable Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this

[Exhibit A to Tax Receivable Agreement]

Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

[Exhibit A to Tax Receivable Agreement]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:
By:
Name:
Title:

TRANSFEREE:
By:
Name:
Title:
Address for notices:

EXHIBIT F

INVESTOR RIGHTS AGREEMENT1

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Investor Rights Agreement, the “Investor Rights Agreement”), dated as of [●], 2021 (the “Effective Date”), is made by and among (i) OppFi, Inc. (formerly FG New America Acquisition Corp.), a Delaware corporation (“PubCo” or the “Company”); (ii) each of the parties listed on Schedule 1 attached hereto (each, a “Member” and collectively, the “Members”); (iii) Todd Schwartz in his capacity as the Members’ Representative hereunder (the “Members’ Representative”); (iv) FG New America Investors LLC, a Delaware limited liability company (the “Sponsor”); (v) Larry G. Swets, Jr., D. Kyle Cerminara, Hassan R. Baqar, Joseph Moglia, Nicholas Spencer Rudd, Robert Christopher Weeks (together with the Sponsor, the “Founder Holders” and each, a “Founder Holder”) and (vi) Piper Sandler & Co. and ThinkEquity, a division of Fordham Financial Management, Inc. (collectively, the “Underwriter Holders”). Each of PubCo, the Members, the Members’ Representative, each Founder Holder and each of the Underwriter Holders may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of February 9, 2021, by and among PubCo, Opportunity Financial, LLC, a Delaware limited liability company (the “Operating Company”), and the Members’ Representative (as may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms of such agreement, the “BCA”), in connection with the business combination (the “Business Combination”) contemplated by the BCA;

WHEREAS, pursuant to the BCA, at the Closing, in exchange for the Company Enterprise Value, the Members, in the aggregate, retained the Retained Company Units (including the Earnout Company Units) and PubCo issued to the Members an aggregate number of shares of Buyer Class V Voting Stock (including the Earnout Voting Shares) equal to the number of Retained Company Units;

WHEREAS, simultaneously with the Closing, the Members amended and restated the Operating Company’s LLCA by adopting the Third Amended and Restated Limited Liability Company Agreement of the Operating Company (the “Operating Company A&R LLCA”);

WHEREAS, (i) the Earnout Company Units will be earned by the Members upon the satisfaction of the conditions set forth in the BCA (the “Earned Earnout Company Units”), and (ii) the Earnout Voting Shares will be earned by the Members upon the satisfaction of the conditions set forth in the BCA (the “Earned Earnout Voting Shares”);

WHEREAS, each of the Members has the right to exchange Retained Company Units (including the Earned Earnout Company Units), and cancel an equal number of shares of Buyer Class V Voting Stock, for shares of Buyer Class A Common Stock in the manner set forth in, and pursuant to the terms and conditions of, the Operating Company A&R LLCA;

WHEREAS, pursuant to the terms and conditions of the amended and restated certificate of incorporation of Buyer, in connection with the Closing, all then-outstanding shares of Class B Common Stock (as herein defined) converted into shares of Buyer Class A Common Stock (after giving effect to the Amended Sponsor Letter (as herein defined)) on a one-for-one basis (the “Class B Common Stock Conversion”);

[1]	Members, the Members’ Representative, the Founder Holders and the Buyer

WHEREAS, PubCo, the Founder Holders and the Underwriter Holders entered into that certain Registration Rights Agreement, dated as of September 29, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo, the Founder Holders and the Underwriter Holders desire to terminate the Original RRA and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1      Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Amended Sponsor Letter” means that certain Letter Agreement, dated as of [●], 2021, by and among PubCo, the Founder Holders, the Member’s Representative and the Operating Company, as the same may be amended, modified, supplemented or waived from time to time.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

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“Bylaws” means the Amended and Restated Bylaws of Buyer, as the same may be amended or amended and restated from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Buyer, as the same may be amended or amended and restated from time to time.

“Class A Common Stock” means, the Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock, (b) any shares of such Class A common stock issued pursuant to the Class B Common Stock Conversion, and (c) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class A Common Units” means Class A Common Units (as defined in the Operating Company A&R LLCA) owned by one or more of the Members or any of their Permitted Transferees, including Retained Company Units and Earned Earnout Company Units.

“Class B Common Stock” means, the Class B common stock, par value $0.0001 per share, of PubCo, all of the outstanding shares of which were converted into shares of Class A Common Stock in connection with the Closing of the BCA pursuant to the Class B Common Stock Conversion. Shares of the Class B Common Stock may also be referred to as the “Founders Shares.”

"Class B Common Stock Conversion" has the meaning set forth in the Recitals.

“Class V Voting Stock” means, the Class V common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class V common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class V common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class V common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Common Stock” means shares of the Class A Common Stock and the Class V Voting Stock, including any shares of the Class A Common Stock and the Class V Voting Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock and the Class V Voting Stock.

“Operating Company A&R LLCA” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 2.2.

“Controlled Company Eligible” means qualifying as a controlled company under applicable rules of the securities exchange on which PubCo’s Equity Securities are listed.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is Beneficially Owned by such Person or such Person’s Family Members, or either of their Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing or general partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits, and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

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“Demanding Holders” has the meaning set forth in Section 3.1(c).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 3.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 3.1(a).

“Founder Holder” has the meaning set forth in the Preamble.

“Founder Holder Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1.

“Holder Information” has the meaning set forth in Section 3.10(b).

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Lock-Up Shares” has the meaning set forth in Section 4.1(a).

“Maximum Number of Securities” has the meaning set forth in Section 3.1(d).

“Member Director” has the meaning set forth in Section 2.1(a).

“Members” has the meaning set forth in the Preamble.

“Member Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Members’ Representative” has the meaning set forth in the Preamble.

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

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“Moglia Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“NYSE” means The New York Stock Exchange.

“NYSE Independent” means a person who shall qualify as a Director independent from PubCo, the Sponsor and the Members, as such term is used in Rule 303A.02 (or any successor rule) of the NYSE Listed Company Manual determined, as applicable, as of (i) the time of the nomination of such Director pursuant to Section 2.1 and (ii) the time of any vote, decision or recommendation made by such Director as a member of the Board.

“Operating Company” has the meaning set forth in the Recitals.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or the Operating Company or any of their respective Subsidiaries), (d) any Controlled Entity of such Person, (e) to any member of the Sponsor or any of their affiliates, (f) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (g) any charitable organization to which such Person Transfers their securities.

“Piggyback Registration” has the meaning set forth in Section 3.2(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any shares of Class A Common Stock (including, without limitation, Class A Common Stock (i) issuable pursuant to the Operating Company A&R LLCA upon an exchange of Class A Common Units for Class A Common Stock, along with an equal number of shares of Class V Voting Stock, (ii) issued pursuant to the Class B Common Stock Conversion, or (iii) that comprise Earnout Voting Shares (whether or not earned as of such date)), (b) any Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion,

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dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or (D) (i) for purposes of Article III hereof, the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Class A Common Stock that are outstanding at such time and (ii) such shares of Class A Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to PubCo to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may rely on a representation from such Holder that it is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo).

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including the following:

(a)                all SEC or securities exchange registration, listing and filing fees (including fees with respect to filings required to be made with FINRA);

(b)                all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)                all printing, messenger, telephone and delivery expenses;

(d)                all fees and disbursements of counsel for PubCo;

(e)                all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f)                 all fees and disbursements of one (1) separate outside counsel (and local and special counsel, to the extent necessary) selected by the majority-in-interest of the Holders participating in such Registration;

(g)                the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the reasonable out-of-pocket expenses of any Requesting Demand Holders in connection therewith); and

(h)                any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and

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supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to Section 3.2 with respect to an Underwritten Shelf Takedown.

“SCG Holder” means each of [●], [●], and [●], and any of their respective Permitted Transferees (other than pursuant to clause (e) of the definition thereof or for purposes of Article II of this Investor Rights Agreement pursuant to clause (g) of the definition thereof) that beneficially own Common Stock.

“SCG Holders’ Representative” means Todd Schwartz, as representative of the SCG Holders, or any other party designated by a majority-in-intertest of the SCG Holders.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf” has the meaning set forth in Section 3.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” has the meaning set forth in the Preamble.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Trading Day” means any day on which the Class A Common Stock is traded on the NYSE, or, if the NYSE is not the principal trading market for the Class A Common Stock on such day, then on the principal national securities exchange or securities market on which the Class A Common Stock is then traded.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwriter Holders” has the meaning set forth in the Preamble.

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“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(e).

“VWAP” means the volume-weighted average share price of Class A Common Stock as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“Warrants” means the following outstanding warrants of PubCo, that upon exercise entitle the Sponsor to acquire in the aggregate up to 5,651,937 shares of Class A Common Stock, consisting of (i) 3,848,750 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share, that were issued to the Sponsor pursuant to that certain Founder Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (ii) 1,512,500 warrants to purchase shares of Class A Common Stock at a price of $15.00 per share, that were issued pursuant to that certain $15 Exercise Price Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (iii) 231,250 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share underlying the 462,500 private placement units (the “Private Placement Units”) that were issued to the Sponsor pursuant to that certain Private Placement Units Purchase Agreement, dated September 29, 2020, by and among and the Buyer and the Sponsor, and (iv) 59,437 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share underlying the 118,875 private placement units that were issued to the Underwriter Holders pursuant to that certain Underwriting Agreement, dated September 29, 2020, by and among and the Buyer and the Underwriter Holders, in each case, subject to adjustment as provided in the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 29, 2020, by and between PubCo and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(e).

Section 1.2      Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a)                the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

(b)                the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.

(c)                references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d)                whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”

(e)                the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.

(f)                 pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

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(g)                the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

(h)                the phrase “to the extent” shall be construed to mean “the degree by which.”

Article II
GOVERNANCE

Section 2.1      Board of Directors.

(a)                Composition of the Board. Subject to the last paragraph of this Section 2.1(a), PubCo shall, and the SCG Holders’ Representative agrees with PubCo that he, she or it shall, take all Necessary Action to cause the Board to be comprised at Closing of eight (8) directors, (i) five (5) of whom have been nominated by the SCG Holders’ Representative (each, a “Member Director”), initially Ted Schwartz, Todd Schwartz, David Vennettilli, [●], and [●], at least two (2) of which will be NYSE Independent, (ii) [●] and [●] (each a “Designated Director”), and (iii) one (1) individual that shall be NYSE Independent (an “Independent Director”), and Todd Schwartz shall initially be the executive chairman of the Board. Each Independent Director not nominated by the SCG Holders’ Representative shall be nominated by the Nominating and Corporate Governance Committee pursuant to Section 2.1(f). The directors are to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(i)                 the Class I directors shall include: [one] ([1]) Member Director and [one] ([1]) Designated Director, initially [●] and [●], respectively;

(ii)               the Class II directors shall include: [two] ([2]) Member Director(s) and [one] ([1]) Independent Director, initially [●], [●] and [●], respectively, and [●]; and

(iii)             the Class III directors shall include: [two] ([2]) Member Director(s), and [one] ([1]) Designated Director, initially [●], [●] and [●], respectively.

The initial term of the Class I directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2023 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2024 annual meeting at which directors are elected. The initial composition of the Board may be changed from time to time as provided in the Certificate of Incorporation or the Bylaws, and pursuant to the balance of this Section 2.1.

(b)                Members Representation. Subject to the next sentence of this Section 2.1(b), PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected all individuals designated by the SCG Holders’ Representative that, if elected, will result in the SCG Holders’ Representative having a number of Member Directors serving on the Board as shown below:

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Equity Securities of PubCo Beneficially Owned by the SCG Holders Representing the Percentage Voting Power Entitled to Vote in the Election of Directors	Number of Member Directors
50% or greater	5
40% to less than 50%	4
30% to less than 40%	3
20% to less than 30%	2
5% to less than 20%	1
Less than 5%	0

For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the Member Directors among such classes so as to maintain the proportion of the non-Member Directors in each class as nearly as possible to the relative apportionment of the Member Directors among the classes as contemplated in Section 2.1(a).

(c)                Decrease in Directors. Upon any decrease in the number of directors that the SCG Holders’ Representative is entitled to designate for nomination to the Board pursuant to Section 2.1(b), the SCG Holders’ Representative shall take all Necessary Action to cause the appropriate number of Member Directors to offer to tender their resignation at least sixty (60) days prior to the expected date of PubCo’s next annual meeting of stockholders; provided that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination a Member Director that has tendered his or her resignation pursuant to this Section 2.1(c). In addition to any vote or consent of the Board or the stockholders of PubCo required by applicable Law or the Certificate of Incorporation or the Bylaws, and notwithstanding anything to the contrary in this Investor Rights Agreement, for so long as this Investor Rights Agreement is in effect, any action by the Board to decrease the total number of directors which would require a Member Director to resign in order to maintain compliance with the applicable rules of the securities exchange on which PubCo’s Equity Securities are listed shall require the prior written consent of the SCG Holders’ Representative.

(d)                Removal; Vacancies. Directors are subject to removal pursuant to the applicable provisions of the Certificate of Incorporation. Any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled pursuant to the applicable provisions of the Certificate of Incorporation. In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the Member Directors, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and PubCo shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the SCG Holders’ Representative.

(e)                Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange rules, and subject to requisite independence requirements applicable to such committee (determined giving effect to Section 2.1(g), (i) for so long as PubCo is Controlled Company Eligible, the SCG

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Holders’ Representative shall have the right, and PubCo shall take all Necessary Action, to have a majority of the members of each such committee consist of members of the Board designated by the SCG Holders’ Representative, and (ii) at any time when PubCo is not Controlled Company Eligible, the SCG Holders’ Representative shall have the right, and PubCo shall take all Necessary Action, to have a number of the members of each such committee consist of a proportional number of members of each such committee (rounded up) as relates to the proportion of the Board designated by the SCG Holders’ Representative.

(f)                 NYSE Independent Directors. PubCo has determined that the initial slate of directors referenced in Section 2.1(a) includes the requisite number of NYSE Independent directors meeting the requirements of the NYSE. From and after such initial slate is constituted, PubCo shall take all Necessary Action to ensure that the Board consists of the requisite number of NYSE Independent directors or any other securities exchange on which the Equity Securities of PubCo are then listed, in each case giving effect, when applicable, to Section 2.1(g) (and for as long as PubCo qualifies as Controlled Company Eligible, but regardless of whether PubCo is then availing itself of the “controlled company” exemptions of any securities exchange on which its Equity Securities are listed, and the SCG Holders’ Representative is entitled to nominate its full slate of directors pursuant to the first sentence of Section 2.1(b), the SCG Holders’ Representative shall include among its nominees such number of NYSE Independent directors meeting requirements that, when taken together with other NYSE Independent directors, PubCo has the requisite number of NYSE Independent directors). For the avoidance of doubt, it is understood and agreed that, if at any time the number of directors entitled to be designated by the SCG Holders’ Representative pursuant to this Section 2.1 is less than the entire membership of the Board, subject to the rights of any other Person to nominate or designate one or more directors (including, without limitation, the right of the Members Representative to designate members for nominations to the Board in accordance with Section 2.1(a)), the remaining directors shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board and shall qualify as NYSE Independent.

(g)                Controlled Company Exception. If PubCo is Controlled Company Eligible and the SCG Holders’ Representative so elects in writing that PubCo utilize any applicable “controlled company” exemptions, PubCo shall take all Necessary Action to avail itself of all “controlled company” exemptions pursuant to the rules of the NYSE or any other exchange on which the Equity Securities of PubCo are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions. Among other things, except to the extent otherwise agreed in writing by the SCG Holders’ Representative, for so long as PubCo elects to be Controlled Company Eligible, PubCo shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of NYSE Independent directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee be composed entirely of NYSE Independent directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the NYSE or any other exchange on which the Equity Securities of PubCo are then listed.

(h)                Compensation and Reimbursement of Expenses. Except to the extent the SCG Holders’ Representative may otherwise notify PubCo, any Members Directors shall be entitled to compensation consistent with the director compensation received by other directors on the Board, including any fees and equity awards. If PubCo adopts a policy that directors own a minimum amount

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of equity in PubCo, the Member Directors shall not be subject to such policy. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(i)                 Indemnification. For so long as any Member Director serves as a director of PubCo, (i) PubCo shall provide such Member Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Member Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, Article VIII of the Certificate of Incorporation, Article VIII of the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(j)                 D&O Insurance. PubCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary, and (ii) for so long as any Member Director serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of such Member Director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Member Director for a period of not less than six (6) years from any such event in respect of any act or omission of such Member Director occurring at or prior to such event.

Section 2.2      Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, and the Members agrees and acknowledges that the directors designated by the Members’ Representative may share confidential, non-public information about PubCo and its Subsidiaries (“Confidential Information”) with the Members. Each of the Members recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Members covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit the Members from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.2 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of the Members, unless such Confidential Information is actually provided to such Person.

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Article III
REGISTRATION RIGHTS

Section 3.1      Shelf Registration.

(a)                Filing. PubCo shall file, within thirty (30) days of the Closing Date or such other earlier date as it is required in accordance with the Warrant Agreement or any other agreements concerning the registration of Registrable Securities to which PubCo is party (each, an “Other Registration Agreement”), a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause the Shelf to become effective, under (x) the Securities Act and (y) the blue sky laws of such jurisdictions as any participating Holder reasonably requests, as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof (such date, the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC; provided, further, that PubCo shall have the Shelf declared effective within five (5) Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Shelf will not be “reviewed” or will not be subject to further review; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder. In the event PubCo files a Form S-1 Shelf, PubCo shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b)                Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities

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to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Investor Rights Agreement.

(c)                Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, a majority-in-interest of the Founder Holders and any Holders of at least fifteen percent (15%) of the then-outstanding number of Registrable Securities may request (such requesting Holders, the “Demanding Holders”) to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. The Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, in no event shall any Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Holder, subject to the first sentence of this Section 3.1(c); provided that PubCo shall not be obligated to effect, or to take any action to effect, any Underwritten Shelf Takedown otherwise permitted pursuant to this Section 3.1(c) if PubCo has already effected an Underwritten Shelf Takedown in the preceding six (6) month period; provided, further, under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to an Underwritten Shelf Takedown under this subsection 3.1(c) with respect to any or all Registrable Securities held by the Founder Holders (or any of their Permitted Transferees), except that a Registration shall not be counted for such purposes unless a Shelf has become effective and all of the Registrable Securities requested by the Demanding Holders who are Founder Holders to be registered in such Underwritten Shelf Takedown have been sold, in accordance with this Section 3.1 of this Investor Rights Agreement..

(d)                Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first,

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the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(e)                Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(e).

(f)                 Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and at any time or from time to time that PubCo does not then have an effective Registration Statement outstanding covering all of the Registrable Securities, each Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Holder’s Registrable Securities (each, a “Demand Registration”). PubCo shall, within ten (10) days of its receipt of the Demand Registration request, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Demand Holder”) shall so notify PubCo, in writing, within five (5) days after the receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Demand Holder(s) to PubCo, such Requesting Demand Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Requesting Demand Holders pursuant to such Demand Registration in accordance with the provision of this Section 3.1(f). Under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 3.1(f) with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 has become effective and all of the Registrable Securities requested by the Requesting Demand Holders to be registered on behalf of the Requesting Demand Holders in such Demand Registration have been sold, in accordance with Section 3.1 of this Investor Rights Agreement. PubCo shall file such Registration Statement within thirty (30) days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective within sixty (60) days of filing; provided, that such deadline shall be

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extended to ninety (90) calendar days after the date of filing if the Registration Statement on Form S-1 is reviewed by, and comments thereto are provided from, the SEC; provided, further PubCo shall have the Form S-1 declared effective within five (5) Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that if such deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the deadline shall be extended to the next Business Day on which the SEC is open for business. The provisions of Section 3.1(c), Section 3.1(d) and Section 3.1(e) shall apply to this Section 3.1(f) as if a Demand Registration under this Section 3.1(f) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 3.1(f), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 3.1(f).

Section 3.2      Piggyback Registration.

(a)                Piggyback Rights. If PubCo proposes to conduct a registered offering of Equity Securities on behalf of any Holders (other than pursuant to Underwritten Shelf Registration), or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of PubCo, for its own account, in each case, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. PubCo shall use its reasonable best efforts to cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.6 below.

(b)                Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than a Demand Registration or an Underwritten Shelf Takedown), in good faith, advises PubCo and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to Other Registration Agreement, and (ii) the Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

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(i)                 If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii)               If the Registration is pursuant to a request by Persons other than the Holders, then PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to Other Registration Agreements, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown or Demand Registration and all sales pursuant to such Underwritten Shelf Takedown or Demand Registration pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(d), instead of this Section 3.2(b).

(c)                Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses

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incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d)                Notwithstanding anything herein to the contrary, this Section 3.2 shall not apply (a) for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party or (b) to any Demand Registration or any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.

Section 3.3      Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo and if required by the managing underwriter(s), each Holder that holds more than one percent (1%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Class A Common Units for Class A Common Stock), agrees that it shall not Transfer any Common Stock (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the ten (10) Business Days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Holder that holds at least one percent (1%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Class A Common Units), each other Holder that is participating in the Underwritten Offering, and each of PubCo’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section 3.4      General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall use its commercially reasonable efforts to, as expeditiously as possible:

(a)                prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and, subject to the applicable terms of this Investor Rights Agreement, cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b)                prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)                at least three (3) calendar days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, as applicable, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration

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Statement (including each preliminary Prospectus), or such other documents as the Underwriters or the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d)                prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification), and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process (other than service of process in connection with such qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction where it is not then otherwise so subject;

(e)                cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f)                 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)                advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)                furnish to each seller of Registrable Securities under a Registration Statement or Prospectus such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(i)                 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

(j)                 permit Representatives of the Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

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(k)                obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l)                 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters,;

(m)              in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n)                make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning within three months after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o)                if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, fifty million dollars ($50,000,000), use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p)                otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration.

Section 3.5      Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities (including all reasonable fees and expenses of any legal counsel representing such Holders (to the extent such counsel is not also representing PubCo, as determined in accordance with clause (f) of the definition of “Registration Expenses”)), such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 3.6      Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo or the managing underwriter, if any, with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless, on or prior to the later of (i) the fifth (5th) Business Day following the date on which documents or other information are requested from such Holder and (ii) the second (2nd) Business Day prior to the first anticipated filing date of a Registration Statement or Prospectus pursuant to this Investor Rights Agreement, such Person (a) agrees to sell such Person’s

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Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering of Equity Securities initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders, and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(c) and 3.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.7      Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

Section 3.8      Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file, timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and, upon receipt of request from a Holder, to promptly furnish such Holder(s) with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

Section 3.9      Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred, and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

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Section 3.10    Indemnification and Contribution.

(a)                PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other out-of-pocket expenses actually and reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b)                In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c)                Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with a single

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legal counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation, and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d)                The indemnification provided under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e)                If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any out-of-pocket legal or other fees, charges or expenses actually and reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.11   Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Warrant Agreement, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Founder Holders represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Warrant Agreement.

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Section 3.12   Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the reasons for non-compliance to the extent such information does not constitute disclosure of material non-public information.

Section 3.13   Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 3.14   Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.12. Other than the Members and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

Section 3.15   Termination of Original RRA. Upon the Closing, PubCo, the Founder Holders and the Underwriter Holders hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 3.16   Distributions; Direct Ownership.

(a)                In the event that the Sponsor distributes all of its Registrable Securities to its members, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(b)                Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor hold any Registrable Securities directly, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that the members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(c)                In the event that a Member distributes all of its Registrable Securities to its members, such distributees shall be treated as a Member under this Investor Rights Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on a Member, as if such Member remained a single party to this Investor Rights Agreement.

(d)                Notwithstanding the foregoing, no distribution for purposes of this Section 3.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor or such Member, as applicable.

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Section 3.17   Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Stock as so changed.

Article IV
LOCK-UP

Section 4.1      Lock-Up.

(a)                Each Holder (other than the Underwriter Holders) severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below) applicable to such Person; provided, that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 4.2, (ii) permitted pursuant to Article III, (iii) to PubCo of Class V Voting Stock Beneficially Owned by the Members in connection with the sale by the Members to the Operating Company of any Redeemed Post-Closing Company Units in accordance with the BCA, (iv) by any Member following the Member Lock-Up Period (as defined below), (v) pursuant to the exchange of Class A Common Units for Class A Common Stock and of Class V Voting Stock for Class A Common Units in accordance with the terms and conditions of the Company A&R LLCA, (vi) by Joseph Moglia following the Moglia Lock-Up Period (as defined below), or (vii) by any Founder Holder other than Joseph Moglia following the Founder Holder Lock-Up Period (as defined below). The “Member Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is nine (9) months after the Closing Date; provided that, the Member Lock-Up Period with respect to any Members Earnout Company Units and the Earnout Voting Shares shall not end prior to the date that such Members Earnout Company Units and Earnout Voting Shares are earned in accordance with the BCA. The “Moglia Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is twenty-four (24) months after the Closing Date. The “Founder Holder Lock-Up Period” shall be (i) (x) with respect to 50% of the shares of Class A Common Stock issued in connection with the Class B Common Stock Conversion, the earlier of (A) one year after the Closing Date and (B) the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date, and (y) with respect to the remaining 50% of the shares of Class A Common Stock issued in connection with the Class B Common Stock Conversion, one year after the Closing Date, or earlier, in each case, if, the Company consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property, and (ii) with respect to any (x) Private Placement Units (or any securities underlying the Private Placement Units, including the shares of Class A Common Stock and the Warrants included in the Private Placement Units and the shares of Class A Common Stock issued or issuable upon exercise of such Warrants) held by them or (y) any Warrants (or any shares of Class A Common Stock issued or issuable upon the exercise of the Warrants) held by them, until 30 days after the Closing Date. “Lock-Up Period” means with respect to the Members (including any Person who succeeds to such Member’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Member Lock-Up Period, with respect to Joseph Moglia (including any Person who succeeds to his rights under this Investor Rights Agreement pursuant to Section 5.1), the Moglia Lock-Up Period, and with respect to the Founder Holders other than Joseph Moglia (including any Person who succeeds to such Founder Holder’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Founder Holder Lock-Up Period. “Lock-Up Shares” means the Equity Securities in PubCo and the Operating Company held by the Holders, directly or indirectly, as of the Closing Date, including the Warrants (or any shares of Class A Common Stock resulting from the exercise of any Warrant), Class A Common Stock, Class V Voting Stock, and the Class A

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Common Units held by the Members or the Founder Holders as of the Closing Date; provided that, solely with respect to Joseph Moglia, such term shall only apply to Equity Securities held directly by Mr. Moglia and any Equity Securities which are distributed or distributable by the Sponsor to Mr. Moglia.

(b)                During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c)                The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Equity Securities in the Operating Company (including the Retained Company Units and the Earnout Company Units), the Earnout Voting Shares, shares of Class V Voting Stock and shares of Class A Common Stock, in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 4.2      Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period applicable to such Person, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees (other than pursuant to clause (e) of the definition thereof), upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder or its Permitted Transferees, the Members’ Representative, and in the case of such a Transfer by a Member or its Permitted Transferees, the Sponsor or (ii) (a) a charitable organization, upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder or its Permitted Transferees, the Members’ Representative, and in the case of such a Transfer by a Member or its Permitted Transferees, the Sponsor; (b) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii)(a), clause (ii)(b) or clause (ii)(c) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement and, if applicable, and the Amended Sponsor Letter, by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement and, if applicable, the Amended Sponsor Letter.

Section 4.3      Other Lock-Up Restrictions. Each of PubCo and the Founder Holders hereby acknowledge and agree that this Article IV supersedes Section 7 of the Amended Sponsor Letter in all respects, and, upon execution of this Investor Rights Agreement by each of PubCo and the Founder Holders, the Amended Sponsor Letter shall be deemed amended to remove Section 7 of the Amended Sponsor Letter.

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Article V
GENERAL PROVISIONS

Section 5.1      Assignment; Successors and Assigns; No Third-Party Beneficiaries.

(a)                Except as otherwise permitted pursuant to this Investor Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 3.16, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the Members’ Representative, in the case of an assignment by the Sponsor, or the Sponsor, in the case of an assignment by a Member. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.

(b)                Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2; and (ii) after the expiration of the Lock-Up Period applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. In no event can the SCG Holders’ Representative assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 5.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement. The Parties acknowledge that there is no intention to form a “group” (as defined in Section 13(d)(3) of the Exchange Act) between the SCG Holders and any other Party to this Investor Rights Agreement.

(c)                All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d)                Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

Section 5.2      Termination. Except for Section 2.1(j), Section 2.1 shall terminate automatically (without any action by any Party) as to the SCG Holders at such time at which the SCG Holders’ Representative no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as

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set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that, the provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 5.3      Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 5.4      Entire Agreement; Amendments; No Waiver.

(a)                This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the BCA, the Company A&R LLC, and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b)                No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Members and their Permitted Transferees collectively Beneficially Own five percent (5%) or more of the voting power of the stock of PubCo held by the Members immediately after the Closing, the Members’ Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, and (iv) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Class A Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision. Notwithstanding anything to the contrary contained in this Section 5.4(b), Section 2.1 may be amended or modified in whole or in part solely with the express written consent of (i) PubCo and (ii) the SCG Holders’ Representative.

(c)                No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article IV shall be effective unless in writing and signed by each of (i) PubCo, (ii) for so long as the Members and their Permitted Transferees collectively Beneficially Own fifteen percent (15%) or more of the voting power of the stock of PubCo held by the Members immediately after the Closing, the Members’ Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, (iv) at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders and (v) if such Party is not already required to sign pursuant to clauses (i) through (iv), the Party to be bound.

(d)                Notwithstanding the foregoing provisions of this Section 5.4, other than with respect to amendments, modifications, waivers or consents relating to or airing out of Article IV, no

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amendment, modification, waiver or consent shall be required by (i) the Sponsor or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to the Sponsor, and the Founder Holders or (ii) the Members’ Representative or a particular Member or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to such Member or all of the Members.

Section 5.5      Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 5.6      Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission, which may include electronic confirmation) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

OppFi, Inc.

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email: jkaplan@opploans.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

if to the Members, to:

Opportunity Financial, LLC

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email: jkaplan@opploans.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

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Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz and David Vennettilli

Email: todd.schwartz@schwartzcap.com and dvennettilli@schwartzcap.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

if to the Sponsor:

FG New America Acquisition Corp.

105 S. Maple Street

Itasca, IL 60143

Attention: Larry G Swets, Jr.

Email: lswets@itascafinancial.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Gary Silverman, Elliott Smith

Email: gary.silverman@whitecase.com, elliott.smith@whitecase.com if to the Underwriter Holders:

[●]

[●]

[●]

with a copy (which shall not constitute notice) to:

[●]

[●]

[●]

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if to the Members’ Representative:

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz and David Vennettilli

Email: todd.schwartz@schwartzcap.com and dvennettilli@schwartzcap.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

Section 5.7      Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING IN RESPECT OF ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in each case in Wilmington, Delaware, in any Proceeding arising out of or relating to this Investor Rights Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Investor Rights Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 5.8      Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance,

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to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 5.9      Subsequent Acquisition of Shares. Any Equity Securities of PubCo or Operating Company acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10   Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws, and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement, and (y) remove such restrictive legends upon the request of a Holder following the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.11   No Third-Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:
OPPFI, INC.

By:
Name:
Title:

SPONSOR:
FG NEW AMERICA INVESTORS LLC.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

MEMBERS’ REPRESENTATIVE

Todd Schwartz

:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

MEMBERS:

[●]

[Signature Page to Investor Rights Agreement]

Exhibit A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Investor Rights Agreement and the Amended Letter, made as of                      , is between                            (“Transferor”) and                            (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], among OppFi, Inc. (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”) and that certain Amended Sponsor Letter, dated as of [●] (the “Amended Letter”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement and the Amended Letter by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement and the Amended Letter.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement and the Amended Letter, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and the Amended Letter and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement and the Amended Letter.

Notice. Any notice, demand or other communication under the Investor Rights Agreement or the Amended Letter to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement or Section [6] of the Amended Letter, as applicable.

Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based

[Exhibit A to Investor Rights Agreement]

recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

[Exhibit A to Investor Rights Agreement]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:
By:
Name:
Title:

TRANSFEREE:
By:
Name:
Title:
Address for notices: